Filed Pursuant to Rule 424(b)(5)
Registration No. 333-217670

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 8, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated May 4, 2017)

$300,000,000

CTR Partnership, L.P.

CareTrust Capital Corp.

        % Senior Notes due 2025

CTR Partnership, L.P. (the “Operating Partnership”) and CareTrust Capital Corp. (“Capital Corp.” and, together with the Operating Partnership, the “Issuers”) are offering $300,000,000 aggregate principal amount of         % Senior Notes due            , 2025 (the “Notes”).

The Operating Partnership is a subsidiary of CareTrust REIT, Inc. (“CareTrust REIT”), which is a self-administered, publicly traded real estate investment trust (“REIT”) engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. Capital Corp. is a wholly owned subsidiary of the Operating Partnership formed for the purpose of acting as a co-issuer of debt securities of the Operating Partnership and does not and will not have any substantial operations, assets or revenues.

We will pay interest on the Notes semi-annually in arrears on              and              of each year, beginning on                    , 2017. The Notes will mature on            , 2025. We may redeem some or all of the Notes at any time prior to            , 2020 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date, plus a “make-whole” premium and, at any time on or after            , 2020, at the redemption prices set forth in this prospectus supplement. In addition, at any time on or prior to            , 2020, up to 40% of the aggregate principal amount of the Notes may be redeemed with the net proceeds of certain equity offerings at a redemption price of         % of the aggregate principal amount of Notes to be redeemed plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date.

The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness (including our senior unsecured revolving credit facility (“Revolving Facility”) and our senior unsecured term loan (“Term Loan” and, together with our Revolving Facility, the “Credit Facility”), will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all indebtedness of any of our non-guarantor subsidiaries. The Notes will be guaranteed by CareTrust REIT and certain of CareTrust REIT’s existing and future subsidiaries, other than the Issuers. The guarantee by each guarantor will be a senior unsecured obligation of such guarantor and will rank equal in right of payment with all existing and future senior unsecured indebtedness of such guarantor (including the guarantees of obligations under our Credit Facility), will be effectively subordinated to all secured indebtedness of such guarantor to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all indebtedness of any non-guarantor subsidiaries (other than the Issuers) of such guarantor.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us(1)		%	$

(1)	Plus accrued interest from , 2017 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not be listed on any securities exchange or any automated dealer system. Currently, there is no public market for the Notes.

The underwriters expect to deliver the Notes to purchasers only in book-entry form through the facilities of The Depository Trust Company, on or about                    , 2017.

Joint Book-Running Managers

KeyBanc Capital Markets	BMO Capital Markets	Barclays

Co-Managers

Raymond James	Capital One Securities	Fifth Third Securities	RBC Capital Markets

Prospectus Supplement dated                     , 2017.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if applicable, any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date on its respective cover, and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer to sell the securities described in this prospectus supplement in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters or any agents, to subscribe for and purchase any of the securities and may not be used for or in connection with any offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Supplement

S-i

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the Notes and matters relating to us and our financial performance and condition. The second part is the accompanying prospectus, which provides a more general description of the terms and conditions of the various securities we may, from time to time, offer under our registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process, some of which may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” on page S-iii of this prospectus supplement and page iv of the accompanying prospectus.

We expect that delivery of the Notes will be made to investors on or about May     , 2017, which will be the business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

When this prospectus supplement uses the terms “Company,” “CareTrust REIT,” “we,” “our” and “us,” they refer to CareTrust REIT, Inc. and its consolidated subsidiaries. With respect to REIT matters, the terms “Company,” “CareTrust REIT,” “we,” “our” and “us” refer only to CareTrust REIT, Inc. and not to its consolidated subsidiaries. With respect to the discussion of the terms of the Notes on the cover page, in the sections entitled “Summary—Redemption of 2021 Notes” and “Summary—The Offering”, and in the section entitled “Description of Notes,” “we,” “our,” and “us” refer only to the Issuers.

WHERE YOU CAN FIND MORE INFORMATION

CareTrust REIT files annual, quarterly and current reports, proxy statements and other information with the SEC. The Operating Partnership and CareTrust Capital do not currently file reports, proxy statements or other information under the Exchange Act with the SEC. The public may read and copy the information CareTrust REIT files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

CareTrust REIT’s website address is located at http://www.caretrustreit.com. Through links on the “Investors” portion of CareTrust REIT’s website, it makes available free of charge CareTrust REIT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through CareTrust REIT’s website as soon as reasonably practicable after it electronically files the information with, or furnishes it to, the SEC. The information contained on or that can be accessed through CareTrust REIT’s website does not constitute part of this prospectus supplement, except for reports filed with the SEC that are specifically incorporated herein by reference.

S-iii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement certain documents that CareTrust REIT has filed with the SEC prior to the date of this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents CareTrust REIT has filed separately with the SEC. This prospectus supplement incorporates by reference the documents and reports listed below (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 7, 2017;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 (filed with the SEC on May 2, 2017);

•	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 15, 2017 that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2016; and

•	Our Current Reports on Form 8-K filed with the SEC on March 1, 2017 (with respect to Item 5.02 only) and April 27, 2017 and our Current Report on Form 8-K/A filed with the SEC on February 16, 2017 amending our Form 8-K filed on December 2, 2016.

We also incorporate by reference the information contained in all other documents CareTrust REIT files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated therein) on or after the date of the prospectus supplement but prior to the completion of the sale of all securities offered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus (or a notice of registration in lieu thereof) is delivered a copy of any or all of the documents incorporated by reference into this prospectus supplement (including any exhibits that are specifically incorporated by reference in those documents) at no cost. Any such request can be made by writing or telephoning us at the following address and telephone number:

CareTrust REIT, Inc.

905 Calle Amanecer, Suite 300

San Clemente, California 92673

(949) 542-3130

S-iv

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to:

•	the ability to achieve some or all of the benefits that we expect to achieve from the completed Spin-Off (as defined herein);

•	the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them and the ability and willingness of The Ensign Group, Inc. (“Ensign”) to meet and/or perform its other contractual arrangements that it entered into with us in connection with the Spin-Off (as defined herein) and any of its obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•	the ability of our tenants to comply with laws, rules and regulations in the operation of the properties we lease to them;

•	the ability and willingness of our tenants, including Ensign, to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, and obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant;

•	the availability of and the ability to identify suitable acquisition opportunities and the ability to acquire and lease the respective properties on favorable terms;

•	the ability to generate sufficient cash flows to service our outstanding indebtedness;

•	access to debt and equity capital markets;

•	fluctuating interest rates;

•	the ability to retain our key management personnel;

•	the ability to maintain our status as a REIT;

•	changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs;

•	other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and

•	any additional factors included in this prospectus supplement, including in the section entitled “Risk Factors,” as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

S-v

Forward-looking statements speak only as of the date of this prospectus supplement. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

MARKET AND INDUSTRY DATA

This prospectus supplement includes information with respect to market share and industry conditions, which are based upon internal estimates and various third-party sources. While management believes that such data is reliable, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying assumptions relied upon therein. Similarly, our internal research is based upon management’s understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including any subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

TENANT INFORMATION

This prospectus supplement and the documents incorporated by reference include information regarding certain of our tenants that lease properties from us, some of which are not subject to SEC reporting requirements. Ensign is subject to the reporting requirements of the SEC and is required to file with the SEC annual reports containing audited financial information and quarterly reports containing unaudited financial information. You are encouraged to review Ensign’s publicly available filings, which can be found at the SEC’s website at http://www.sec.gov.

The information related to our tenants contained or referred to in this prospectus supplement and the documents incorporated by reference was provided to us by such tenants or, in the case of Ensign, derived from SEC filings made by Ensign or other publicly available information. We have not verified this information through an independent investigation or otherwise. We have no reason to believe that this information is inaccurate in any material respect, but we cannot provide any assurance of its accuracy. We are providing this data for informational purposes only.

S-vi

SUMMARY

The information below is a summary of the more detailed information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide you in connection with this offering, and the information incorporated by reference herein and therein, including the risk factors described on page S-16 of this prospectus supplement and on page 2 of the accompanying prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2016. This summary is not complete and does not contain all of the information you should consider when making your investment decision. This prospectus supplement relates only to the offering of the Notes.

Our Company

CareTrust REIT is a self-administered, publicly-traded REIT engaged in the ownership, acquisition, development and leasing of seniors housing and healthcare-related properties. As of March 31, 2017, our real estate portfolio consisted of 158 skilled nursing facilities (“SNFs”), SNF Campuses, assisted living facilities (“ALFs”) and independent living facilities (“ILFs”). Of these properties, 93 are leased to Ensign on a triple-net basis under multiple long-term leases (each, an “Ensign Master Lease” and, collectively, the “Ensign Master Leases”) that have cross default provisions and are all guaranteed by Ensign, and the 65 remaining properties are leased to 16 other tenants on a triple-net basis. We also own and operate three ILFs. As of March 31, 2017, our properties had a total of 15,480 beds and are located in 21 states. As of March 31, 2017, the 93 facilities leased to Ensign had a total of 9,916 beds and units and are located in Arizona, California, Colorado, Idaho, Iowa, Nebraska, Nevada, Texas, Utah and Washington; and the 65 remaining leased properties had a total of 5,595 beds and units and are located in California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Maryland, Michigan, Minnesota, North Carolina, Ohio, Texas, Virginia, Washington and Wisconsin. The three ILFs that we own and operate had a total of 264 units and are located in Texas and Utah. As of March 31, 2017, the Company also had three other real estate investments consisting of $14.0 million of preferred equity investments. For the year ended December 31, 2016, we had total revenues of $104.7 million, net income of $29.4 million and Normalized EBITDA of $86.5 million. For the three months ended March 31, 2017, we had total revenues of $30.6 million, net income of $10.3 million and Normalized EBITDA of $25.8 million. For a description of Normalized EBITDA, see note 2 to “—Summary Consolidated Financial and Other Data.”

We generate revenues primarily by leasing healthcare-related properties to healthcare operators in triple-net lease arrangements, under which the tenant is solely responsible for the costs related to the property (including property taxes, insurance, and maintenance and repair costs). We conduct and manage our business as one operating segment for internal reporting and internal decision making purposes. We expect to grow our portfolio by pursuing opportunities to acquire additional properties that will be leased to a diverse group of local, regional and national healthcare providers, as well as senior housing operators and related businesses. We also anticipate diversifying our portfolio over time, including by acquiring properties in different geographic markets, managed by different lessees and in different asset classes.

CareTrust REIT was formed on October 29, 2013, as a wholly owned subsidiary of Ensign with the intent to hold substantially all of Ensign’s real estate business. On June 1, 2014, Ensign completed the separation of its real estate business into a separate and independent publicly traded company by distributing all of the outstanding shares of common stock of the Company to Ensign stockholders on a pro rata basis (the “Spin-Off”). The Spin-Off was effective from and after June 1, 2014, with shares of our common stock distributed to Ensign stockholders on June 2, 2014. We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2014. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify for taxation as a REIT. We operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held through the Operating Partnership. The Operating Partnership is managed by CareTrust REIT’s wholly owned subsidiary, CareTrust GP, LLC, which is the sole general partner of the Operating Partnership. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains.

Our Portfolio Summary

We have a geographically diverse portfolio of properties, consisting of the following types:

•	Skilled Nursing Facilities. SNFs are licensed healthcare facilities that provide restorative, rehabilitative and nursing care for people not requiring the more extensive and sophisticated treatment available at acute care hospitals. Treatment programs include physical, occupational, speech, respiratory and other therapies, including sub-acute clinical protocols such as wound care and intravenous drug treatment. Charges for these services are generally paid from a combination of government reimbursement and private sources. As of March 31, 2017, our portfolio included 124 SNFs, 16 which include assisted or independent living operations, which we refer to as SNF Campuses.

•	Assisted Living Facilities. ALFs are licensed healthcare facilities that provide personal care services, support and housing for those who need help with activities of daily living, such as bathing, eating and dressing, yet require limited medical care. The programs and services may include transportation, social activities, exercise and fitness programs, beauty or barber shop access, hobby and craft activities, community excursions, meals in a dining room setting and other activities sought by residents. These facilities are often in apartment-like buildings with private residences ranging from single rooms to large apartments. Certain ALFs may offer higher levels of personal assistance for residents requiring memory care as a result of Alzheimer’s disease or other forms of dementia. Levels of personal assistance are based in part on local regulations. As of March 31, 2017, our portfolio included 33 ALFs, some of which also contain independent living units.

•	Independent Living Facilities. ILFs, also known as retirement communities or senior apartments, are not healthcare facilities. The facilities typically consist of entirely self-contained apartments, complete with their own kitchens, baths and individual living spaces, as well as parking for tenant vehicles. They are most often rented unfurnished, and generally can be personalized by the tenants, typically an individual or a couple over the age of 55. These facilities offer various services and amenities such as laundry, housekeeping, dining options/meal plans, exercise and wellness programs, transportation, social, cultural and recreational activities, on-site security and emergency response programs. As of March 31, 2017, our portfolio of four ILFs includes one that is operated by Ensign and three that are operated by us.

Our portfolio of SNFs, ALFs and ILFs is broadly diversified by geographic location throughout the United States, with concentrations in Texas, California, and Ohio. Our properties are grouped into four categories: (1) SNFs - these are properties that are comprised exclusively of SNFs; (2) Skilled Nursing Campuses - these are properties that include a combination of SNFs and ALFs or ILFs or both; (3) ALFs and ILFs - these are properties that include ALFs or ILFs, or a combination of the two; and (4) ILFs operated by CareTrust REIT - these are ILFs operated by subsidiaries of CareTrust REIT, unlike the other properties, which are leased to third-party operators.

Properties by Type:

The following table displays the geographic distribution of our facilities by property type and the related number of beds and units available for occupancy by asset class, as of March 31, 2017. The number of beds or units that are operational may be less than the official licensed capacity.

	Total(1)		SNFs		SNF Campuses		ALFs and ILFs(1)
State	Properties	Beds/ Units	Facilities	Beds	Campuses	Beds/ Units	Facilities	Beds/ Units
TX	31	3,709	24	2,950	2	311	5	448
CA	22	2,443	16	1,673	3	495	3	275
OH	16	1,488	12	945	4	543	—	—
IA	15	986	13	815	2	171	—	—
UT	12	1,259	9	911	1	221	2	127
AZ	10	1,327	7	799	1	262	2	266
ID	10	646	6	475	1	69	3	102
WA	8	707	7	605	—	—	1	102
CO	6	633	4	380	—	—	2	253
IL	5	455	5	455	—	—	—	—
NE	5	366	3	220	2	146	—	—
MI	4	189	—	—	—	—	4	189
FL	3	291	—	—	—	—	3	291
NV	3	304	1	92	—	—	2	212
WI	3	206	—	—	—	—	3	206
VA	2	218	—	—	—	—	2	218
NC	2	100	—	—	—	—	2	100
GA	1	105	1	105	—	—	—	—
MD	1	120	—	—	—	—	1	120
MN	1	30	—	—	—	—	1	30
IN	1	162	—	—	—	—	1	162

Total	161	15,744	108	10,425	16	2,218	37	3,101

(1)	ALFs and ILFs include ALFs or ILFs, or a combination of the two, operated by our tenants and three ILFs operated by us.

Occupancy by Property Type:

The following table displays occupancy by property type for each of the years ended December 31, 2016, 2015 and 2014. Percentage occupancy in the below table is computed by dividing the average daily number of beds occupied by the total number of beds available for use during the periods indicated (beds of acquired facilities are included in the computation following the date of acquisition only).

	Year Ended December 31,
Property Type	2016	2015	2014
Facilities Leased to Tenants:(1)
SNFs	78%	77%	75%
SNF Campuses	77%	76%	75%
ALFs and ILFs	85%	85%	85%
Facilities Operated by CareTrust:
ILFs	76%	76%	82%

(1)	Financial data were derived solely from information provided by our tenants without independent verification by us. The leased facility financial performance data is presented one quarter in arrears.

Property Type—Rental Income:

The following tables display the annual rental income and total beds/units for each property type leased to third-party tenants for the years ended December 31, 2016 and 2015.

	For the Year Ended December 31, 2016
Property Type	Rental Income (in thousands)	Percent of Total	Total Beds/Units
SNFs	$64,963	70%	9,960
SNF Campuses	14,584	16%	2,218
ALFs and ILFs	13,579	14%	2,741

Total	$93,126	100%	14,919

	For the Year Ended December 31, 2015
Property Type	Rental Income (in thousands)	Percent of Total	Total Beds/Units
SNFs	$48,998	74%	8,782
SNF Campuses	8,090	12%	1,831
ALFs and ILFs	8,891	14%	1,531

Total	$65,979	100%	12,144

Geographic Concentration—Rental Income:

The following table displays the geographic distribution of annual rental income for properties leased to third-party tenants for the years ended December 31, 2016 and 2015.

	For the Year Ended December 31, 2016		For the Year Ended December 31, 2015
State	Rental Income (in thousands)	Percent of Total	Rental Income (in thousands)	Percent of Total
OH	$18,135	20%	$4,256	6%
CA	17,037	18%	15,384	23%
TX	15,183	16%	14,057	21%
AZ	8,679	9%	8,633	13%
UT	5,770	6%	5,738	9%
IA	4,909	5%	1,605	2%
WA	4,803	5%	4,282	6%
ID	4,414	5%	3,827	6%
CO	3,971	4%	3,819	6%
FL	1,638	2%	511	1%
MI	1,593	2%	—	—
NE	1,334	1%	1,328	2%
VA	1,129	1%	562	1%
NV	988	1%	983	2%
GA	799	1%	400	1%
NC	685	1%	—	—
IN	649	1%	—	—
MN	595	1%	594	1%
WI	444	1%	—	—
MD	371	—	—	—

Total	$93,126	100%	$65,979	100%

ILFs Operated by CareTrust:

The following table displays the geographic distribution of ILFs operated by CareTrust REIT and the related number of operational units available for occupancy as of December 31, 2016. The following table also displays the average monthly revenue per occupied unit for the years ended December 31, 2016 and 2015.

			For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
State	Facilities	Units	Average Monthly Revenue Per Occupied Unit(1)	Average Monthly Revenue Per Occupied Unit(1)
TX	2	207	$1,196	$1,176
UT	1	57	1,341	1,309

Total	3	264	1,236	1,213

(1)	Average monthly revenue per occupied unit is equivalent to average effective rent per unit, as we do not offer tenants free rent or other concessions.

We view our ownership and operation of the three ILFs as complementary to our real estate business. Our goal is to provide enhanced focus on their operations to improve their financial and operating performance. The three ILFs that we own and operate as of March 31, 2017 are:

•	Lakeland Hills Independent Living, located in Dallas, Texas, with 168 units;

•	The Cottages at Golden Acres, located in Dallas, Texas, with 39 units; and

•	The Apartments at St. Joseph Villa, located in Salt Lake City, Utah, with 57 units.

Our Industry

We operate as a REIT that invests in income-producing healthcare-related properties. We expect to grow our portfolio by pursuing opportunities to acquire additional properties that will be leased to a diverse group of local, regional and national healthcare providers, as well as senior housing operators and related businesses. We also anticipate diversifying our portfolio over time, including by acquiring properties in different geographic markets and in different asset classes. Our portfolio primarily consists of SNFs, SNF Campuses, ALFs and ILFs.

The skilled nursing industry has evolved to meet the growing demand for post-acute and custodial healthcare services generated by an aging population, increasing life expectancies and the trend toward shifting of patient care to lower cost settings. The skilled nursing industry has evolved in recent years, which we believe has led to a number of favorable improvements in the industry, including, the shift of patient care to lower cost alternatives, significant acquisition and consolidation opportunities, widening of the supply and demand imbalance and increased demand driven by aging populations and increased life expectancy.

•	Shift of Patient Care to Lower Cost Alternatives. The growth of the senior population in the United States continues to increase healthcare costs. In response, federal and state governments have adopted cost-containment measures that encourage the treatment of patients in more cost-effective settings such as SNFs, for which the staffing requirements and associated costs are often significantly lower than acute care hospitals, inpatient rehabilitation facilities and other post-acute care settings. As a result, SNFs are generally serving a larger population of higher-acuity patients than in the past.

•	Significant Acquisition and Consolidation Opportunities. The skilled nursing industry is large and highly fragmented, characterized predominantly by numerous local and regional providers. We believe this fragmentation provides significant acquisition and consolidation opportunities for us.

•	Widening Supply and Demand Imbalance. The number of SNFs has declined modestly over the past several years. According to the American Health Care Association, the nursing home industry was comprised of approximately 15,700 facilities as of December 2015, as compared with over 16,700 facilities as of December 2000. We expect that the supply and demand balance in the skilled nursing industry will continue to improve due to the shift of patient care to lower cost settings, an aging population and increasing life expectancies.

•	Increased Demand Driven by Aging Populations and Increased Life Expectancy. As life expectancy continues to increase in the United States and seniors account for a higher percentage of the total U.S. population, we believe the overall demand for skilled nursing services will increase. At present, the primary market demographic for skilled nursing services is individuals age 75 and older. According to the 2012 U.S. Census, there were over 41.5 million people in the United States in 2012 that were over 65 years old. The 2012 U.S. Census estimates this group is one of the fastest growing segments of the United States population and is expected to more than double between 2000 and 2030. According to the Centers for Medicare & Medicaid Services, nursing home expenditures are projected to grow from approximately $156 billion in 2014 to approximately $274 billion in 2024, representing a compounded annual growth rate of 5.3%. We believe that these trends will support an increasing demand for skilled nursing services, which in turn will likely support an increasing demand for our properties.

Our Competitive Strengths

We believe that our ability to acquire, integrate and improve facilities is a direct result of the following key competitive strengths:

Geographically Diverse Property Portfolio. Our properties are located in 21 different states, with concentrations in Texas, California and Ohio. The properties in any one state do not account for more than 24% of our total beds and units as of March 31, 2017. We believe this geographic diversification will limit the effect of changes in any one market on our overall performance.

Long-Term, Triple-Net Lease Structure. All of our properties (except for the three ILFs that we own and operate) are leased to our tenants under long-term, triple-net leases, pursuant to which the operators are responsible for all facility maintenance and repair, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Financially Secure Primary Tenant. Ensign is an established provider of healthcare services with strong financial performance and accounted for 58% of our 2016 revenues, exclusive of tenant reimbursements. Ensign had a 2.1x EBITDAR coverage ratio for the twelve months ended March 31, 2017. EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization and (d) rent-cost of services. Ensign is subject to the reporting requirements of the SEC and is required to file with the SEC annual reports containing audited financial information and quarterly reports containing unaudited financial information. Ensign’s publicly available filings can be found at the SEC’s website at http://www.sec.gov.

Ability to Identify Talented Operators. We have purchased 65 properties since the Spin-Off and have increased revenues from $48.8 million for the year ended December 31, 2013, the last full fiscal year prior to the Spin-Off, to $104.7 million for the year ended December 31, 2016, which has resulted in a reduction in Ensign’s share of our total revenues from approximately 100% for the year ended December 31, 2013 to approximately 58% for the year ended December 31, 2016, in each case exclusive of tenant reimbursements. As a result of our management team’s operating experience and network of relationships and insight, we believe that we are able to identify and pursue working relationships with qualified local, regional and national healthcare providers and seniors housing operators. We expect to continue our disciplined focus on pursuing investment opportunities, primarily with respect to stabilized assets but also some strategic investment in new and/or improving properties, while seeking dedicated and engaged operators who possess local market knowledge, have solid operating records and emphasize quality services and outcomes. We intend to support these operators by providing strategic capital for facility acquisition, upkeep and modernization. Our management team’s experience gives us a key competitive advantage in objectively evaluating an operator’s financial position, care and service programs, operating efficiencies and likely business prospects.

Experienced Management Team. Gregory K. Stapley, our President and Chief Executive Officer, has extensive experience in the real estate and healthcare industries. Mr. Stapley has more than 30 years of experience in the acquisition, development and disposition of real estate including healthcare facilities and office, retail and industrial properties, including nearly 15 years at Ensign where he was instrumental in assembling the portfolio that we now lease back to Ensign. Our Chief Financial Officer, William M. Wagner, has more than 25 years of accounting and finance experience, primarily in real estate, including 12 years of experience working extensively for REITs. Most notably he worked for both Nationwide Health Properties, Inc., a healthcare REIT, and Sunstone Hotel Investors, Inc., a lodging REIT, serving as Senior Vice President and Chief Accounting Officer of each company. David M. Sedgwick, our Vice President of Operations, is a licensed nursing home administrator with more than 12 years of experience in skilled nursing operations, including turnaround operations, and trained over 100 Ensign nursing home administrators while he was Ensign’s Chief Human Capital Officer. Our executives have years of public company experience, including experience accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

Flexible UPREIT Structure. We operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held through the Operating Partnership. Conducting business through the Operating Partnership will allow us flexibility in the manner in which we structure the acquisition of properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units, which provides property owners the opportunity to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure allows us to acquire assets in a more efficient manner and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations.

Our Business Strategies

Our investment objectives are to increase cash flow, provide quarterly cash dividends, maximize the value of our properties and acquire properties with cash flow growth potential. To achieve these objectives, we intend to pursue a business strategy focused on opportunistic acquisitions and property diversification. We also intend to further develop our relationships with tenants and healthcare providers with a goal to progressively expand the mixture of tenants managing and operating our properties.

The key components of our business strategies include:

Diversify Asset Portfolio. We diversify through the acquisition of new and existing facilities from third parties and the expansion and upgrade of current facilities and strategically investing in new developments with options to acquire the developments at stabilization. We employ what we believe to be a disciplined, opportunistic acquisition strategy with a focus on the acquisition of skilled nursing, assisted living and independent living facilities, as well as medical office buildings, long-term acute care hospitals and inpatient rehabilitation facilities. As we acquire additional properties, we expect to further diversify by geography, asset class and tenant within the healthcare and healthcare-related sectors.

Maintain Balance Sheet Strength and Liquidity. We maintain a capital structure that provides the resources and flexibility to support the growth of our business. We intend to maintain a mix of credit facility debt, mortgage debt and unsecured debt which, together with our anticipated ability to complete future equity financings, we expect will fund the growth of our property portfolio.

Develop New Tenant Relationships. We cultivate new relationships with tenants and healthcare providers in order to expand the mix of tenants operating our properties and, in doing so, to reduce our dependence on Ensign. We expect that this objective will be achieved over time as part of our overall strategy to acquire new properties and further diversify our portfolio of healthcare properties.

Provide Capital to Underserved Operators. We believe there is a significant opportunity to be a capital source to healthcare operators, through the acquisition and leasing of healthcare properties to them that are consistent with our investment and financing strategy at appropriate risk-adjusted rates of return, which, due to size and other considerations, are not a focus for larger healthcare REITs. We pursue acquisitions and strategic opportunities that meet our investing and financing strategy and that are attractively priced, including funding development of properties through preferred equity or construction loans and thereafter entering into sale and leaseback arrangements with such developers as well as other secured term financing and mezzanine lending. We utilize our management team’s operating experience, network of relationships and industry insight to identify both large and small quality operators in need of capital funding for future growth. In appropriate circumstances, we may negotiate with operators to acquire individual healthcare properties from those operators and then lease those properties back to the operators pursuant to long-term triple-net leases.

Fund Strategic Capital Improvements. We support operators by providing capital to them for a variety of purposes, including capital expenditures and facility modernization. We expect to structure these investments as either lease amendments that produce additional rents or as loans that are repaid by operators during the applicable lease term.

Pursue Strategic Development Opportunities. We work with operators and developers to identify strategic development opportunities. These opportunities may involve replacing or renovating facilities that may have become less competitive. We also identify new development opportunities that present attractive risk-adjusted returns. We may provide funding to the developer of a property in conjunction with entering into a sale leaseback transaction or an option to enter into a sale leaseback transaction for the property.

Recent Acquisitions

On December 1, 2016, we acquired three skilled nursing facilities and one skilled nursing campus, consisting of 540 skilled nursing beds and 28 assisted living units, located in the greater Dallas-Fort Worth area of Texas for a purchase price of $95.9 million, inclusive of transaction costs (the “Texas Acquisitions”). In connection with the acquisitions, we entered into a new tenant relationship with affiliates of Priority Management Group, LLC, which took over operations effective December 1, 2016. The Texas Acquisitions are expected to generate additional annual cash rent of $8.6 million, resulting in an initial cash yield of 8.9%. The Texas Acquisitions were funded by cash on hand and borrowings under our Revolving Facility.

On February 1, 2017, we acquired two seniors housing communities in Wisconsin for a purchase price of $26.1 million, inclusive of transaction costs (the “Wisconsin Acquisitions”). The two communities consist of a 48-unit assisting living and memory care facility and a 40-unit assisting living and memory care facility and were added to our existing master lease with Premier Senior Living, LLC, which took over operations effective February 1, 2017. The Wisconsin Acquisitions are expected to generate additional annual cash rent of $2.16 million, resulting in an initial cash yield of 8.3%. The Wisconsin Acquisitions were funded with borrowings under our Revolving Facility.

On March 1, 2017, we acquired a portfolio of five skilled nursing facilities, consisting of 455 skilled nursing beds, in Illinois for a purchase price of $29.2 million, inclusive of transaction costs (the “Illinois Acquisitions”). In connection with the acquisition, we entered into a new tenant relationship with affiliates of Illinois-based WLC Management Firm, LLC, which took over operations effective March 1, 2017. The Illinois Acquisitions are expected to generate additional annual cash rent of $2.9 million, resulting in an initial cash yield of 10.0%. The Illinois Acquisitions were funded with cash on hand.

Redemption of 2021 Notes

On May 8, 2017, we issued a conditional notice of optional redemption to redeem all $260.0 million aggregate principal amount outstanding of our 5.875% Senior Notes due 2021 (the “2021 Notes”) on June 7, 2017 at a redemption price of 102.938% of the principal amount of the outstanding 2021 Notes, subject to the completion of this offering and the deposit of net proceeds from this offering with the trustee of the 2021 Notes in an amount sufficient to pay the redemption price and all accrued and unpaid interest on the 2021 Notes. We will satisfy and discharge our obligations under our 2021 Notes concurrently with the completion of this offering and the deposit of net proceeds from this offering with the trustee of the 2021 Notes in an amount sufficient to pay the redemption price and all accrued and unpaid interest on the 2021 Notes. See “Use of Proceeds.”

Our Corporate Information

CTR Partnership, L.P. is a Delaware limited partnership, and CareTrust Capital Corp. is a Delaware corporation. Our principal executive offices are located at 905 Calle Amanecer, Suite 300, San Clemente, CA 92673 and our telephone number is (949) 542-3130. We maintain a website at http://www.caretrustreit.com. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus supplement or the accompanying prospectus, other than documents specifically incorporated by reference herein, and you should not rely on any such information in connection with your investment decision to purchase Notes.

Corporate Structure

The charts below illustrate, in simplified form, the organizational structure of CareTrust REIT:

(1)	The Notes will be guaranteed by CareTrust REIT and certain of CareTrust REIT’s existing and future subsidiaries, other than the Issuers. On the issue date of the Notes, the Notes will be guaranteed by all of CareTrust REIT’s existing subsidiaries, other than the Issuers.

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Notes. In this section, “we,” “our,” and “us” refer only to the Issuers.

Issuers	CTR Partnership, L.P. and CareTrust Capital Corp.

Securities Offered	$300,000,000 principal amount of % Senior Notes due 2025.

Maturity	, 2025.

Interest Rate	Interest will accrue at a rate of % per annum.

Interest Payment Dates	Each and after the date of the issuance of the Notes, beginning on , 2017.

Ranking	The Notes and the guarantees thereof will be our and the guarantors’ senior unsecured obligations and will rank:

•	senior to all existing and future indebtedness that by its terms is expressly subordinated to the Notes;

•	equally in right of payment with all existing and future senior unsecured indebtedness, including our Credit Facility;

•	effectively subordinated to all existing and future secured indebtedness to the extent of the value of the collateral securing such debt; and

•	structurally subordinate to all of the existing and future liabilities of our subsidiaries that do not guarantee the Notes.

Guarantees	The Notes will be guaranteed by CareTrust REIT and certain of CareTrust REIT’s existing and future subsidiaries, other than the Issuers, including subsidiaries that guarantee obligations under our Credit Facility. On the issue date of the Notes, the Notes will be guaranteed by all of CareTrust REIT’s existing subsidiaries, other than the Issuers. In each instance, the Notes will be unconditionally (subject to the release provisions in certain circumstances) guaranteed, jointly and severally, on an unsecured basis by the applicable guarantors. If we do not make payments required by the Notes, the guarantors must make them. The subsidiary guarantees may be released under certain circumstances.

Use of Proceeds	We intend to use a portion of the net proceeds from this offering to redeem all of our outstanding 2021 Notes. We intend to use any remaining net proceeds to repay borrowings outstanding under our Revolving Facility and for general corporate purposes including acquisitions. See “Use of Proceeds.”

Optional Redemption	We may redeem some or all of the Notes at any time prior to , 2020 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make-whole” premium. The “make-whole” premium will be based on a discount rate equal to the yield on a comparable United States Treasury security plus 50 basis points. We may also redeem some or all of the Notes at any time on or after , 2020, at the redemption prices specified under the section “Description of Notes—Optional Redemption” plus accrued and unpaid interest, if any, to, but not including, the redemption date.

At any time prior to , 2020, we may also redeem up to 40% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price equal to % of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control Offer	If a change of control of CareTrust REIT occurs, holders of the Notes will have the right to require us to repurchase their Notes at 101% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

Restrictive Covenants	The indenture governing the Notes will contain covenants that, among other things, limit CareTrust REIT’s ability and the ability of CareTrust REIT’s restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	incur or guarantee secured indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, our capital stock;

•	make certain investments or other restricted payments;

•	sell assets;

•	enter into transactions with affiliates;

•	merge or consolidate or sell all or substantially all of our assets; and

•	create restrictions on the ability of our restricted subsidiaries to pay dividends or other amounts to us.

In addition, we will be required to maintain at all times Total Unencumbered Assets (as defined in “Description of Notes”) of at least 150% of our unsecured indebtedness. These covenants are subject to a number of important limitations and exceptions. See “Description of Notes—Covenants.”

Further Issuances	We may, so long as no Event of Default has occurred, without the consent of the holders of the Notes, issue additional notes with the same terms as the Notes in accordance with the corporate authority existing at the time of such additional issuance, and such additional notes shall be considered part of the same series under the indenture as the Notes and will vote together with the Notes as one class on all matters with respect to the Notes.

Book-Entry Form	The Notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. See “Book-Entry; Delivery and Form.”

No Listing	The Notes will not be listed on any securities exchange or automated dealer quotation system. The Notes will be new securities for which there currently is no public market. See “Risk Factors—Risks Related to the Notes and the Offering—An active trading market may not develop for the Notes, which may hinder your ability to liquidate your investment.”

Risk Factors	See “Risk Factors” beginning on page S-16 of this prospectus supplement and the accompanying prospectus and the other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in the Notes.

Governing Law	The indenture governing the Notes and the Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Paying Agent and Registrar	Wells Fargo Bank, National Association.

Summary Consolidated Financial and Other Data

The following table sets forth summary financial data and other data for CareTrust REIT on a historical basis. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017. Our historical operating results may not be comparable to our future operating results. The comparability of the selected financial data presented below is significantly affected by our acquisitions and new investments in 2017, 2016, 2015, and 2014.

The summary historical financial data as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016, 2015 and 2014 has been derived from CareTrust REIT’s audited consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus supplement. The summary historical financial data as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 has been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, which is incorporated by reference into this prospectus supplement. The summary historical financial data set forth below reflects, for the relevant periods presented, as applicable, the historical financial position, results of operations and cash flows of (i) SNFs, ALFs and ILFs that Ensign contributed to CareTrust REIT immediately prior to June 1, 2014, the effective date of the Spin-Off, (ii) the operations of the three ILFs that CareTrust REIT operated immediately following the Spin-Off, and (iii) the new investments and financings that we have made after the Spin-Off. “Ensign Properties” is the predecessor of the CareTrust REIT, and its historical financial statements have been prepared on a “carve-out” basis from Ensign’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to such SNFs, ALFs and ILFs, and include allocations of income, expenses, assets and liabilities from Ensign. These allocations reflect significant assumptions. Although CareTrust REIT’s management believes such assumptions are reasonable, the historical financial statements do not fully reflect what CareTrust REIT’s financial position, results of operations and cash flows would have been had it been a stand-alone company during the periods presented prior to the Spin-Off.

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2017	2016	2016	2015	2014
	(dollars in thousands, except per share amounts)
Income statement data:
Total revenues	$30,608	$23,629	$104,679	$74,951	$58,897
Income (loss) before provision for income taxes	10,281	5,502	29,353	10,034	(8,143)
Net income (loss)	10,281	5,502	29,353	10,034	(8,143)
Income (loss) before provision for income taxes per share	0.15	0.11	0.52	0.26	(0.36)
Net income (loss) per share	0.15	0.11	0.52	0.26	(0.36)
Balance sheet data:
Total assets	967,438	743,508	$925,358	$673,166	$475,140
Senior unsecured notes payable, net	255,561	254,495	255,294	254,229	253,165
Senior unsecured term loan, net	99,445	99,361	99,422	—	—
Senior unsecured revolving credit facility	27,000	5,000	95,000	45,000	—
Secured mortgage indebtedness, net	—	—	—	94,676	97,608
Total equity	557,947	36,411	452,430	262,288	113,462

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2017	2016	2016	2015	2014
	(dollars in thousands, except per share amounts)
Other financial data:
Dividends declared per common share	$0.185	$0.17	$0.68	$0.64	$6.01
FFO(1)	19,331	12,772	61,483	34,109	14,853
FAD(1)	20,356	13,759	65,118	37,831	16,559
EBITDA(2)	25,772	19,413	86,063	60,945	36,633
Normalized EBITDA(2)	25,772	19,413	86,533	60,945	36,680

(1)	For a description of Funds From Operations (“FFO”) and Funds Available for Distribution (“FAD”) and a reconciliation to net income, see “Selected Consolidated Financial and Other Data.”
(2)	EBITDA represents net income before interest expense (including amortization of deferred financing costs) and amortization of stock-based compensation, and depreciation and amortization. Normalized EBITDA represents EBITDA as further adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance, such as impairments, expensed acquisition costs, and gains or losses on the sale of real estate. EBITDA and Normalized EBITDA do not represent net income or cash flows from operations or net income as defined by generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. EBITDA and Normalized EBITDA do not purport to be indicative of cash available to fund future cash requirements, including our ability to fund capital expenditures or make payments on our indebtedness. Further, our computation of EBITDA and Normalized EBITDA may not be comparable to EBITDA and Normalized EBITDA reported by other REITs.

The following table reconciles our calculations of EBITDA and Normalized EBITDA to net income, the most directly comparable financial measure according to GAAP:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2017	2016	2016	2015	2014
	(in thousands)
Net income (loss)	$10,281	$ 5,502	$29,353	$10,034	$(8,143)

Depreciation and amortization	9,076	7,293	31,965	24,133	23,000
Interest expense	5,879	6,187	23,199	25,256	21,622
Amortization of stock-based compensation	536	431	1,546	1,522	154

EBITDA	25,772	19,413	86,063	60,945	36,633

Acquisition costs	—	—	205	—	47
Loss on sale of real estate	—	—	265	—	—

Normalized EBITDA	$25,772	$19,413	$86,533	$60,945	$36,680

RISK FACTORS

An investment in the Notes involves certain risks. You should carefully consider the risks described below and in the accompanying prospectus, as well as the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you make a decision to invest in the Notes. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Notes and the Offering

We have substantial indebtedness and we will have the ability to incur significant additional indebtedness and other liabilities.

Assuming that we had completed this offering on March 31, 2017, and, after giving effect to the issuance and sale of the Notes and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we would have had on that date $300.0 million of Notes outstanding, $100.0 million outstanding under our Term Loan, and $0.7 million outstanding under our Revolving Facility (with $399.3 million available for borrowing thereunder). Our high level of indebtedness may have the following important consequences to us:

•	require us to dedicate a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, thereby reducing our cash flow available to fund working capital, capital expenditures and other general corporate purposes;

•	require us to maintain certain debt coverage and other financial ratios at specified levels, thereby reducing our financial flexibility;

•	make it more difficult for us to satisfy our financial obligations, including the Notes and borrowings under the Credit Facility;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	expose us to increases in interest rates for our variable rate debt;

•	limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds on favorable terms or at all to expand our business or ease liquidity constraints;

•	limit our ability to refinance all or a portion of our indebtedness on or before maturity on the same or more favorable terms or at all;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a competitive disadvantage relative to competitors that have less indebtedness;

•	increase our risk of property losses as the result of foreclosure actions initiated by lenders under our secured debt obligations;

•	require us to dispose of one or more of our properties at disadvantageous prices in order to service our indebtedness or to raise funds to pay such indebtedness at maturity; and

•	result in an event of default if we fail to satisfy our obligations under the Notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indenture governing the Notes, the Credit Facility or our other debt instruments, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt.

In addition, the Credit Facility and the indenture governing the Notes will permit us to incur substantial additional debt, including secured debt (to which the Notes will be effectively subordinated). If we incur additional debt, the related risks described above could intensify.

We may be unable to service our indebtedness, including the Notes.

Our ability to make scheduled payments on and to refinance our indebtedness, including the Notes, depends on and is subject to our future financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the international banking and capital markets. Our business may fail to generate sufficient cash flow from operations or future borrowings may be unavailable to us under the Credit Facility or from other sources in an amount sufficient to enable us to service our debt, including the Notes, to refinance our debt, including the Notes, or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the Notes. We may be unable to refinance any of our debt, including the Credit Facility, on commercially reasonable terms or at all. In particular, the Credit Facility will mature prior to the maturity of the Notes. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as asset sales, equity issuances and/or negotiations with our lenders to restructure the applicable debt. The Credit Facility and the indenture governing the Notes will restrict, and market or business conditions may limit, our ability to take some or all of these actions. Any restructuring or refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. In addition, the Credit Facility and the indenture governing the Notes will permit us to incur substantial additional debt, including secured debt (to which the Notes will be effectively subordinated), and the amount of additional indebtedness incurred could be substantial. Furthermore, the indenture governing the Notes will not impose any limitation on our ability to incur liabilities that are not considered indebtedness under the indenture governing the Notes.

The Notes and the guarantees will be unsecured and will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness.

The Notes and the guarantees will be our and the guarantors’ unsecured obligations. The Notes and the guarantees will be effectively subordinated to all of our future secured indebtedness and that of the guarantors to the extent of the value of the assets securing such obligations. Subject to certain exceptions, the indenture governing the Notes will also permit us to incur additional secured indebtedness. Because the Notes will be unsecured obligations, your right of repayment may be compromised in the following situations:

•	we enter into bankruptcy, liquidation, reorganization or other winding-up;

•	there is a default in payment under any of our secured debt; or

•	there is an acceleration of any of our secured debt.

If any of these events occurs, the secured lenders could foreclose on our assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture governing the Notes at such time. As a result, upon the occurrence of any of these events, it is possible that there would be insufficient assets remaining from which your claims could be satisfied and therefore you may not receive payment in full for your Notes.

The Notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries that do not guarantee the Notes. These non-guarantor subsidiaries are and would be separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we have to receive any assets of any non-guarantor subsidiaries upon the bankruptcy, liquidation or reorganization of those subsidiaries, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, would be structurally subordinated to the claims of those subsidiaries’ creditors, including creditors (including mortgage holders) and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before distributing any of their assets to us.

We will rely on our subsidiaries for our operating funds, and our non-guarantor subsidiaries have no obligation to supply us with any funds.

We plan to conduct our operations through subsidiaries and will depend on our subsidiaries for the funds necessary to operate and repay our debt obligations. We will depend on the transfer of funds from our subsidiaries to make the payments due under the Notes. Under certain circumstances, one or more of our subsidiaries may be released from its, or may not be required to provide, a guarantee of the Notes, and in such circumstances, will not be required to fund any of our obligations with respect to the Notes. Each of our subsidiaries will be a distinct legal entity and will have no obligation, contingent or otherwise, to transfer funds to us. In addition, our ability to make payments under the Notes, and the ability of our subsidiaries to transfer funds to us, could be restricted by the terms of subsequent financings.

CareTrust REIT has no material assets other than its ownership stake in the Operating Partnership and the general partner of the Operating Partnership.

CareTrust REIT will fully and unconditionally guarantee all payments due on the Notes. However, CareTrust REIT has no material assets other than its ownership stake in the Operating Partnership and the general partner of the Operating Partnership. CareTrust REIT’s guarantee of the Notes will rank equally in right of payment with all of CareTrust REIT’s existing and future senior unsecured indebtedness (including the Credit Facility), will rank senior in right of payment to all of CareTrust REIT’s subordinated indebtedness, and will be effectively subordinated to all of CareTrust REIT’s secured indebtedness to the extent of the value of the assets securing such indebtedness. Furthermore, CareTrust REIT’s guarantee of the Notes will be structurally subordinated to all indebtedness of its subsidiaries that are not the Issuers or guarantors of the Notes. As a result, the guarantee by CareTrust REIT provides little, if any, additional credit support for the Notes.

Covenants in our debt agreements will restrict our activities and could adversely affect our business.

Our debt agreements, including the indenture governing the Notes and the credit agreement governing the Credit Facility, will contain various covenants that limit our ability and the ability of our subsidiaries to engage in various transactions including, as applicable:

•	incurring or guaranteeing additional secured and unsecured debt;

•	creating liens on our assets;

•	paying dividends or making other distributions on, redeeming or repurchasing capital stock;

•	making investments or other restricted payments;

•	entering into transactions with affiliates;

•	issuing stock of or interests in subsidiaries;

•	engaging in non-healthcare related business activities;

•	creating restrictions on the ability of our subsidiaries to pay dividends or other amounts to us;

•	selling assets;

•	effecting a consolidation or merger or selling all or substantially all of our assets;

•	making acquisitions; and

•	amending certain material agreements, including material leases and debt agreements.

These covenants will limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. In addition, the Credit Facility requires us to comply with financial maintenance covenants to be tested quarterly, consisting of a maximum debt to asset value ratio, a minimum fixed charge coverage ratio, a minimum tangible net worth, a maximum cash distributions to operating income ratio, a maximum secured debt to asset value ratio and a maximum secured recourse debt to asset value ratio. We will also be required to maintain Total Unencumbered Assets of at least 150% of our unsecured indebtedness under the indenture governing the Notes. Our ability to meet these requirements may be affected by events beyond our control, and we may not meet these requirements. We may be unable to maintain compliance with these covenants and, if we fail to do so, we may be unable to obtain waivers from the lenders or amend the covenants.

A breach of any of the covenants or other provisions in our debt agreements could result in an event of default, which if not cured or waived, could result in such debt becoming due and payable, either automatically or after an election to accelerate by the required percentage of the holders of such indebtedness. This, in turn, could cause our other debt, including the Notes and the Credit Facility, to become due and payable as a result of cross-default or cross-acceleration provisions contained in the agreements governing such other debt and permit certain of our lenders to foreclose on our assets, if any, that secure this debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

If a bankruptcy case or lawsuit is initiated by unpaid creditors of any guarantor, the debt represented by the guarantees entered into by the guarantor may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of the guarantee could be subordinated to certain obligations of a guarantor if, among other things, the guarantor, at the time it entered into the guarantee, received less than reasonably equivalent value or fair consideration for entering into the guarantee and was one of the following:

•	insolvent or rendered insolvent by reason of entering into a guarantee;

•	engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay them as they became due.

In addition, any payment by a guarantor could be voided and required to be returned to the guarantor or to a fund for the benefit of the guarantor’s creditors under those circumstances.

If a guarantee of a guarantor were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would be solely creditors of the Issuers and creditors of the guarantors that have validly guaranteed the Notes. The Notes then would be effectively subordinated to all liabilities of the guarantor whose guarantee was voided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts or contingent liabilities as they become due.

The indenture requires that future domestic subsidiaries of CareTrust REIT (subject to certain exceptions) guarantee the Notes under certain circumstances. These considerations will also apply to those guarantees.

Certain exceptions under the indenture governing the Notes will permit CareTrust REIT and its restricted subsidiaries to make distributions to maintain the REIT status of CareTrust REIT, avoid any excise tax or avoid any income tax imposed on CareTrust REIT, even when they cannot otherwise make restricted payments under the indenture governing the Notes.

The indenture governing the Notes will limit the ability of CareTrust REIT and its restricted subsidiaries to make restricted payments. For a more complete discussion of the restricted payment and debt incurrence covenants of the indenture governing the Notes, see “Description of Notes—Covenants—Limitation on Restricted Payments” and “Description of Notes—Covenants—Limitation on Indebtedness.”

Even when CareTrust REIT and its restricted subsidiaries are unable to satisfy the provisions of the “Limitations on Restricted Payments” covenant, however, the indenture governing the Notes will permit CareTrust REIT and its restricted subsidiaries to declare or pay any dividend or make any distributions to declare or pay any dividend or make any distribution or take other action (that would have otherwise been a restricted payment) which the CareTrust REIT board of directors believes in good faith is necessary to maintain the REIT status of CareTrust REIT, avoid any excise tax or avoid any income tax imposed on CareTrust REIT. See “Description of Notes—Covenants—Limitation on Restricted Payments.”

We may not have the funds necessary to finance the repurchase of the Notes in connection with a change of control offer required by the indenture governing the Notes.

Upon the occurrence of specific kinds of change of control events, the indenture governing the Notes will require us to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest on the Notes, if any, to, but not including, the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the Notes. In addition, restrictions under future debt we may incur, may not allow us to repurchase the Notes upon a change of control, and we expect that a change in control will result in an event of default under the Credit Facility, which could result in such debt becoming immediately due and payable and the commitments thereunder terminated. If we could not refinance such senior debt or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the Notes, which would constitute an event of default under the indenture governing the Notes, which in turn would constitute a default under our Credit Facility. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the Notes although these types of transactions could affect our capital structure or credit ratings and the holders of the Notes. Further, courts interpreting change of control provisions under New York law (which will be the governing law of the indenture governing the Notes) have not provided clear and consistent meanings of such change of control provisions which leads to subjective judicial interpretation of what may constitute a “Change of Control.” See “Description of Notes—Repurchase of Notes upon a Change of Control.”

An active trading market may not develop for the Notes, which may hinder your ability to liquidate your investment.

The Notes are a new issue of securities for which there is currently no trading market. We do not intend to list the Notes or any exchange notes that may be issued under the exchange offer on any national securities exchange or seek the admission of the Notes or any exchange notes for quotation through any automated inter-dealer quotation system. As a result, an active trading market for the Notes may not develop or be sustained. The underwriters have advised us that they presently intend to make a market in the Notes after this offering is completed. The underwriters are not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the underwriters. If an active trading market for the Notes fails to develop or be sustained, the trading price of the Notes could be adversely affected.

Even if an active trading market for the Notes were to develop, the Notes could trade at prices that may be lower than the issue price. The liquidity of the trading market for the Notes or any exchange notes and the trading price quoted for the Notes or any exchange notes may be adversely affected by many factors, some of which are beyond our control, including:

•	prevailing interest rates;

•	demand for high yield debt securities generally;

•	general economic conditions;

•	our financial condition, performance and future prospects;

•	our credit rating; and

•	prospects for companies in our industry generally.

Historically, the market of non-investment grade debt like the Notes has been subject to disruptions that have caused substantial market price fluctuations in the price of securities that are similar to the Notes. Therefore, even if a trading market for the Notes develops, it may be subject to disruptions and price volatility.

Changes in our credit rating could adversely affect the market price or liquidity of the Notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the Notes. A negative change in our ratings could have an adverse effect on the price of the Notes.

If on any future date the Notes are rated investment grade by both Moody’s and Standard & Poor’s, many of the restrictive covenants contained in the indenture will be suspended.

If the Notes are rated investment grade by both Moody’s and Standard & Poor’s and at such time no default or event of default under the indenture governing the Notes has occurred and is continuing, many of the covenants in the indenture governing the Notes will be suspended and may not go back into effect. These covenants restrict, among other things, our ability to incur indebtedness, make restricted payments and to enter into certain other transactions as well as obligate us to offer to repurchase the Notes following certain asset sales. There can be no assurance that the Notes will ever be rated investment grade, or that if they are rated investment grade, that the Notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Suspension of Covenants.”

Affiliates of certain of the underwriters may receive benefits in connection with this offering.

Affiliates of certain of the underwriters are lenders under our Revolving Facility. We intend to use a portion of the net proceeds from this offering to repay outstanding borrowings under our Revolving Facility. See “Use of

Proceeds.” As a result, these affiliates will receive their proportionate share of any amount of our Revolving Facility that is repaid with net proceeds of this offering. These transactions create potential conflicts of interest because such underwriters have an interest in the successful completion of this offering beyond the underwriters’ discount. These interests may influence the decision regarding the terms and circumstances under which the offering is completed.

Risks Related to Our Business

We are dependent on Ensign, Pristine Senior Living and other healthcare operators to make payments to us under leases, and an event that materially and adversely affects their business, financial position or results of operations could materially and adversely affect our business, financial position or results of operations.

Giving effect to the Texas Acquisitions, Wisconsin Acquisitions and Illinois Acquisitions as if each had occurred on January 1, 2016, Ensign represented $56.3 million, or 51%, and Pristine Senior Living (“Pristine”) represented $18.1 million, or 17%, of our revenues for the year ended December 31, 2016, in each case exclusive of tenant reimbursements, on an annualized run-rate basis. Additionally, because each master lease is a triple-net lease, we depend on our tenants to pay all insurance, taxes, utilities and maintenance and repair expenses in connection with these leased properties and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with their business. There can be no assurance that Ensign, Pristine or our other tenants will have sufficient assets, income and access to financing to enable them to satisfy their payment or indemnification obligations under their leases with us. In addition, any failure by a tenant to effectively conduct its operations or to maintain and improve our properties could adversely affect its business reputation and its ability to attract and retain residents in our properties. The inability or unwillingness of Ensign or Pristine to meet their rent obligations under their leases could materially adversely affect our business, financial position or results of operations, including our ability to pay dividends to our stockholders as required to maintain our status as a REIT. The inability of Ensign or Pristine to satisfy their other obligations under their leases, such as the payment of insurance, taxes and utilities, could materially and adversely affect the condition of the leased properties as well as their business, financial position and results of operations. For these reasons, if Ensign or Pristine were to experience a material and adverse effect on their businesses, financial position or results of operations, our business, financial position or results of operations could also be materially and adversely affected.

Due to our dependence on rental payments from Ensign and Pristine as our primary source of revenues, we may be limited in our ability to enforce our rights under, or to terminate, their leases. Failure by Ensign or Pristine to comply with the terms of their leases or to comply with federal and state healthcare laws and regulations to which the leased properties are subject could require us to find another lessee for such leased property and there could be a decrease in or cessation of rental payments. In such event, we may be unable to locate a suitable lessee at similar rental rates or at all, which would have the effect of reducing our rental revenues.

The impact of healthcare reform legislation on us and our tenants cannot accurately be predicted.

Ensign, Pristine and other healthcare operators to which we lease properties are dependent on the healthcare industry and may be susceptible to the risks associated with healthcare reform. Because all of our properties are used as healthcare properties, we are impacted by the risks associated with healthcare reform. Legislative proposals are introduced or proposed in Congress and in some state legislatures each year that would effect major changes in the healthcare system, either nationally or at the state level. We cannot accurately predict whether any future legislative proposals will be adopted or, if adopted, what effect, if any, these proposals would have on our tenants and, thus, our business.

In March 2010, President Obama signed the Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”) into law. The passage of the Affordable

Care Act has resulted in comprehensive reform legislation that has expanded healthcare coverage to millions of uninsured people and provided for significant changes to the U.S. healthcare system over several years. The Affordable Care Act includes a large number of health-related provisions, including expanding Medicaid eligibility, requiring most individuals to have health insurance, establishing new regulations on health plans, establishing health insurance exchanges, and modifying certain payment systems to encourage more cost-effective care and a reduction of inefficiencies and waste (e.g., the implementation of a voluntary bundled payment program and the creation of accountable care organizations), including through new tools to address fraud and abuse. To help fund this expansion, the Affordable Care Act outlines certain reductions in Medicare reimbursements for various healthcare providers, including long-term acute care hospitals and SNFs, as well as certain other changes to Medicare payment methodologies. This comprehensive healthcare legislation provides for extensive future rulemaking by regulatory authorities, and also may be altered or amended. While we can anticipate that some of the rulemaking that will be promulgated by regulatory authorities will affect our tenants and the manner in which they are reimbursed by the federal healthcare programs, we cannot accurately predict today the impact of those regulations on our tenants and, thus, on our business.

The Supreme Court’s 2014 decision to uphold the constitutionality of the individual mandate while striking down the provisions linking federal funding of state Medicaid programs with a federally mandated expansion of those programs, which effectively made Medicaid expansion voluntary, leaving each state free to opt in or out, has not reduced the uncertain impact that the Affordable Care Act will have on healthcare delivery systems. However, given the results of the November 2016 presidential election, the future of the Affordable Care Act is uncertain and at this juncture there will be a period of uncertainty regarding the Affordable Care Act’s repeal, modification or replacement, any of which would have long term financial impact on the delivery of and payment for healthcare.

Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted, which also may impact our business. For instance, on April 1, 2014, the President signed the Protecting Access to Medicare Act of 2014, which, among other things, requires the Centers for Medicare & Medicaid Services (“CMS”) to measure, track, and publish readmission rates of SNFs by 2017 and implement a value-based purchasing program for SNFs (the “SNF VBP Program”) by October 1, 2018. The SNF VBP Program will increase Medicare reimbursement rates for SNFs that achieve certain levels of quality performance measures to be developed by CMS, relative to other facilities. The value-based payments authorized by the SNF VBP Program will be funded by reducing Medicare payment for all SNFs by 2% and redistributing up to 70% of those funds to high-performing SNFs. However, there is no assurance that payments made by CMS as a result of the SNF VBP Program will be sufficient to cover a facility’s costs. If Medicare reimbursement provided to our healthcare tenants is reduced under the SNF VBP Program, that reduction may have an adverse impact on the ability of our tenants to meet their obligations to us.

Additionally, on November 16, 2015, CMS issued the final rule for a new mandatory Comprehensive Care for Joint Replacement (“CJR”) model focusing on coordinated, patient-centered care. Under this model, the hospital in which the hip or knee replacement takes place is accountable for the costs and quality of care from the time of the surgery through 90 days after, or an “episode” of care. This model initially covered 67 geographic areas throughout the country and most hospitals in those regions are required to participate. Following the implementation of the CJR program, the Medicare revenues of our SNF-operating tenants related to lower extremity joint replacement hospital discharges could be increased or decreased in those geographic areas identified by CMS for mandatory participation in the bundled payment program. If Medicare reimbursement provided to our healthcare tenants is reduced under the CJR model, that reduction may have an adverse impact on the ability of our tenants to meet their obligations to us.

However, the fate of the SNF VBP Program and CJR model are uncertain since the Affordable Care Act may be repealed, modified or replaced.

Tenants that fail to comply with the requirements of, or changes to, governmental reimbursement programs, such as Medicare or Medicaid, may cease to operate or be unable to meet their financial and other contractual obligations to us.

Ensign, Pristine and other healthcare operators to which we lease properties are subject to complex federal, state and local laws and regulations relating to governmental healthcare reimbursement programs. See “Business—Government Regulation, Licensing and Enforcement—Overview” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein. As a result, Ensign, Pristine and other tenants are subject to the following risks, among others:

•	statutory and regulatory changes;

•	retroactive rate adjustments;

•	recovery of program overpayments or set-offs;

•	administrative rulings;

•	policy interpretations;

•	payment or other delays by fiscal intermediaries or carriers;

•	government funding restrictions (at a program level or with respect to specific facilities); and

•	interruption or delays in payments due to any ongoing governmental investigations and audits.

Healthcare reimbursement will likely continue to be a significant focus for federal and state authorities in their efforts to control costs. We cannot make any assessment as to the ultimate timing or the effect that any future legislative reforms may have on our tenants’ costs of doing business and on the amount of reimbursement by government and other third-party payors. More generally, and because of the dynamic nature of the legislative and regulatory environment for health care products and services, and in light of existing federal budgetary concerns, we cannot predict the impact that broad-based, far-reaching legislative or regulatory changes could have on the U.S. economy, our business or that of our operators and tenants. The failure of Ensign, Pristine or any of our operators and other tenants to comply with these laws, requirements and regulations could materially and adversely affect their ability to meet their financial and contractual obligations to us.

Finally, government investigations and enforcement actions brought against the health care industry have increased dramatically over the past several years and are expected to continue. Some of these enforcement actions represent novel legal theories and expansions in the application of the False Claims Act.

The False Claims Act provides that any person who “knowingly presents, or causes to be presented” a “false or fraudulent claim for payment or approval” to the U.S. government, or its agents and contractors, is liable for a civil penalty ranging from $5,500 to $11,000 per claim, plus three times the amount of damages sustained by the government. Under the False Claims Act’s so-called “reverse false claims,” liability also could arise for “using” a false record or statement to “conceal,” “avoid” or “decrease” an “obligation” (which can include the retention of an overpayment) “to pay or transmit money or property to the Government.” The False Claims Act also empowers and provides incentives to private citizens (commonly referred to as qui tam relator or whistleblower) to file suit on the government’s behalf. The qui tam relator’s share of the recovery can be between 15% and 25% in cases in which the government intervenes, and 25% to 30% in cases in which the government does not intervene. Notably, the Affordable Care Act amended certain jurisdictional bars to the False Claims Act, effectively narrowing the “public disclosure bar” (which generally requires that a whistleblower suit not be based on publicly disclosed information) and expanding the “original source” exception (which generally permits a whistleblower suit based on publicly disclosed information if the whistleblower is the original source of that publicly disclosed information), thus potentially broadening the field of potential whistleblowers.

Medicare requires that extensive financial information be reported on a periodic basis and in a specific format or content. These requirements are numerous, technical and complex and may not be fully understood or implemented by billing or reporting personnel. With respect to certain types of required information, the False Claims Act may be violated by mere negligence or recklessness in the submission of information to the government even without any intent to defraud. New billing systems, new medical procedures and procedures for which there is not clear guidance may all result in liability.

The costs for an operator of a health care property associated with both defending such enforcement actions and the undertakings in settling these actions can be substantial and could have a material adverse effect on the ability of an operator to meet its obligations to us.

Tenants that fail to structure their facility contractual relationships in light of anti-kickback statutes and self-referral laws expose themselves to significant risk that could result in their inability to meet their financial and other contractual obligations to us.

In addition to reimbursement, operators of healthcare facilities must exercise extreme care in structuring their contractual relationships with vendors, physicians and other healthcare providers who provide goods and services to healthcare facilities, in particular, the anti-kickback statutes and self-referral laws, noted below.

Federal “Fraud and Abuse” Laws and Regulations. The Medicare and Medicaid anti-fraud and abuse amendments to the Social Security Act (the “Anti-Kickback Law”) make it a felony, subject to certain exceptions, to engage in illegal remuneration arrangements with vendors, physicians and other health care providers for the referral of Medicare beneficiaries or Medicaid recipients. When a violation occurs, the government may proceed criminally or civilly. If the government proceeds criminally, a violation is a felony and may result in imprisonment for up to five years, fines of up to $25,000 and mandatory exclusion from participation in all federal health care programs. If the government proceeds civilly, it may impose a civil monetary penalty of $50,000 per violation and an assessment of not more than three times the total amount of remuneration involved, and it may exclude the parties from participation in all federal health care programs. Many states have enacted similar laws to, and in some cases broader than the Anti-Kickback Law. Exclusion from these programs would have a material adverse effect on the operations and financial condition of Ensign, Pristine or any of our other healthcare operators.

The scope of prohibited payments in the Anti-Kickback Law is broad. The U. S. Department of Health and Human Services has published regulations which describe certain “safe harbor” arrangements that will not be deemed to constitute violations of the Anti-Kickback Law. An arrangement that fits squarely into a safe harbor is immune from prosecution under the Anti-Kickback Statute. The safe harbors described in the regulations are narrow and do not cover a wide range of economic relationships which many SNFs, physicians and other health care providers consider to be legitimate business arrangements not prohibited by the statute. Because the regulations describe safe harbors and do not purport to describe comprehensively all lawful or unlawful economic arrangements or other relationships between health care providers and referral sources, health care providers having these arrangements or relationships may be required to alter them in order to ensure compliance with the Anti-Kickback Law.

Restrictions on Referrals. The federal physician self-referral law and its implementing regulations (commonly referred to as “Stark Law”) prohibits providers of “designated health services” from billing Medicare or Medicaid if the patient is referred by a physician (or his/her immediate family member) with a financial relationship with the entity, unless an exception applies. “Designated health services” include clinical laboratory services; physical therapy services; occupational therapy services; radiology services, including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services; radiation therapy services and supplies; durable medical equipment and services; parenteral and enteral nutrients, equipment and supplies; prosthetics, orthotics, and prosthetic devices and supplies; home health services; outpatient prescription drugs; and inpatient and outpatient hospital services. The Stark Law also prohibits the furnishing entity from submitting a claim for reimbursement or otherwise billing Medicare or any other person or entity for improperly referred designated health services.

An entity that submits a claim for reimbursement in violation of the Stark Law must refund any amounts collected and may be: (1) subject to a civil penalty of up to $15,000 for each self-referred service; and (2) excluded from participation in federal health care programs. In addition, a physician or entity that has participated in a “scheme” to circumvent the operation of the Stark Law is subject to a civil penalty of up to $100,000 and possible exclusion from participation in federal health care programs.

CMS has established a voluntary self-disclosure program under which health care facilities and other entities may report Stark violations and seek a reduction in potential refund obligations. However, the program is relatively new and therefore it is difficult to determine at this time whether it will provide significant monetary relief to health care facilities that discover inadvertent Stark Law violations.

The costs of an operator of a health care property for any non-compliance with the Anti-Kickback Law and Stark Laws can be substantial and could have a material adverse effect on the ability of an operator to meet its obligations to us.

Tenants that fail to adhere to HIPAA and the HITECH Act’s privacy and security requirements expose themselves to significant risk that could result in their inability to meet their financial and other contractual obligations to us.

Potentially significant legal exposure exists for healthcare operators under state and federal laws which govern the use and disclosure of confidential patient health information and patients’ rights to access and amend their own health information. The Administrative Simplification Requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) established national standards to facilitate the electronic exchange of Protected Health Information (“PHI”) and to maintain the privacy and security of the PHI. These standards have a major effect on healthcare providers which transmit PHI in electronic form in connection with HIPAA standard transactions (e.g., health care claims). In particular, HIPAA established standards governing: (1) electronic transactions and code sets; (2) privacy; (3) security; and (4) national identifiers. Failure of our operators to comply could result in criminal and civil penalties, which could have a material adverse effect on the ability of our tenants to meet their obligations to us.

Title XIII of the Affordable Care Act, otherwise known as the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), provides for an investment of almost $20 billion in public monies for the development of a nationwide health information technology (“HIT”) infrastructure. The HIT infrastructure is intended to improve health care quality, reduce costs and facilitate access to certain information. The HITECH Act also expands the scope and application of the administrative simplification provisions of HIPAA, and its implementing regulations, (i) imposing a written notice obligation upon covered entities for security breaches involving “unsecured” PHI, (ii) expanding the scope of a provider’s electronic health record disclosure tracking obligations, (iii) substantially limiting the ability of health care providers to sell PHI without patient authorization, (iv) increasing penalties for violations, and (v) providing for enforcement of violations by state attorneys general. While the effects of the HITECH Act cannot be predicted at this time, the obligations imposed thereunder could have a material adverse effect on the financial condition of our operators, which could have a material adverse effect on the ability of our tenants to meet their obligations to us.

Tenants that fail to comply with federal, state and local licensure, certification and inspection laws and regulations may cease to operate our healthcare facilities or be unable to meet their financial and other contractual obligations to us.

The healthcare operators to which we lease properties are subject to extensive federal, state, local and industry-related licensure, certification and inspection laws, regulations and standards. Our tenants’ failure to comply with any of these laws, regulations or standards could result in loss or restriction of license, loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal and state healthcare programs, or closure of the facility. For example, operations at our properties may require a license, registration, certificate of need, provider agreement or certification. Failure of any tenant to obtain, or the loss or restrictions on any required license, registration, certificate of need, provider agreement or certification would prevent a facility from operating in the manner intended by such tenant. Additionally, failure of our tenants to generally comply with applicable laws and regulations could adversely affect facilities owned by us, result in adverse publicity and loss of reputation, and therefore could materially and adversely affect us. See “Business—Government Regulation, Licensing and Enforcement—Healthcare Licensure and Certificate of Need” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein.

Our tenants depend on reimbursement from government and other third-party payors; reimbursement rates from such payors may be reduced, which could cause our tenants’ revenues to decline and could affect their ability to meet their obligations to us.

The federal government and a number of states are currently managing budget deficits, which may put pressure on Congress and the states to decrease reimbursement rates for our tenants, with the goal of decreasing state expenditures under Medicaid programs. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in Medicaid due to unemployment and declines in family incomes. These potential reductions could be compounded by the potential for federal cost-cutting efforts that could lead to reductions in reimbursement to our tenants under both the Medicaid and Medicare programs. Potential reductions in Medicaid and Medicare reimbursement to our tenants could reduce the revenues of our tenants and their ability to meet their obligations to us.

The bankruptcy, insolvency or financial deterioration of our tenants could delay or prevent our ability to collect unpaid rents or require us to find new tenants.

We receive substantially all of our income as rent payments under leases of our properties. We have no control over the success or failure of our tenants’ businesses and, at any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may fail to make rent payments when due or declare bankruptcy.

Any tenant failures to make rent payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders (which could adversely affect our ability to raise capital or service our indebtedness). This risk is magnified in situations where we lease multiple properties to a single tenant, such as Ensign and Pristine, as a multiple property tenant failure could reduce or eliminate rental revenue from multiple properties.

If tenants are unable to comply with the terms of the leases, we may be forced to modify the leases in ways that are unfavorable to us. Alternatively, the failure of a tenant to perform under a lease could require us to declare a default, repossess the property, find a suitable replacement tenant, hire third-party managers to operate the property or sell the property. There is no assurance that we would be able to lease a property on substantially equivalent or better terms than the prior lease, or at all, find another qualified tenant, successfully reposition the property for other uses or sell the property on terms that are favorable to us. It may be more difficult to find a replacement tenant for a healthcare property than it would be to find a replacement tenant for a general commercial property due to the specialized nature of the business. Even if we are able to find a suitable replacement tenant for a property, transfers of operations of healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations, resulting in delays in receiving reimbursement, or a potential loss of a facility’s reimbursement for a period of time, which may affect our ability to successfully transition a property.

If any lease expires or is terminated, we could be responsible for all of the operating expenses for that property until it is re-leased or sold. If we experience a significant number of un-leased properties, our operating expenses could increase significantly. Any significant increase in our operating costs may have a material adverse effect on our business, financial condition and results of operations, and our ability to make distributions to our stockholders.

If one or more of our tenants files for bankruptcy relief, the U.S. Bankruptcy Code provides that a debtor has the option to assume or reject the unexpired lease within a certain period of time. Any bankruptcy filing by or relating to one of our tenants could bar all efforts by us to collect pre-bankruptcy debts from that tenant or seize its property. A tenant bankruptcy could also delay our efforts to collect past due balances under the leases and could ultimately preclude collection of all or a portion of these sums. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which may have a material adverse effect on our business, financial condition and results of operations, and our ability to make distributions to our stockholders. Furthermore, dealing with a tenant’s bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.

The geographic concentration of some of our facilities could leave us vulnerable to an economic downturn, regulatory changes or acts of nature in those areas.

Our properties are located in 21 different states, with concentrations in Texas, California and Ohio. The properties in these three states accounted for approximately 24%, 16% and 9%, respectively, of the total beds and units in our portfolio, as of December 31, 2016 and approximately 16%, 18% and 20%, respectively, of our rental income for the year ended December 31, 2016. As a result of this concentration, the conditions of local economies and real estate markets, changes in governmental rules, regulations and reimbursement rates or criteria, changes in demographics, state funding, acts of nature and other factors that may result in a decrease in demand and/or reimbursement for skilled nursing services in these states could have a disproportionately adverse effect on our tenants’ revenue, costs and results of operations, which may affect their ability to meet their obligations to us.

Our facilities located in Texas are especially susceptible to natural disasters such as hurricanes, tornadoes and flooding, and our facilities located in California are particularly susceptible to natural disasters such as fires, earthquakes and mudslides. These acts of nature may cause disruption to our tenants, their employees and our facilities, which could have an adverse impact on our tenants’ patients and businesses. In order to provide care for their patients, our tenants are dependent on consistent and reliable delivery of food, pharmaceuticals, utilities and other goods to our facilities, and the availability of employees to provide services at the facilities. If the delivery of goods or the ability of employees to reach our facilities were interrupted in any material respect due to a natural disaster or other reasons, it would have a significant impact on our facilities and our tenants’ businesses at those facilities. Furthermore, the impact, or impending threat, of a natural disaster may require that our tenants evacuate one or more facilities, which would be costly and would involve risks, including potentially fatal risks, for their patients. The impact of disasters and similar events is inherently uncertain. Such events could harm our tenants’ patients and employees, severely damage or destroy one or more of our facilities, harm our tenants’ business, reputation and financial performance, or otherwise cause our tenants’ businesses to suffer in ways that we currently cannot predict.

We pursue acquisitions of additional properties and seek other strategic opportunities in the ordinary course of our business, which may result in the use of a significant amount of management resources or significant costs, and we may not fully realize the potential benefits of such transactions.

We pursue acquisitions of additional properties and seek acquisitions and other strategic opportunities in the ordinary course of our business. Accordingly, we are often engaged in evaluating potential transactions and other strategic alternatives. In addition, from time to time, we engage in discussions that may result in one or more transactions. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, we may devote a significant amount of our management resources to such a transaction, which could negatively impact our operations. We may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining our operations if such a transaction is completed. In the event that we consummate an acquisition or strategic alternative in the future, there is no assurance that we would fully realize the potential benefits of such a transaction.

Additionally, we have preferred equity interests in a limited number of joint ventures. Our use of joint ventures may be subject to risks that may not be present with other ownership methods. Our joint ventures may involve property development, which presents additional risks that could render a development project less profitable or not profitable at all and, under certain circumstances, may prevent completion of development activities once undertaken.

We operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, healthcare operators, lenders and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. If we cannot identify and purchase a sufficient quantity of suitable properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially and adversely affected. Additionally, the fact that we must distribute 90% of our REIT taxable income in order to maintain our qualification as a REIT may limit our ability to rely upon rental payments from our leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed. Transactions involving properties we might seek to acquire entail risks associated with real estate investments generally, including that the investment’s performance will fail to meet expectations or that the tenant, operator or manager will underperform.

Required regulatory approvals can delay or prohibit transfers of our healthcare properties, which could result in periods in which we are unable to receive rent for such properties.

Our tenants which operate SNFs and other healthcare facilities must be licensed under applicable state law and, depending upon the type of facility, certified or approved as providers under the Medicare and/or Medicaid programs. Prior to the transfer of the operations of such healthcare properties to successor operators, the new operator generally must become licensed under state law and, in certain states, receive change of ownership approvals under certificate of need laws (which provide for a certification that the state has made a determination that a need exists for the beds located on the property) and, if applicable, file for a Medicare and Medicaid change of ownership (commonly referred to as a CHOW). If an existing lease is terminated or expires and a new tenant is found, then any delays in the new tenant receiving regulatory approvals from the applicable federal, state or local government agencies, or the inability to receive such approvals, may prolong the period during which we are unable to collect the applicable rent.

We may be required to incur substantial renovation costs to make certain that our healthcare properties are suitable for other operators and tenants.

Healthcare facilities are typically highly customized and may not be easily adapted to non-healthcare-related uses. The improvements generally required to conform a property to healthcare use, such as upgrading electrical, gas and plumbing infrastructure and security, are costly and at times tenant-specific. A new or replacement tenant to operate one or more of our healthcare facilities may require different features in a property, depending on that tenant’s particular operations. If a current tenant is unable to pay rent and vacates a property, we may incur substantial expenditures to modify a property before we are able to secure another tenant. Also, if the property needs to be renovated to accommodate multiple tenants, we may incur substantial expenditures before we are able to release the space. In addition, approvals of local authorities for such modifications and/or renovations may be necessary, resulting in delays in transitioning a facility to a new tenant. These expenditures or renovations could materially and adversely affect our business, financial condition or results of operations.

We may not be able to sell properties when we desire because real estate investments are relatively illiquid, which could materially and adversely affect our business, financial position or results of operations.

Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to changes in the real estate market. A downturn in the real estate market could materially and adversely affect the value of our properties and our ability to sell such properties for acceptable prices or on other acceptable terms. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property or portfolio of properties. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could materially and adversely affect our business, financial position or results of operations.

An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect our stock price.

If interest rates increase, so could our interest costs for any new debt and our variable rate debt obligations under our Credit Facility. This increased cost could make the financing of any acquisition more costly, as well as lower our current period earnings. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could decrease the access third parties have to credit, thereby decreasing the amount they are willing to pay for our assets and consequently limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions. Further, the dividend yield on our common stock, as a percentage of the price of such common stock, will influence the price of such common stock. Thus, an increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, which could adversely affect the market price of our common stock.

If we lose our key management personnel, we may not be able to successfully manage our business and achieve our objectives.

Our success depends in large part upon the leadership and performance of our executive management team, particularly Gregory K. Stapley and other key employees. If we lose the services of Mr. Stapley or any of our other key employees, we may not be able to successfully manage our business or achieve our business objectives.

We or our tenants may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expense.

Our lease agreements with operators (including the Ensign Master Leases and the long-term, triple-net master lease with Pristine (the “Pristine Master Lease”) require that the tenant maintain comprehensive liability and hazard insurance, and we maintain customary insurance for the ILFs that we own and operate. However, there are certain types of losses (including, but not limited to, losses arising from environmental conditions or of a catastrophic nature, such as earthquakes, hurricanes and floods) that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

If one of our properties experiences a loss that is uninsured or that exceeds policy coverage limits, we could lose the capital invested in the damaged property as well as the anticipated future cash flows from the property. If the damaged property is subject to recourse indebtedness, we could continue to be liable for the indebtedness even if the property is irreparably damaged.

In addition, even if damage to our properties is covered by insurance, a disruption of business caused by a casualty event may result in loss of revenue for our tenants or us. Any business interruption insurance may not fully compensate them or us for such loss of revenue. If one of our tenants experiences such a loss, it may be unable to satisfy its payment obligations to us under its lease with us.

Environmental compliance costs and liabilities associated with real estate properties owned by us may materially impair the value of those investments.

Under various federal, state and local laws, ordinances and regulations, as a current or previous owner of real estate, we may be required to investigate and clean up certain hazardous or toxic substances or petroleum released at a property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by the third parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs it incurs in connection with the contamination. Neither we nor our tenants carry environmental insurance on our properties. Although we generally require our tenants, as operators of our healthcare properties, to indemnify us for environmental liabilities they cause, such liabilities could exceed the financial ability of the tenant to indemnify us or the value of the contaminated property. The presence of contamination or the failure to remediate contamination may materially adversely affect our ability to sell or lease the real estate or to borrow using the real estate as collateral. As the owner of a site, we may also be held liable to third parties for damages and injuries resulting from environmental contamination emanating from the site. Although we will be generally indemnified by our tenants for contamination caused by them, these indemnities may not adequately cover all environmental costs. We may also experience environmental liabilities arising from conditions not known to us.

If the Spin-Off were to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, Ensign and CareTrust REIT could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify Ensign for material taxes pursuant to indemnification obligations under the Tax Matters Agreement that we entered into with Ensign.

Ensign has received from the Internal Revenue Service (the “IRS”) a private letter ruling (the “IRS Ruling”), which provides substantially to the effect that, on the basis of certain facts presented and representations and assumptions set forth in the request submitted to the IRS, the Spin-Off will qualify as tax-free under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”). The IRS Ruling does not address certain requirements for tax-free treatment of the Spin-Off under Section 355 of the Code, and Ensign received a tax opinion from its tax advisors, substantially to the effect that, with respect to such requirements on which the IRS will not rule, such requirements have been satisfied. The IRS Ruling, and the tax opinion that Ensign received from its tax advisors, rely on, among other things, certain facts, representations, assumptions and undertakings, including those relating to the past and future conduct of our and Ensign’s businesses, and the IRS Ruling and the tax opinion would not be valid if such facts, representations, assumptions and undertakings were incorrect in any material respect. Notwithstanding the IRS Ruling and the tax opinion, the IRS could determine the Spin-Off should be treated as a taxable transaction for U.S. federal income tax purposes if it determines any of the facts, representations, assumptions or undertakings that were included in the request for the IRS Ruling are false or have been violated or if it disagrees with the conclusions in the opinions that are not covered by the IRS Ruling.

If the Spin-Off ultimately is determined to be taxable, Ensign would recognize taxable gain in an amount equal to the excess, if any, of the fair market value of the shares of our common stock held by Ensign on the distribution date over Ensign’s tax basis in such shares. Such taxable gain and resulting tax liability would be substantial.

In addition, under the terms of the Tax Matters Agreement that we entered into with Ensign (the “Tax Matters Agreement”), we generally are responsible for any taxes imposed on Ensign that arise from the failure of the Spin-Off to qualify as tax-free for U.S. federal income tax purposes, within the meaning of Sections 368(a)(1)(D) and 355 of the Code, to the extent such failure to qualify is attributable to certain actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or any covenants made by us in the Tax Matters Agreement, the materials submitted to the IRS in connection with the request for the IRS Ruling or the representation letter provided in connection with the tax opinion relating to the Spin-Off. Our indemnification obligations to Ensign and its subsidiaries, officers and directors are not limited by any maximum amount. If we are required to indemnify Ensign under the circumstance set forth in the Tax Matters Agreement, we may be subject to substantial tax liabilities.

We may not be able to engage in desirable strategic transactions and equity issuances because of certain restrictions relating to requirements for tax-free distributions for U.S. federal income tax purposes. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

Our ability to engage in significant strategic transactions and equity issuances may be limited or restricted in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the Spin-Off.

Even if the Spin-Off otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code, it may result in corporate level taxable gain to Ensign under Section 355(e) of the Code if 50% or more, by vote or value, of shares of our stock or Ensign’s stock are acquired or issued as part of a plan or series of related transactions that includes the Spin-Off. The process for determining whether an acquisition or issuance triggering these provisions has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Any acquisitions or issuances of our stock or Ensign stock within a two-year period after the Spin-Off generally are presumed to be part of such a plan, although we or Ensign, as applicable, may be able to rebut that presumption.

Under the Tax Matters Agreement that we entered into with Ensign, we also are generally responsible for any taxes imposed on Ensign that arise from the failure of the Spin-Off to qualify as tax-free for U.S. federal income tax purposes, within the meaning of Sections 368(a)(1)(D) and 355 of the Code, to the extent such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or any covenants made by us in the Tax Matters Agreement, the materials submitted to the IRS in connection with the request for the IRS Ruling or the representation letter provided to counsel in connection with the tax opinion.

Our agreements with Ensign may not reflect terms that would have resulted from arm’s-length negotiations with unaffiliated third parties.

The agreements related to the Spin-Off, including the Separation and Distribution Agreement, the Ensign Master Leases, the Opportunities Agreement, the Tax Matters Agreement, the Transition Services Agreement and the Employee Matters Agreement we entered into with Ensign, were negotiated in the context of the Spin-Off while we were still a wholly owned subsidiary of Ensign. As a result, although those agreements are intended to reflect arm’s-length terms, they may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Conversely, certain agreements related to the Spin-Off may include terms that are more favorable than those that would have resulted from arm’s-length negotiations among unaffiliated third parties. Following expiration of those agreements, we may have to enter into new agreements with unaffiliated third parties, and such agreements may include terms that are less favorable to us. The terms of the agreements negotiated in the context of the Spin-Off concern, among other things, divisions and allocations of assets and liabilities and rights and obligations, between Ensign and us.

The ownership by our chief executive officer, Gregory K. Stapley, of shares of Ensign common stock may create, or may create the appearance of, conflicts of interest.

Because of his former position with Ensign, our chief executive officer, Gregory K. Stapley, owns shares of Ensign common stock. Mr. Stapley also owns shares of our common stock. His individual holdings of shares of our common stock and Ensign common stock may be significant compared to his respective total assets. These equity interests may create, or appear to create, conflicts of interest when he is faced with decisions that may not benefit or affect CareTrust REIT and Ensign in the same manner.

Our potential indemnification liabilities pursuant to the Separation and Distribution Agreement could materially and adversely affect us.

The Separation and Distribution Agreement between us and Ensign includes, among other things, provisions governing the relationship between us and Ensign after the Spin-Off. Among other things, the Separation and Distribution Agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to or arising out of our business. If we are required to indemnify Ensign under the circumstances set forth in the Separation and Distribution Agreement, we may be subject to substantial liabilities.

In connection with the Spin-Off, Ensign agreed to indemnify us for certain liabilities. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that Ensign’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the Separation and Distribution Agreement, the Tax Matters Agreement and other agreements we entered into in connection with the Spin-Off, Ensign agreed to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Ensign agreed to retain pursuant to these agreements, and there can be no assurance that Ensign will be able to fully satisfy its indemnification obligations under these agreements. Moreover, even if we ultimately succeed in recovering from Ensign any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from Ensign.

The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.

The Spin-Off and related transactions, including the special dividend paid on December 10, 2014 (the “Special Dividend”), are subject to review under various state and federal fraudulent conveyance laws. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which vary from state to state, the Spin-Off or any of the related transactions could be voided as a fraudulent transfer or conveyance if Ensign (a) distributed property with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for such distribution, and one of the following is also true at the time thereof: (1) Ensign was insolvent or rendered insolvent by reason of the Spin-Off or any related transaction, (2) the Spin-Off or any related transaction left Ensign with an unreasonably small amount of capital or assets to carry on the business, or (3) Ensign intended to, or believed that, it would incur debts beyond its ability to pay as they mature.

As a general matter, value is given under U.S. law for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value under U.S. law in connection with a distribution to its stockholders.

We cannot be certain as to the standards a U.S. court would use to determine whether or not Ensign was insolvent at the relevant time. In general, however, a U.S. court would deem an entity insolvent if: (1) the sum of its debts, including contingent and unliquidated liabilities, was greater than the value of its assets, at a fair valuation; (2) the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or (3) it could not pay its debts as they became due.

If a U.S. court were to find that the Spin-Off was a fraudulent transfer or conveyance, a court could void the Spin-Off, require stockholders to return to Ensign some or all of the shares of common stock distributed in the Spin-Off or require stockholders to pay as money damages an equivalent of the value of the shares of common stock at the time of the Spin-Off. If a U.S. court were to find that the Special Dividend was a fraudulent transfer or conveyance, a court could void the Special Dividend, require stockholders to return to us some or all of the Special Dividend or require stockholders to pay as money damages an equivalent of the value of the Special Dividend. Moreover, stockholders could be required to return any dividends previously paid by us. With respect to any transfers from Ensign to us, if any such transfer was found to be a fraudulent transfer, a court could void the transaction or Ensign could be awarded monetary damages for the difference between the consideration received by Ensign and the fair market value of the transferred property at the time of the Spin-Off.

We are subject to certain continuing operational obligations pursuant to Ensign’s 2013 Corporate Integrity Agreement.

As part of compliance with various requirements of federal and private healthcare programs, Ensign and its subsidiaries are required to maintain a corporate compliance program pursuant to a corporate integrity agreement (“CIA”) that Ensign entered into in October 2013 with the Office of the Inspector General of the U.S. Department of Health and Human Services. Although we are no longer a subsidiary of Ensign, we are subject to certain continuing operational obligations as part of Ensign’s compliance program pursuant to the CIA, including certain training in Medicare and Medicaid laws for our employees. Failure to timely comply with the applicable terms of the CIA could result in substantial civil or criminal penalties, which could adversely affect our financial condition and results of operations.

We rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

We rely on information technology networks and systems, including the internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, and maintaining personal identifying information and tenant and lease data. We purchase some of our information technology from vendors, on whom our systems depend. We rely on commercially available systems, software, tools and monitoring to provide security for the processing, transmission and storage of confidential tenant and customer data, including individually identifiable information relating to financial accounts. Although we have taken steps to protect the security of our information systems and the data maintained in those systems, it is possible that our safety and security measures will not prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. The risk of security breaches has generally increased as the number, intensity and sophistication of attacks have increased. In some cases, it may be difficult to anticipate or immediately detect such incidents and the damage they cause. Any failure to maintain proper function, security and availability of our information systems could interrupt our operations, damage our reputation, subject us to liability claims or regulatory penalties and could have a materially adverse effect on our business, financial condition and results of operations.

Our assets may be subject to impairment charges.

At each reporting period, we evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, we are required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations in the period in which the write-off occurs.

We have now, and may have in the future, exposure to contingent rent escalators.

We receive revenue primarily by leasing our assets under leases that are long-term triple-net leases in which the rental rate is generally fixed with annual rent escalations, subject to certain limitations. Almost all of our leases contain escalators contingent on changes in the Consumer Price Index, subject to maximum fixed percentages. If the Consumer Price Index does not increase, our revenues may not increase.

Risks Related to Our Status as a REIT

If we do not qualify to be taxed as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which could adversely affect our ability to raise capital or service our indebtedness.

We currently operate, and intend to continue to operate, in a manner that will allow us to continue to qualify to be taxed as a REIT for U.S. federal income tax purposes. We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2014. We received an opinion of our counsel with respect to our qualification as a REIT in connection with the Spin-Off. Investors should be aware, however, that opinions of advisors are not binding on the IRS or any court. The opinion of our counsel represents only the view of our counsel based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Our counsel has no obligation to advise us or the holders of any of our securities of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of our counsel and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by our counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

If we were to fail to qualify to be taxed as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT, which could adversely affect our financial condition and results of operations.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify to be taxed as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws, including any tax reform called for by the new presidential administration, might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT or the U.S. federal income tax consequences to our investors and us of such qualification.

We could fail to qualify to be taxed as a REIT if income we receive from our tenants is not treated as qualifying income.

Under applicable provisions of the Code, we will not be treated as a REIT unless we satisfy various requirements, including requirements relating to the sources of our gross income. Rents received or accrued by us from our tenants will not be treated as qualifying rent for purposes of these requirements if the leases are not respected as true leases for U.S. federal income tax purposes and are instead treated as service contracts, joint ventures or some other type of arrangement. If the leases are not respected as true leases for U.S. federal income tax purposes, we will likely fail to qualify to be taxed as a REIT.

In addition, subject to certain exceptions, rents received or accrued by us from our tenants will not be treated as qualifying rent for purposes of these requirements if we or a beneficial or constructive owner of 10% or more of our stock beneficially or constructively owns 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. CareTrust REIT’s charter provides for restrictions on ownership and transfer of CareTrust REIT’s shares of stock, including restrictions on such ownership or transfer that would cause the rents received or accrued by us from our tenants to be treated as non-qualifying rent for purposes of the REIT gross income requirements. Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that rents received or accrued by us from our tenants will not be treated as qualifying rent for purposes of REIT qualification requirements.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable by U.S. corporations to U.S. stockholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify to be taxed as a REIT (assuming that certain other requirements are also satisfied) so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code.

Our funds from operations are generated primarily by rents paid under the Ensign Master Leases and the Pristine Master Lease. From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid being subject to corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state, and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, we may hold some of our assets or conduct certain of our activities through one or more taxable REIT subsidiaries (each, a “TRS”) or other subsidiary corporations that will be subject to U.S. federal, state, and local corporate-level income taxes as regular C corporations. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s-length basis. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to forgo otherwise attractive acquisition opportunities or liquidate otherwise attractive investments.

To qualify to be taxed as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code). The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets can be represented by securities of one or more TRSs. Further, for taxable years beginning after December 31, 2015, no more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” (as defined in the Code). If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

In addition to the asset tests set forth above, to qualify to be taxed as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Income from certain hedging transactions that we may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. For taxable years beginning after December 31, 2015, income from new transactions entered into to hedge the income or loss from prior hedging transactions, where the indebtedness or property which was the subject of the prior hedging transaction was extinguished or disposed of, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because the TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in the TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

Even if we qualify to be taxed as a REIT, we could be subject to tax on any unrealized net built-in gains in our assets held before electing to be treated as a REIT.

We own appreciated assets that were held by a C corporation and were acquired by us in a transaction in which the adjusted tax basis of the assets in our hands was determined by reference to the adjusted basis of the assets in the hands of the C corporation. If we dispose of any such appreciated assets during the five-year period following our qualification as a REIT, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that we became a REIT over the adjusted tax basis of such assets on such date, which are referred to as built-in gains. We would be subject to this tax liability even if we qualify and maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to sell in a taxable transaction appreciated assets we might otherwise sell during the five-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a REIT. The amount of tax could be significant.

Uncertainties relating to CareTrust REIT’s estimate of its “earnings and profits” attributable to C-corporation taxable years may have an adverse effect on our distributable cash flow.

In order to qualify as a REIT, a REIT cannot have at the end of any REIT taxable year any undistributed earnings and profits (“E&P”) that are attributable to a C-corporation taxable year. A REIT that has non-REIT accumulated earnings and profits has until the close of its first full tax year as a REIT to distribute such earnings and profits. Failure to meet this requirement would result in CareTrust REIT’s disqualification as a REIT. In connection with the Company’s intention to qualify as a real estate investment trust, on October 17, 2014, the Company’s board of directors declared the Special Dividend to distribute the amount of accumulated E&P allocated to the Company as a result of the Spin-Off. The amount of the Special Dividend was $132.0 million, or approximately $5.88 per common share. It was paid on December 10, 2014, to stockholders of record as of October 31, 2014, in a combination of both cash and stock. The cash portion totaled $33.0 million and the stock portion totaled $99.0 million. The Company issued 8,974,249 shares of common stock in connection with the stock portion of the Special Dividend.

The determination of non-REIT earnings and profits is complicated and depends upon facts with respect to which CareTrust REIT may have had less than complete information or the application of the law governing earnings and profits, which is subject to differing interpretations, or both. Consequently, there are substantial uncertainties relating to the estimate of CareTrust REIT’s non-REIT earnings and profits, and we cannot be assured that the earnings and profits distribution requirement has been met. These uncertainties include the possibility that the IRS could upon audit, as discussed above, increase the taxable income of CareTrust REIT, which would increase the non-REIT earnings and profits of CareTrust REIT. There can be no assurances that we have satisfied the requirement.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the issuance of the Notes of approximately $294.0 million after deducting the underwriters’ discounts and commissions and our estimated offering fees and expenses payable by us in connection with this offering of the Notes. We intend to use a portion of the net proceeds from this offering to redeem all of the outstanding 2021 Notes. On May 8, 2017, we issued a conditional notice of optional redemption to redeem all $260.0 million aggregate principal amount outstanding of our 2021 Notes on June 7, 2017 at a redemption price of 102.938% of the principal amount of the outstanding 2021 Notes, subject to the completion of this offering and the deposit of net proceeds from this offering with the trustee of the 2021 Notes in an amount sufficient to pay the redemption price and all accrued and unpaid interest on the 2021 Notes. We will satisfy and discharge our obligations under our 2021 Notes concurrently with the completion of this offering and the deposit of net proceeds from this offering with the trustee of the 2021 Notes in an amount sufficient to pay the redemption price and all accrued and unpaid interest on the 2021 Notes.

We intend to use any remaining net proceeds to repay borrowings outstanding under our Revolving Facility and for general corporate purposes, including acquisitions. We had $27.0 million outstanding under our Revolving Facility as of March 31, 2017. The interest rates applicable to borrowings outstanding under our Revolving Facility are, at our option, equal to either a base rate plus a margin ranging from 0.75% to 1.40% per annum or applicable LIBOR plus a margin ranging from 1.75% to 2.40% per annum based on the debt to asset value ratio of us and our subsidiaries (subject to decrease at our election if we obtain certain specified investment grade ratings on our senior long term unsecured debt). The Revolving Facility has a maturity date of August 5, 2019 and includes two six-month extension options. See “Description of Other Indebtedness—Unsecured Revolving Credit Facility and Term Loan.”

Underwriters and/or their affiliates are lenders under our Revolving Facility and may receive a portion of the net proceeds of this offering pursuant to the repayment of a portion of borrowings outstanding thereunder. See “Underwriting” in this prospectus supplement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2017:

•	on an actual basis; and

•	on an as-adjusted basis to reflect this offering and the use of net proceeds therefrom, as described in “Use of Proceeds.”

The following table should be reviewed in conjunction with “Use of Proceeds,” “Summary—Summary Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness,” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, which are incorporated herein by reference.

	March 31, 2017
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$1,283	$1,283

Long-term debt, including amounts due within one year:
Senior unsecured notes payable, net (2021 Notes)	$255,561	$—
Senior unsecured term loan, net	99,445	99,445
Senior unsecured revolving credit facility(2)	27,000	664
Notes offered hereby, net	—	293,975

Total debt	382,006	394,084
Total equity	557,947	545,869

Total capitalization	$939,953	$939,953

(1)	As adjusted reflects the redemption of all $260.0 million aggregate principal amount outstanding of our 2021 Notes on June 7, 2017 at a redemption price of 102.938% of the principal amount of the outstanding 2021 Notes, but does not give effect to the payment of accrued and unpaid interest on the 2021 Notes.
(2)	Our Revolving Facility provides for total available borrowing capacity of up to $400.0 million, subject to a borrowing base calculation. See “Description of Other Indebtedness.”

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for CareTrust REIT for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31, 2017	Year Ended December 31,
		2016		2015		2014(1)	2013(1)	2012(1)
Ratio of earnings to combined fixed charges and preferred stock dividends(2)	2.75x	2.26	x	1.40	x	—	—	1.02	x

(1)	The ratios for the years ended December 31, 2012 and 2013 are based on the historical financial information of Ensign, the predecessor of CareTrust REIT. The ratio for the year ended December 31, 2014 is based, in part, on the historical financial information of Ensign prior to June 1, 2014, the effective date of the Spin-Off. Earnings were insufficient to cover fixed charges by $272,000 and $8,143,000 for the years ended December 31, 2013 and 2014, respectively.
(2)	For the purpose of computing our ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” is the amount resulting from adding: (a) pre-tax income from continuing operations; and (b) fixed charges. “Fixed charges” is the amount equal to the sum of: (i) interest expensed and capitalized; (ii) amortization of premiums, discounts and capitalized expenses related to indebtedness; and (iii) an estimate of the interest within rental expense. There were no preferred stock dividends in the years ended December 31, 2012 through December 31, 2016, or in the three months ended March 31, 2017.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected financial data and other data for CareTrust REIT on a historical basis. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017. Our historical operating results may not be comparable to our future operating results. The comparability of the selected financial data presented below is significantly affected by our acquisitions and new investments in 2017, 2016, 2015, and 2014.

The selected historical financial data as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016, 2015 and 2014 has been derived from our audited consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus supplement. The selected historical financial data as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 has been derived from CareTrust REIT’s unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, which is incorporated by reference into this prospectus supplement. The selected historical financial data set forth below reflects, for the relevant periods presented, as applicable, the historical financial position, results of operations and cash flows of (i) the SNFs, ALFs and ILFs that Ensign contributed to CareTrust REIT immediately prior to June 1, 2014, the effective date of the Spin-Off, (ii) the operations of the three ILFs that CareTrust REIT operated immediately following the Spin-Off, and (iii) the new investments and financings that we have made after the Spin-Off. “Ensign Properties” is the predecessor of the CareTrust REIT, and its historical financial statements have been prepared on a “carve-out” basis from Ensign’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to such SNFs, ALFs and ILFs, and include allocations of income, expenses, assets and liabilities from Ensign. These allocations reflect significant assumptions. Although CareTrust REIT’s management believes such assumptions are reasonable, the historical financial statements do not fully reflect what CareTrust REIT’s financial position, results of operations and cash flows would have been had it been a stand-alone company during the periods presented prior to the Spin-Off.

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2017	2016	2016	2015	2014
	(dollars in thousands, except per share amounts)
Income statement data:
Total revenues	$30,608	$23,629	$104,679	$74,951	$58,897
Income (loss) before provision for income taxes	10,281	5,502	29,353	10,034	(8,143)
Net income (loss)	10,281	5,502	29,353	10,034	(8,143)
Income (loss) before provision for income taxes per share	0.15	0.11	0.52	0.26	(0.36)
Net income (loss) per share	0.15	0.11	0.52	0.26	(0.36)
Balance sheet data:
Total assets	$967,438	$743,508	$925,358	$673,166	$475,140
Senior unsecured notes payable, net	255,561	254,495	255,294	254,229	253,165
Senior unsecured term loan, net	99,445	99,361	99,422	—	—
Senior unsecured revolving credit facility	27,000	5,000	95,000	45,000	—
Secured mortgage indebtedness, net	—	—	—	94,676	97,608
Total equity	557,947	364,111	452,430	262,288	113,462
Other financial data:
Dividends declared per common share	$0.185	$0.17	$0.68	$0.64	$6.01
FFO(1)	19,331	12,772	61,483	34,109	14,853
FAD(1)	20,356	13,759	65,118	37,831	16,559

(1)

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and FAD are important non-GAAP supplemental measures of operating performance for a REIT. FFO is defined as net income (loss) computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate related depreciation and amortization and impairment charges. FAD is defined as FFO excluding noncash income and expenses such as amortization of stock-based compensation, amortization of deferred financing costs and the effect of straight-line rent. We believe that the use of FFO and FAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. We consider FFO and FAD to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD, by excluding noncash income and expenses such as amortization of stock-based compensation, amortization of deferred financing costs, and the effect of straight line rent, FFO and FAD can help investors compare our operating performance between periods and to other REITs. However, our computation of FFO and FAD may not be comparable to FFO and FAD reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than we do. Further, FFO and FAD do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance.

The following table reconciles our calculations of FFO and FAD for the three months ended March 31, 2017 and 2016 and the years ended December 31, 2016, 2015 and 2014 to net income, the most directly comparable financial measure according to GAAP, for the same periods:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2017	2016	2016	2015	2014
	(dollars in thousands)
Net income (loss)	$10,281	$5,502	$29,353	$10,034	$(8,143)
Real estate related depreciation and amortization	9,050	7,270	31,865	24,075	22,996
Loss on sale of real estate	—	—	265	—	—

FFO	19,331	12,772	61,483	34,109	14,853
Amortization of deferred financing costs	561	556	2,239	2,200	1,552
Amortization of stock-based compensation	536	431	1,546	1,522	154
Straight-line rental income	(72)	—	(150)	—	—

FAD	$20,356	$13,759	$65,118	$37,831	$16,559

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Consolidated Financial and Other Data” above and our consolidated and combined financial statements and the notes incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017.

Overview

CareTrust REIT is a self-administered, publicly-traded REIT engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. CareTrust REIT was formed on October 29, 2013, as a wholly owned subsidiary of Ensign with the intent to hold substantially all of Ensign’s real estate business. On June 1, 2014, Ensign completed the separation of its real estate business into a separate and independent publicly-traded company by distributing all the outstanding shares of common stock of the Company to Ensign stockholders on a pro rata basis. The Spin-Off was effective from and after June 1, 2014, with shares of our common stock distributed to Ensign stockholders on June 2, 2014. As of March 31, 2017, we owned and leased to independent operators, including Ensign, 158 SNFs, SNF Campuses, ALFs and ILFs which had a total of 15,480 operational beds and units located in Arizona, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Maryland, Michigan, Minnesota, Nebraska, Nevada, North Carolina, Ohio, Texas, Utah, Virginia, Washington and Wisconsin. We also own and operate three independent living facilities which had a total of 264 units located in Texas and Utah. As of March 31, 2017, we also had three other real estate investments, consisting of $14.0 million of preferred equity investments.

We generate revenues primarily by leasing healthcare-related properties to healthcare operators in triple-net lease arrangements, under which the tenant is solely responsible for the costs related to the property (including property taxes, insurance, and maintenance and repair costs). We conduct and manage our business as one operating segment for internal reporting and internal decision making purposes. We expect to grow our portfolio by pursuing opportunities to acquire additional properties that will be leased to a diverse group of local, regional and national healthcare providers, which may include Ensign, as well as senior housing operators and related businesses. We also anticipate diversifying our portfolio over time, including by acquiring properties in different geographic markets, and in different asset classes.

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2014. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify for taxation as a REIT. We operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held through Operating Partnership. The Operating Partnership is managed by CareTrust REIT’s wholly-owned subsidiary, CareTrust GP, LLC, which is the sole general partner of the Operating Partnership. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains.

Recent Developments

Offerings of Common Stock

On March 28, 2016, we completed an underwritten public offering of 9.78 million newly issued shares of our common stock pursuant to an effective registration statement. We received net proceeds of $105.8 million from the offering, after giving effect to the issuance and sale of all 9.78 million shares of common stock (which included 1.28 million shares sold to the underwriters upon exercise of their option to purchase additional shares), at a price to the public of $11.35 per share.

On November 18, 2016, we completed an underwritten public offering of 6.33 million newly issued shares of our common stock pursuant to an effective registration statement. We received net proceeds of $80.9 million from the offering, after giving effect to the issuance and sale of all 6.33 million shares of common stock (which included 0.83 million shares sold to the underwriters upon exercise of their option to purchase additional shares), at a price to the public of $13.35 per share.

At-The-Market Offering of Common Stock

During 2016, we entered into an equity distribution agreement to issue and sell, from time to time, up to $125.0 million in aggregate offering price of our common stock through an “at-the-market” equity offering program (the “ATM Program”). From January 1, 2017 through April 30, 2017, we sold approximately 7.2 million shares of common stock under the ATM Program at an average price of $15.31 per share, resulting in gross proceeds of $109.8 million, before $1.6 million of commissions paid to the sales agents. We used the net proceeds from the sales to repay outstanding borrowings under the Revolving Facility and to finance the Illinois Acquisitions.

Unsecured Revolving Credit Facility and Term Loan

See “Description of Other Indebtedness” below for a description of our unsecured credit facility, which we entered into in August 2015 and amended in February 2016. We used approximately $95.0 million of proceeds from the $100.0 million non-amortizing unsecured term loan funded in February 2016 to pay off and terminate our secured mortgage indebtedness with General Electric Capital Corporation (the “GECC Loan”).

Recent Acquisitions

On December 1, 2016, we acquired three skilled nursing facilities and one skilled nursing campus, consisting of 540 skilled nursing beds and 28 assisted living units, located in the greater Dallas-Fort Worth area of Texas for a purchase price of $95.9 million, inclusive of transaction costs. In connection with the acquisitions, we entered into a new tenant relationship with affiliates of Priority Management Group, LLC, which took over operations effective December 1, 2016. The Texas Acquisitions are expected to generate additional annual cash rent of $8.6 million, resulting in an initial cash yield of 8.9%. The Texas Acquisitions were funded by cash on hand and borrowings under our Revolving Facility.

From January 1, 2017 through April 30, 2017, we acquired seven properties, comprising two ALFs and five SNFs for approximately $55.3 million inclusive of capitalized transaction costs.

Recent Disposition

In December 2016, we sold one non-operating skilled nursing facility in Texas for $2.9 million, resulting in net sales proceeds of $2.9 million and a loss on sale of real estate of $0.3 million. The sold facility was previously subject to one of the Ensign Master Leases, and the master rent thereunder remained unchanged after the sale.

Lease Amendment

On March 21, 2017, we entered into a third lease amendment with affiliates of Pristine and a second guaranty amendment with Pristine, its sole principal and one of its subsidiaries. Under the third lease amendment, we initiated, and partially pre-fund from time to time, a landlord-managed impound account from which we pay certain property taxes and franchise permit fees related to the properties Pristine net leases from us, and into which Pristine makes scheduled deposits. We were also granted security interests in the membership interests of Pristine and its subsidiaries as additional collateral securing the performance of the tenant’s obligations under the Pristine Master Lease. As of March 31, 2017, approximately $2.2 million of property taxes and franchise permit fees related to our properties net-leased to Pristine had been paid from the impound account. Under the second guaranty amendment, a subsidiary of Pristine was added as an additional guarantor (together with Pristine and its sole principal) of the tenants’ obligations under the Pristine Master Lease. Consistent with our practices, we obtain monthly financial and operational information from Pristine that we review to monitor the ability of Pristine and its affiliates to meet their obligations to us under the Pristine Master Lease and related guaranties. Based on information we have received, we expect that Pristine and its affiliates will be able to satisfy their rental obligations to us under the Pristine Master Lease.

Results of Operations

Basis of Presentation

Prior to the Spin-Off, the combined financial statements were prepared on a stand-alone basis and were derived from the accounting records of Ensign (which are not included in this report). These statements reflect the combined historical financial condition and results of operations of the carve-out business of the entities that own the SNFs, ALFs and ILFs that we own, and the operations of the three ILFs that we operate, in accordance with GAAP. Subsequent to the Spin-Off, the financial statements were prepared on a consolidated basis as the entities that own the properties are now wholly owned subsidiaries of the CareTrust REIT. All intercompany transactions and accounts have been eliminated.

Operating Results

Our primary business consists of acquiring, financing and owning real property to be leased to third party tenants in the healthcare sector.

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016:

	Three Months Ended March 31,		Increase (Decrease)	Percentage Difference
	2017	2016
	(dollars in thousands)
Revenues:
Rental income	$27,339	$20,897	$6,442	31%
Tenant reimbursements	2,321	1,797	524	29%
Independent living facilities	793	681	112	16%
Interest and other income	155	254	(99)	(39)%
Expenses:
Depreciation and amortization	9,076	7,293	1,783	24%
Interest expense	5,879	6,187	(308)	(5)%
Property taxes	2,321	1,797	524	29%
Independent living facilities	661	620	41	7%
General and administrative	2,390	2,230	160	7%

Rental income. Rental income was $27.3 million for the three months ended March 31, 2017 compared to $20.9 million for the three months ended March 31, 2016. The $6.4 million or 31% increase in rental income is primarily due to $6.3 million from investments made after January 1, 2016 and $0.1 million from increases in rental rates for our existing tenants.

Independent living facilities. Revenues from our three ILFs that we own and operate were $793,000 for the three months ended March 31, 2017 compared to $681,000 for the three months ended March 31, 2016. The $112,000 or 16% increase was primarily due to increased occupancy at the facilities and a higher average rental rate per unit. Expenses were $661,000 for the three months ended March 31, 2017 compared to $620,000 for the three months ended March 31, 2016. The $41,000 or 7% increase was primarily due to the increased occupancy.

Interest and other income. Interest and other income decreased $99,000 for the three months ended March 31, 2017 to $155,000 compared to $254,000 for the three months ended March 31, 2016. The net decrease was due to the cessation of accruing interest on one preferred equity investment after April 1, 2016 slightly offset by two new preferred equity investments that closed in September 2016.

Depreciation and amortization. Depreciation and amortization expense increased $1.8 million or 24% for the three months ended March 31, 2017 to $9.1 million compared to $7.3 million for the three months ended March 31, 2016. The $1.8 million increase in depreciation and amortization was due to new investments made after April 1, 2016.

Interest expense. Interest expense decreased $0.3 million or 5% for the three months ended March 31, 2017 to $5.9 million compared to $6.2 million for the three months ended March 31, 2016. The decrease was due primarily to lower interest expense of $0.2 million resulting from the pay off in 2016 of the GECC Loan with the Term Loan and a $0.3 million write-off of deferred financing fees in 2016 associated with the payoff and termination of the GECC Loan, partially offset by an increase of $0.2 million from greater borrowings under our Credit Facility.

General and administrative expense. General and administrative expense increased $0.2 million for the three months ended March 31, 2017 to $2.4 million compared to $2.2 million for the three months ended March 31, 2016. The $0.2 million increase is primarily related to higher amortization of stock-based compensation and professional fees.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

	Year Ended December 31,		Increase (Decrease)	Percentage Difference
	2016	2015
	(dollars in thousands)
Revenues:
Rental income	$93,126	$65,979	$27,147	41%
Tenant reimbursements	7,846	5,497	2,349	43%
Independent living facilities	2,970	2,510	460	18%
Interest and other income	737	965	(228)	(24)%
Expenses:
Depreciation and amortization	31,965	24,133	7,832	32%
Interest expense	23,199	25,256	(2,057)	(8)%
Property taxes	7,846	5,497	2,349	43%
Acquisition costs	205	—	205	*
Independent living facilities	2,549	2,376	173	7%
General and administrative	9,297	7,655	1,642	21%

*	Not meaningful

Rental income. Rental income was $93.1 million for the year ended December 31, 2016 compared to $66.0 million for the year ended December 31, 2015. The $27.1 million increase in rental income is due primarily to $26.9 million from new investments made after January 1, 2015, and $0.3 million from increases in rental rates on existing tenants.

Independent living facilities. Revenues from our three ILFs that we own and operate were $3.0 million for the year ended December 31, 2016 compared to $2.5 million for the year ended December 31, 2015. The $0.5 million increase was due primarily to more units being available for lease and rented in 2016. Expenses were $2.5 million for the year ended December 31, 2016 compared to $2.4 million for the year ended December 31, 2015. The $0.1 million increase was due to higher costs associated with the incremental newly leased units.

Interest and other income. Interest and other income decreased $0.2 million for the year ended December 31, 2016 to $0.7 million compared to $1.0 million for the year ended December 31, 2015. The net decrease was due to the cessation of accruing interest on one preferred equity investment slightly offset by two new preferred equity investments that closed during the three months ended September 30, 2016.

Depreciation and amortization. Depreciation and amortization expense increased $7.8 million, or 32%, for the year ended December 31, 2016 to $32.0 million compared to $24.1 million for the year ended December 31, 2015. The $7.8 million increase was primarily due to new investments made after January 1, 2015.

Interest expense. Interest expense decreased $2.1 million, or 8%, for the year ended December 31, 2016 to $23.2 million compared to $25.3 million for the year ended December 31, 2015. The decrease was due primarily to lower interest expense of $4.9 million resulting from the pay off of the GECC Loan with the unsecured term loan, a $1.2 million write-off of deferred financing fees associated with the payoff and termination of our senior secured revolving credit facility and $0.7 million related to our former secured revolving credit facility, partially offset by an increase in interest expense of $2.3 million from our unsecured term loan, $1.4 million from greater borrowings under our unsecured revolving credit facility, $0.8 million related to amortization of deferred financing fees and a $0.3 million write-off of deferred financing fees associated with the payoff and termination of the GECC Loan.

General and administrative expense. General and administrative expense increased $1.6 million for the year ended December 31, 2016 to $9.3 million compared to $7.7 million for the year ended December 31, 2015. The $1.6 million increase is primarily related to higher cash wages including increased staffing of $0.9 million, higher professional fees of $0.4 million and higher state and local taxes of $0.4 million.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

	Year Ended December 31,		Increase (Decrease)	Percentage Difference
	2015	2014
	(dollars in thousands)
Revenues:
Rental income	$65,979	$51,367	$14,612	28%
Tenant reimbursements	5,497	4,956	541	11%
Independent living facilities	2,510	2,519	(9)	—%
Interest and other income	965	55	910	1,655%
Expenses:
Depreciation and amortization	24,133	23,000	1,133	5%
Interest expense	25,256	21,622	3,634	17%
Loss on extinguishment of debt	—	4,067	(4,067)	(100)%
Property taxes	5,497	4,956	541	11%
Acquisition costs	—	47	(47	(100)%
Independent living facilities	2,376	2,243	133	6%
General and administrative	7,655	11,105	(3,450)	(31)%

Rental income. Rental income was $66.0 million for the year ended December 31, 2015 compared to $51.4 million for the year ended December 31, 2014. The $14.6 million increase in rental income is due primarily to $4.8 million of new incremental rent in place after the Spin-Off and $9.8 million from new investments made after October 1, 2014.

Independent living facilities. Revenues from our three ILFs that we own and operate were $2.5 million for the year ended December 31, 2015 compared to $2.5 million for the year ended December 31, 2014. Occupancy and average monthly rates stayed constant. Expenses were $2.4 million for the year ended December 31, 2015 compared to $2.2 million for the year ended December 31, 2014. The $0.1 million increase was due to higher costs associated with operating the facilities.

Interest and other income. Interest and other income increased $0.9 million for the year ended December 31, 2015 to $1.0 million compared to $0.1 million for the year ended December 31, 2014. The increase was due to the preferred equity investment made in December 2014.

Depreciation and amortization. Depreciation and amortization expense increased $1.1 million or 5% for the year ended December 31, 2015 to $24.1 million compared to $23.0 million for the year ended December 31, 2014. The $1.1 million increase was primarily due to new investments made after October 1, 2014 offset by certain assets which were not transferred to the CareTrust REIT in connection with the Spin-Off.

Interest expense. Interest expense increased $3.6 million or 17% for the year ended December 31, 2015 to $25.3 million compared to $21.6 million for the year ended December 31, 2014. The increase was due to higher net borrowings after the Spin-Off and a $1.2 million write-off of deferred financing fees associated with the payoff and termination of our senior secured revolving credit facility, offset by a $1.7 million loss on the settlement of an interest rate swap in 2014.

General and administrative expense. General and administrative expense decreased $3.5 million for the year ended December 31, 2015 to $7.7 million compared to $11.1 million for the year ended December 31, 2014. The $3.5 million decrease is primarily related to decreases in legal and other costs related to the Spin-Off, offset by higher wages and amortization of stock-based compensation.

Liquidity and Capital Resources

To qualify as a REIT for federal income tax purposes, we are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, to our stockholders on an annual basis. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly dividends to common stockholders from cash flow from operating activities. All such dividends are at the discretion of our board of directors.

During the year ended December 31, 2016, we issued 16.11 million shares of our common stock for net proceeds of $186.7 million and refinanced our Credit Agreement (as defined below), including entering into a new $100.0 million term loan and using approximately $95.0 million of the proceeds to pay off and terminate our then-existing mortgage notes payable. As of March 31, 2017, there was $27.0 million outstanding under the Credit Facility. See Note 7, Debt, and Note 8, Equity, in the Notes to Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated by reference herein for additional information. We believe that our available cash, expected operating cash flows and the availability under our Credit Facility will provide sufficient funds for our operations, anticipated scheduled debt service payments and dividend requirements for at least the next twelve months.

On May 13, 2016, we commenced the ATM Program. Pursuant to the ATM Program, sales of shares of our common stock, if any, will be made through the sales agents acting as agent and, subject to certain conditions, may be made through the sales agents acting as principal, and will be made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Prior to July 1, 2016, we had not sold any common stock under the ATM Program. During the year ended December 31, 2016, we sold 0.9 million shares of our common stock under the ATM Program at an average price of $15.31 per share resulting in gross proceeds of $14.1 million, before $0.2 million of commissions paid to the sales agents. During the three months ended

March 31, 2017, we sold 7,174,587 shares of common stock at an average price of $15.31 per share for $109.8 million in gross proceeds before $1.6 million of commissions paid to the sales agents. At March 31, 2017, we had approximately $1.0 million available for future issuances under the ATM Program.

We intend to invest in additional healthcare properties as suitable opportunities arise and adequate sources of financing are available. We expect that future investments in properties, including any improvements or renovations of current or newly-acquired properties, will depend on and will be financed by, in whole or in part, our existing cash, borrowings available to us under the Credit Facility, future borrowings or the proceeds from sales of shares of our common stock pursuant to our ATM Program or additional issuances of common stock or other securities. In addition, we may seek financing from U.S. government agencies, including through Fannie Mae and the U.S. Department of Housing and Urban Development, in appropriate circumstances in connection with acquisitions and refinancings of existing mortgage loans.

We have filed a shelf registration statement with the SEC that expires in May 2020, which will allow us to offer and sell shares of common stock, preferred stock, warrants, rights, units, and certain of our subsidiaries to offer and sell debt securities, through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis, in amounts, at prices and on terms we determine at the time of the offering.

Although we are subject to restrictions on our ability to incur indebtedness, we expect that we will be able to refinance existing indebtedness or incur additional indebtedness for acquisitions or other purposes, if needed. However, there can be no assurance that we will be able to refinance our indebtedness, incur additional indebtedness or access additional sources of capital, such as by issuing common stock or other debt or equity securities, on terms that are acceptable to us or at all.

Cash Flows

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
	2017	2016
	(dollars in thousands)
Net cash provided by operating activities	$20,166	$14,994
Net cash used in investing activities	(55,474)	(83,774)
Net cash provided by financing activities	29,091	61,976

Net decrease in cash and cash equivalents	(6,217)	(6,804)
Cash and cash equivalents at beginning of period	7,500	11,467

Cash and cash equivalents at end of period	$1,283	$4,663

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

Net cash provided by operating activities for the three months ended March 31, 2017 was $20.2 million compared to $15.0 million for the three months ended March 31, 2016, an increase of $5.2 million. The increase was primarily due to an increase in net income of $4.8 million and noncash income and expenses of $1.6 million, partially offset by a $1.2 million change in operating assets and liabilities.

Net cash used in investing activities for the three months ended March 31, 2017 was $55.5 million compared to $83.8 million for the three months ended March 31, 2016, a decrease of $28.3 million. The decrease was primarily the result of a $13.4 million decrease in acquisitions and a $15.0 million decrease in escrow deposits, partially offset by an increase of $0.1 million of purchases of furniture, fixtures and equipment.

Net cash provided by financing activities for the three months ended March 31, 2017 was $29.1 million compared to $62.0 million for the three months ended March 31, 2016, a decrease of $32.9 million. This decrease was due to lower borrowings of $107.0 million under the Credit Facility and an increase in dividends paid of $3.4 million, partially offset by lower payments of debt of $74.0 million, greater net proceeds of $2.1 million from common stock offerings and lower deferred financing costs of $1.3 million.

The following table presents selected data from our consolidated and combined statements of cash flows for the years presented:

	Year Ended December 31,
	2016	2015	2014
	(dollars in thousands)
Net cash provided by operating activities	$64,431	$40,254	$21,906
Net cash used in investing activities	(284,642)	(234,649)	(53,596)
Net cash provided by financing activities	216,244	180,542	56,115

Net (decrease) increase in cash and cash equivalents	(3,967	(13,853	24,425
Cash and cash equivalents at beginning of period	11,467	25,320	895

Cash and cash equivalents at end of period	$7,500	$11,467	$25,320

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Net cash provided by operating activities for the year ended December 31, 2016 was $64.4 million compared to $40.3 million for the year ended December 31, 2015, an increase of $24.2 million. The increase was primarily due to an increase in net income of $19.3 million and noncash income and expenses of $7.4 million partially offset by a $2.5 million change in operating assets and liabilities.

Net cash used in investing activities for the year ended December 31, 2016 was $284.6 million compared to $234.6 million for the year ended December 31, 2015, an increase of $50.0 million. The increase was primarily due to greater investments in real estate, preferred equity investments and improvements to our real estate partially offset by greater net proceeds from the disposition of real estate, lower purchases of furniture, fixtures and equipment and lower escrow deposits in connection with acquisitions.

Net cash provided by financing activities for the year ended December 31, 2016 was $216.2 million compared to $180.5 million for the year ended December 31, 2015, an increase of $35.7 million. This increase was primarily due to greater net proceeds of $37.4 million from our offerings of common stock in 2016, $13.2 million in greater net debt issuances, and $1.0 million in lower deferred financing fees partially offset by $15.5 million in higher dividends paid and $0.4 million in higher net settlements of restricted stock.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Net cash provided by operating activities for the year ended December 31, 2015 was $40.3 million compared to $21.9 million for the year ended December 31, 2014, an increase of $18.3 million. The increase was primarily due to net income in 2015 compared to a net loss in 2014 totaling $17.9 million, including noncash charges, and a net increase in operating assets and liabilities of $0.4 million.

Net cash used in investing activities for the year ended December 31, 2015 was $234.6 million compared to $53.6 million for the year ended December 31, 2014, an increase of $181.1 million. The increase was primarily due to greater investments in real estate in 2015 compared to 2014 offset by lesser purchases of furniture, fixtures and equipment in 2015 compared to 2014 and no preferred equity investments made in 2015.

Net cash provided by financing activities for the year ended December 31, 2015 was $180.5 million compared to $56.1 million for the year ended December 31, 2014, an increase of $124.4 million. This increase was primarily due to net proceeds of $163.0 million from our offering of common stock, $184.3 million in lower payments on debt, $11.2 million in lower dividends paid, and $11.1 million in lower deferred financing fees, offset by lower net borrowings in 2015 of $240.7 million and no net contributions from Ensign in 2015.

Indebtedness

Credit Facility

For a description of our Credit Facility, see “Description of Other Indebtedness.”

Senior Unsecured Notes

On May 30, 2014, the Issuers completed a private offering of $260.0 million aggregate principal amount of 2021 Notes. The 2021 Notes were issued at par, resulting in gross proceeds of $260.0 million and net proceeds of approximately $253.0 million after deducting underwriting fees and other offering expenses. We transferred approximately $220.8 million of the net proceeds of the offering of the 2021 Notes to Ensign, and used the remaining net proceeds of the offering to pay the cash portion of the Special Dividend. The 2021 Notes mature on June 1, 2021 and bear interest at a rate of 5.875% per year. Interest on the 2021 Notes is payable on June 1 and December 1 of each year, beginning on December 1, 2014. The Issuers subsequently exchanged the 2021 Notes for substantially identical notes registered under the Securities Act of 1933.

The Issuers may redeem the 2021 Notes any time before June 1, 2017 at a redemption price of 100% of the principal amount of the 2021 Notes redeemed plus accrued and unpaid interest on the 2021 Notes, if any, to, but not including, the redemption date, plus a “make whole” premium described in the indenture governing the 2021 Notes and, at any time on or after June 1, 2017, at the redemption prices set forth in the indenture. At any time on or before June 1, 2017, up to 35% of the aggregate principal amount of the 2021 Notes may be redeemed with the net proceeds of certain equity offerings if at least 65% of the originally issued aggregate principal amount of the 2021 Notes remains outstanding. If certain changes of control of CareTrust REIT occur, holders of the 2021 Notes will have the right to require the Issuers to repurchase their 2021 Notes at 101% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

The obligations under the 2021 Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by CareTrust REIT and certain of CareTrust REIT’s wholly owned existing and, subject to certain exceptions, future material subsidiaries (other than the 2021 Notes Issuers); provided, however, that such guarantees are subject to automatic release under certain customary circumstances, including if the subsidiary guarantor is sold or sells all or substantially all of its assets, the subsidiary guarantor is designated “unrestricted” for covenant purposes under the indenture, the subsidiary guarantor’s guarantee of other indebtedness which resulted in the creation of the guarantee of the 2021 Notes is terminated or released, or the requirements for legal defeasance or covenant defeasance or to discharge the indenture have been satisfied.

The indenture contains covenants limiting the ability of CareTrust REIT and its restricted subsidiaries to: incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of their assets; and create restrictions on the ability of the Issuers and their restricted subsidiaries to pay dividends or other amounts to the Issuers. The indenture also requires CareTrust REIT and its restricted subsidiaries to maintain a specified ratio of unencumbered assets to unsecured indebtedness. These covenants are subject to a number of important and significant limitations, qualifications and exceptions. The indenture also contains customary events of default.

As of March 31, 2017, we were in compliance with all applicable financial covenants under the indenture. On May 8, 2017, we issued a conditional notice of optional redemption to redeem all $260.0 million aggregate principal amount outstanding of our 2021 Notes on June 7, 2017 at a redemption price of 102.938% of the principal amount of the outstanding 2021 Notes, subject to the completion of this offering and the deposit of proceeds from this offering with the trustee of the 2021 Notes in an amount sufficient to pay the redemption price and all accrued and unpaid interest on the 2021 Notes.

General Electric Capital Corporation Loan

Ten of our properties were subject to secured mortgage indebtedness under the GECC Loan, which we assumed in connection with the Spin-Off. As of February 1, 2016, in connection with the Amendment, the GECC Loan was paid off and terminated as part of the GECC Refinancing.

Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of March 31, 2017 (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1 Year to Less than 3 Years	3 Years to Less than 5 Years	More than 5 years
Senior unsecured notes payable(1)	$328,738	$15,275	$30,550	$282,913	$—
Senior unsecured term loan(2)	117,365	2,973	5,954	5,946	102,492
Unsecured revolving credit facility(3)	30,971	1,693	29,278	—	—
Operating lease	397	134	263	—	—

Total	$477,471	$20,075	$66,045	$288,859	$102,492

(1)	Amounts include interest payments of $68.7 million.
(2)	Amounts include interest payments of $17.4 million.
(3)	The unsecured revolving credit facility includes payments related to the unused credit facility fee due on the amount of unused borrowings and assumes principal outstanding and interest rates in effect as of March 31, 2017.

Capital Expenditures

We anticipate incurring average annual capital expenditures of $400 to $500 per unit in connection with the operations of our three ILFs. Capital expenditures for each property leased under triple-net leases are generally the responsibility of the tenant, except that, for the Ensign Master Leases, the tenant will have an option to require us to finance certain capital expenditures up to an aggregate of 20% of our initial investment in such property, subject to a corresponding rent increase at the time of funding. For our other triple-net master leases besides the Ensign Master Leases, the tenants also have the option to request capital expenditure funding that would also be subject to a corresponding rent increase at the time of funding.

Critical Accounting Policies

Basis of Presentation. The accompanying consolidated and combined financial statements of the Company reflect, for all periods presented, the historical financial position, results of operations and cash flows of (i) the SNFs, SNF Campuses, ALFs and ILFs that Ensign contributed to us immediately prior to the Spin-Off, (ii) the operations of the three ILFs that we operated immediately following the Spin-Off, and (iii) the new investments that we have made after the Spin-Off. Our financial statements, prior to the Spin-Off, have been prepared on a “carve-out” basis from Ensign’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to such SNFs, SNF Campuses, ALFs and ILFs.

The combined statements of operations, prior to the Spin-Off, reflect allocations of general corporate expenses from Ensign including, but not limited to, executive management, finance, legal, information technology, human resources, employee benefits administration, treasury, risk management, procurement, and other shared services. See Note 6, Related Party Transactions in the Notes to Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated by reference herein for additional information.

However, the consolidated and combined financial statements herein do not necessarily reflect what our financial position, results of operations or cash flows would have been if the Company had been a stand-alone company during the pre-Spin-Off periods presented. As a result, historical financial information is not necessarily indicative of our future results of operations, financial position or cash flows.

Estimates and Assumptions. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that the assumptions and estimates used in preparation of the underlying consolidated and combined financial statements are reasonable. Actual results, however, could differ from those estimates and assumptions.

Real Estate Depreciation and Amortization. Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. We consider the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Integral equipment, furniture and fixtures	5 years
Identified intangible assets	Shorter of lease term or expected useful life

Real Estate Acquisition Valuation. In accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, we record the acquisition of income-producing real estate as a business combination. If the acquisition does not meet the definition of a business, we record the acquisition as an asset acquisition. Under both methods, all assets acquired and liabilities assumed are measured at their acquisition date fair values. For transactions that are business combinations, acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date. For transactions that are an asset acquisition, acquisition costs are capitalized as incurred.

We assess the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.

As part of our asset acquisitions, we may commit to provide contingent payments to a seller or lessee (e.g., an earn-out payable upon the applicable property achieving certain financial metrics). Typically, when the contingent payments are funded, cash rent is increased by the amount funded multiplied by a rate stipulated in the agreement. Generally, if the contingent payment is an earn-out provided to the seller, the payment is capitalized to the property’s basis. If the contingent payment is an earn-out provided to the lessee, the payment is recorded as a lease incentive and is amortized as a yield adjustment over the life of the lease.

Impairment of Long-Lived Assets. At each reporting period, management evaluates our real estate investments for impairment indicators, including the evaluation of our assets’ useful lives. Management also assesses the carrying value of our real estate investments whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The judgment regarding the existence of impairment indicators is based on factors such as, but not limited to, market conditions, operator performance and legal structure. If indicators of impairment are present, management evaluates the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying facilities. Provisions for impairment losses related to long-lived assets are recognized when expected future undiscounted cash flows are determined to be less than the carrying values of the assets. An adjustment is made to the net carrying value of the real estate investments for the excess of carrying value over fair value. All impairments are taken as a period cost at that time and depreciation is adjusted going forward to reflect the new value assigned to the asset.

If we decide to sell real estate properties, we evaluate the recoverability of the carrying amounts of the assets. If the evaluation indicates that the carrying value is not recoverable from estimated net sales proceeds, the property is written down to estimated fair value less costs to sell.

In the event of impairment, the fair value of the real estate investment is determined by market research, which includes valuing the property in its current use as well as other alternative uses, and involves significant judgment. Our estimates of cash flows and fair values of the properties are based on current market conditions and reflect matters such as rental rates and occupancies for comparable properties, recent sales data for comparable properties, and, where applicable, contracts or the results of negotiations with purchasers or prospective purchasers. Our ability to accurately estimate future cash flows and estimate and allocate fair values impacts the timing and recognition of impairments. While we believe our assumptions are reasonable, changes in these assumptions may have a material impact on financial results.

Other Real Estate Investments. Preferred equity investments are accounted for at unpaid principal balance, plus accrued return, net of reserves. We recognize return income on a quarterly basis based on the outstanding investment including any accrued and unpaid return, to the extent there is outside contributed equity or cumulative earnings from operations. As the preferred member of the joint venture, we are not entitled to share in the joint venture’s earnings or losses. Rather, we are entitled to receive a preferred return, which is deferred if the cash flow of the joint venture is insufficient to pay all of the accrued preferred return. The unpaid accrued preferred return is added to the balance of the preferred equity investment up to the estimated economic outcome assuming a hypothetical liquidation of the book value of the joint venture. Any unpaid accrued preferred return, whether recorded or unrecorded by us, will be repaid upon redemption or as available cash flow is distributed from the joint venture.

At each reporting period, we evaluate each of our investments for indicators of impairment. An investment is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms. A reserve is established for the excess of the carrying value of the investment over its fair value.

Deferred Financing Costs. External costs incurred from placement of our debt are capitalized and amortized on a straight-line basis over the terms of the related borrowings, which approximates the effective interest method. For our senior unsecured notes payable, senior unsecured term loan and our mortgage notes payable, deferred financing costs are netted against the outstanding debt amounts on the balance sheet. For our Credit Facility, deferred financing costs are included in assets on our balance sheet.

Revenue Recognition. We recognize rental revenue, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, if any, from tenants under lease arrangements with minimum fixed and determinable increases on a straight-line basis over the non-cancellable term of the related leases when collectability is reasonably assured. Tenant recoveries related to the reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred and presented gross if we are the primary obligor and, with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and bear the associated credit risk. For the years ended December 31, 2016, 2015 and 2014, such tenant reimbursement revenues consist of real estate taxes. Contingent revenue, if any, is not recognized until all possible contingencies have been eliminated.

We evaluate the collectability of rents and other receivables on a regular basis based on factors including, among others, payment history, the operations, the asset type and current economic conditions. If our evaluation of these factors indicates we may not recover the full value of the receivable, we provide a reserve against the portion of the receivable that we estimate may not be recovered. This analysis requires us to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected. We did not reserve any receivables as of December 31, 2016 and 2015.

Income Taxes. Our operations have historically been included in Ensign’s U.S. federal and state income tax returns and all income taxes have been paid by Ensign. Income tax expense and other income tax related information contained in these consolidated and combined financial statements are presented on a separate tax return basis as if we filed our own tax returns. Management believes that the assumptions and estimates used to determine these tax amounts are reasonable. However, the consolidated and combined financial statements herein may not necessarily reflect our income tax expense or tax payments in the future, or what our tax amounts would have been if we had been a stand-alone company during the periods presented.

We elected to be taxed as a REIT under the Code, and have operated as such beginning with our taxable year ended December 31, 2014. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions.

In connection with our intention to qualify as a REIT in 2014, on October 17, 2014, our board of directors declared a special dividend of $132.0 million, or approximately $5.88 per common share, which represented the amount of accumulated E&P allocated to us as a result of the Spin-Off. The Special Dividend was intended to purge us of accumulated E&P attributable to the period prior to our first taxable year as a REIT. The Special Dividend was paid on December 10, 2014, to stockholders of record as of October 31, 2014, in a combination of both cash and stock. The cash portion totaled $33.0 million and the stock portion totaled $99.0 million. We issued 8,974,249 shares of common stock in connection with the stock portion of the Special Dividend.

Stock-Based Compensation. We account for share-based awards in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. ASC 718 requires all entities to apply a fair value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans.

See Note 2, “Summary of Significant Accounting Policies” in the Notes to Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated by reference herein for information concerning recently issued accounting standards.

Impact of Inflation

Our rental income in future years will be impacted by changes in inflation. Almost all of our triple-net lease agreements, including the Ensign Master Leases, provide for an annual rent escalator based on the percentage change in the Consumer Price Index (but not less than zero), subject to maximum fixed percentages.

Off-Balance Sheet Arrangements

None.

MANAGEMENT

Directors

The following table sets forth information concerning our directors as of March 15, 2017:

Name	Position with the Company	Age	Director Since
Allen C. Barbieri	Director, Nominating and Corporate Governance Committee Chairman	58	2015
Jon D. Kline	Director, Audit Committee Chairman	50	2014
David G. Lindahl	Director, Compensation Committee Chairman	57	2014
Spencer G. Plumb	Director	42	2017
Gregory K. Stapley	Chairman, President and Chief Executive Officer	57	2013

Allen C. Barbieri has served as a member of our Board of Directors since his appointment to the Board in 2015. Mr. Barbieri currently serves as the Chairman and Chief Executive Officer of Biosynthetic Technologies, LLC, and has served in this role since December 2009. Prior to this, Mr. Barbieri served on the Board of Directors and as Chief Executive Officer of Lancer Orthodontics, Inc. from April 2004 to June 2008. From 1999 to April 2004, Mr. Barbieri was semi-retired while serving as a director on several boards of directors of private companies. Mr. Barbieri has been a director of Biomerica, Inc. since 1999. From 1998 to 1999, Mr. Barbieri served as President and Chief Financial Officer of BUY.COM, a large internet retailer financed with over $200 million in venture capital. From 1994 to 1998, Mr. Barbieri served as the President and Chief Executive Officer of Pacific National Bank, a commercial bank that was sold to US Bank in 1998. While at Pacific National Bank, Mr. Barbieri served as the Chief Executive Officer of Alta Residential Mortgage Trust, a mortgage REIT, whose largest stockholder and cofounder was Lehman Brothers. Prior to that, Mr. Barbieri served as President of Capital Bancorp, a commercial bank holding company, Chief Financial Officer of First Federal Bank, and as an Investment Banking Associate of Merrill Lynch Capital Markets in New York. Mr. Barbieri holds a Bachelor’s Degree in Business Management from Brigham Young University and an MBA from the Massachusetts Institute of Technology, Sloan School of Management. Mr. Barbieri’s leadership experience, his extensive management experience, financial markets experience, general financial knowledge and his executive leadership experience in a REIT qualify him to serve on our Board of Directors.

Jon D. Kline has served as a member of our Board of Directors since his appointment to the Board in 2014. Mr. Kline is the Founder and Chief Executive Officer of Clearview Hotel Capital, LLC, a privately-held hotel investment and advisory company focused on acquiring and asset-managing hotels in urban and unique locations. Mr. Kline founded Clearview Hotel Capital in 2007. He previously served as President and Chief Financial Officer of Sunstone Hotel Investors, Inc. (NYSE:SHO). Prior to Sunstone, Mr. Kline oversaw the U.S. hospitality and leisure investment banking practice at Merrill Lynch & Co., with responsibility for lodging, gaming, restaurants and other leisure industries. Prior to Merrill Lynch, Mr. Kline was a real estate investment banker at Smith Barney, focused on lodging and other real estate asset classes. Prior to Smith Barney, Mr. Kline was an attorney with Sullivan & Cromwell LLP. Mr. Kline holds a B.A. in Economics from Emory University and a J.D. from New York University School of Law. Mr. Kline’s executive leadership experience in a publicly-traded REIT, his professional and educational background, his network of relationships with real estate professionals and his extensive background and experience in public markets and in real estate and finance transactions qualify him to serve on the Board.

David G. Lindahl has served as a member of our Board of Directors since his appointment to the Board in 2014. Mr. Lindahl is a partner and Managing Director of HPSI, Inc. (“HPSI”), a nationwide Group Purchasing Organization with operations serving over 10,000 hospitals, post-acute care providers, educational, hospitality and institutional clients, which collectively purchase over $1 billion of goods and services through HPSI each year. He has been affiliated with HPSI in various capacities since 1981. During a portion of that time, he also served as President of HPSI affiliate The Home Place, an operating pediatric sub-acute facility. Mr. Lindahl’s executive leadership experience in the healthcare industry, his entrepreneurship and creativity, and his network of relationships with healthcare operators and their trade associations across the United States, particularly the many smaller hospital systems and post-acute providers which constitute much of our target client base, qualify him to serve on the Board.

Spencer G. Plumb has served as a member of our Board of Directors since his appointment to the Board in 2017. Mr. Plumb serves as President and Chief Executive Officer of Sabin Holdings, LLC, a global real estate platform launched in 2016. Prior to Sabin Holdings, LLC, Mr. Plumb co-founded Excel Trust, Inc. (formerly NYSE:EXL) in 2009 and served as its President and Chief Operating Officer and as a member of its Board of Directors. Excel Trust, Inc. was acquired and taken private by Blackstone Property Partners in July 2015. In addition, Mr. Plumb has held various positions over his career with other public and private companies, including Excel Realty Holdings, Price Legacy Corporation, Excel Legacy Corporation, New Plan Excel Realty Trust, Excel Realty Trust, and Excel Interfinancial Corporation. Mr. Plumb also serves on the investment committee of The Sabin Children’s Foundation, whose mission is to relieve the distress of children around the world. Mr. Plumb received a Bachelor of Arts in Economics from Brigham Young University. Mr. Plumb’s leadership experience, his executive leadership experience in a REIT, and general real estate and REIT background qualify him to serve on our Board of Directors.

Gregory K. Stapley has served as a member of our Board of Directors since the formation of CareTrust REIT in 2013. Mr. Stapley is our Chairman, President and Chief Executive Officer. He has served as President and Chief Executive Officer since our inception in 2013 and was elected Chairman following the Spin-Off. Prior to joining CareTrust REIT, he served as Executive Vice President and Secretary of Ensign, the company from which CareTrust REIT was spun off in 2014, where he was instrumental in assembling the real estate portfolio that was transferred to CareTrust REIT in the Spin-Off. A co-founder of Ensign, he also served as Ensign’s Vice President, General Counsel and Assistant Secretary beginning shortly after Ensign’s founding in 1999. Mr. Stapley previously served as General Counsel for the Sedgwick Companies, an Orange County-based manufacturer, wholesaler and retailer with 192 retail outlets across the United States. Prior to that, Mr. Stapley was a member of the Phoenix law firm of Jennings, Strouss & Salmon PLC, where his practice emphasized real estate and business transactions and government relations. Having served as Executive Vice President of Ensign since 2009 and as Vice President and General Counsel of Ensign from 1999 to 2009, Mr. Stapley brings to the Board extensive management experience, critical knowledge of our properties, substantial industry contacts and knowledge and understanding of the healthcare business in general.

Executive Officers

The following table presents information regarding our current executive officers. The information is current as of March 15, 2017:

Name	Age	Position
Gregory K. Stapley	57	Chairman, President and Chief Executive Officer
William M. Wagner	51	Chief Financial Officer and Treasurer
David M. Sedgwick	41	Vice President of Operations

Information on the business background of Gregory K. Stapley is set forth above under “—Directors.”

William M. Wagner has served as our Chief Financial Officer and Treasurer since December 2013 and also serves as our principal accounting officer. Mr. Wagner previously served as our Secretary from December 2013 to October 2016. Mr. Wagner served as Chief Financial Officer of First Team Real Estate, a private real estate brokerage company, from 2012 to 2013. From 2008 to 2012, Mr. Wagner served as Senior Vice President and Chief Accounting Officer of Nationwide Health Properties, Inc., a healthcare REIT. From 2004 to 2008, Mr. Wagner served as Senior Vice President and Chief Accounting Officer of Sunstone Hotel Investors, Inc., a lodging REIT. From 2001 to 2004, Mr. Wagner served as Vice President, Financial Reporting of The TriZetto

Group, Inc. From 1999 to 2001, Mr. Wagner worked for two internet start-up ventures. From 1997 to 1999, Mr. Wagner served as Director, Financial Reporting of Irvine Apartment Communities, Inc., a multifamily REIT. From 1990 to 1997, Mr. Wagner worked for EY Kenneth Leventhal Real Estate Group and served real estate clients including several REITs. Mr. Wagner received a B.A. degree in Business Administration from the University of Washington and is a Certified Public Accountant (inactive) in the State of California.

David M. Sedgwick has served as our Vice President of Operations since May 2014. He is a licensed nursing home administrator and, prior to joining CareTrust REIT, served in several key leadership roles at Ensign since 2001. During 2013, he operated Ensign’s newly-built Medicare-only SNF in Denver, Colorado, and simultaneously supported all of Ensign’s skilled nursing operations in Colorado. During 2012, he served as President of Ensign’s Maryland-based urgent care franchise venture, Doctors Express. From 2007 to 2012, Mr. Sedgwick served as Ensign’s Chief Human Capital Officer, with responsibility for recruiting and training more than 100 licensed nursing home administrators and directing Ensign University, which included Ensign’s administrator training program. From 2002 to 2007, he operated three Ensign SNFs in two states. Mr. Sedgwick holds a B.S. in Accounting from Brigham Young University and an M.B.A. from the University of Southern California. Mr. Sedgwick is Mr. Stapley’s brother-in-law.

DESCRIPTION OF OTHER INDEBTEDNESS

Unsecured Revolving Credit Facility and Term Loan

On August 5, 2015, CareTrust REIT, CareTrust GP, LLC, the Operating Partnership, as the borrower, and certain of its wholly owned subsidiaries entered into a credit and guaranty agreement with KeyBank National Association, as administrative agent, an issuing bank and swingline lender, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement initially provided for an unsecured asset-based revolving credit facility with commitments in an aggregate principal amount of $300.0 million from a syndicate of banks and other financial institutions, and an accordion feature that allows the Operating Partnership to increase the borrowing availability by up to an additional $200.0 million. A portion of the proceeds of the Revolving Facility were used to pay off and terminate our prior secured asset-based revolving credit facility under a credit agreement dated May 30, 2014, with SunTrust Bank, as administrative agent, and the lenders party thereto.

On February 1, 2016, CareTrust REIT, CareTrust GP, LLC, the Operating Partnership, as the borrower, and certain of its wholly owned subsidiaries entered into the First Amendment (the “Amendment”) to the Credit Agreement. Pursuant to the Amendment, (i) commitments in respect of the Credit Facility were increased by $100.0 million to $400.0 million total, (ii) a new $100.0 million non-amortizing unsecured term loan was funded and (iii) the uncommitted incremental facility was increased by $50.0 million to $250.0 million. Approximately $95.0 million of the proceeds of the Term Loan were used to pay off and terminate the GECC Loan.

As of December 31, 2016 and March 31, 2017, there was $95.0 million and $27.0 million, respectively, outstanding under the Revolving Facility.

The Revolving Facility has a maturity date of August 5, 2019 and includes two six-month extension options. The Term Loan, which matures on February 1, 2023, may be prepaid at any time subject to a 1% premium if prepaid on or before February 1, 2018.

The Credit Agreement initially provided that, subject to customary conditions, including obtaining lender commitments and pro forma compliance with financial maintenance covenants under the Credit Agreement, the Operating Partnership may seek to increase the aggregate principal amount of the revolving commitments and/or establish one or more new tranches of incremental revolving or term loans under the Credit Facility in an aggregate amount not to exceed $200.0 million. Pursuant to the Amendment, the uncommitted incremental facility was increased by $50.0 million to $250.0 million effective February 1, 2016. We do not currently have any commitments for such increased loans.

The interest rates applicable to loans under the Revolving Facility are, at our option, equal to either a base rate plus a margin ranging from 0.75% to 1.40% per annum or applicable LIBOR plus a margin ranging from 1.75% to 2.40% per annum based on the debt to asset value ratio of CareTrust REIT and its subsidiaries (subject to decrease at our election if we obtain certain specified investment grade ratings on our senior long term unsecured debt). Pursuant to the Amendment, the interest rates applicable to the Term Loan are, at our option, equal to a base rate plus a margin ranging from 0.95% to 1.60% per annum or applicable LIBOR plus a margin ranging from 1.95% to 2.60% per annum based on the debt to asset value ratio of CareTrust REIT and its subsidiaries (subject to decrease at our election if we obtain certain specified investment grade ratings on our senior long term unsecured debt).

In addition, we pay a commitment fee on the unused portion of the commitments under the Revolving Facility of 0.15% or 0.25% per annum, based upon usage of the Revolving Facility (unless we obtain certain specified investment grade ratings on our senior long term unsecured debt and elect to decrease the applicable margin as described above, in which case we will pay a facility fee on the revolving commitments ranging from 0.125% to 0.30% per annum based upon the credit ratings of our senior long term unsecured debt).

The Credit Facility is guaranteed, jointly and severally, by CareTrust REIT and its wholly owned subsidiaries that are party to the Credit Agreement (other than the Operating Partnership). The Credit Agreement contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability of CareTrust REIT and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations, amend certain material agreements and pay certain dividends and other restricted payments. The Credit Agreement requires the us to comply with financial maintenance covenants to be tested quarterly, consisting of a maximum debt to asset value ratio, a minimum fixed charge coverage ratio, a minimum tangible net worth, a maximum cash distributions to operating income ratio, a maximum secured debt to asset value ratio and a maximum secured recourse debt to asset value ratio. The Credit Agreement also contains certain customary events of default, including that CareTrust REIT is required to operate in conformity with the requirements for qualification and taxation as a REIT.

As of March 31, 2017, we were in compliance with all applicable financial covenants under the Credit Agreement.

DESCRIPTION OF NOTES

The Notes will be issued under an indenture to be entered into among CareTrust REIT, Inc., CTR Partnership, L.P., CareTrust Capital Corp., CareTrust GP, LLC, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee. The terms of the Notes are stated in the indenture and also include those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following description is a summary of the material provisions of the indenture and it does not restate the indenture. This description therefore may not contain all of the information that is important to you, and we urge you to read the indenture in its entirety, which, when available, can be obtained upon request to CareTrust REIT, Inc. at the address indicated under “Where You Can Find More Information” elsewhere in this prospectus supplement, because it, and not this description, defines your rights as a holder of Notes.

You can find the definitions of certain capitalized terms used in this description under the subheading “—Certain Definitions.” The term “Partnership” as used in this section refers only to CTR Partnership, L.P. and not to any of its subsidiaries, the term “Capital Corp.” as used in this section refers only to CareTrust Capital Corp. and not to any of its subsidiaries, the term “Issuers” as used in this section refers only to the Partnership and Capital Corp. and not to any of their respective subsidiaries, the term “Parent” as used in this section refers only to CareTrust REIT, Inc. and not to any of its subsidiaries and the term “General Partner” as used in this section refers only to CareTrust GP, LLC and not to any of its subsidiaries.

General

The Notes will be issued in an aggregate principal amount of $300.0 million. The Notes are unsecured senior obligations of the Issuers and will mature on                     , 2025. The Notes will bear interest at a rate of         % per annum, payable semiannually to holders of record at the close of business on the                      or the                      immediately preceding the interest payment date on                      and                      of each year, commencing                     , 2017.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, in accordance with the terms of the indenture.

Interest on the Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will be issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers are entitled to require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer or exchange of Notes.

Subject to the covenant described below under “—Covenants—Limitation on Indebtedness,” the Issuers are entitled to issue additional notes under the indenture without the consent of holders. The Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase (other than special redemptions or offers to purchase related to a particular transaction or an escrow funding and specific to an issuance of Notes). Additional notes will not necessarily be fungible with the Notes for U.S. federal income tax purposes.

Capital Corp.

Capital Corp. is a direct wholly owned subsidiary of the Partnership formed solely for the purpose of facilitating the offering of notes by acting as a co-issuer of such notes. Capital Corp. is nominally capitalized and does not have any operations or revenues. As a result, prospective purchasers of the Notes should not expect Capital Corp. to participate in servicing the obligations under the Notes. See “—Limitations on Activities of Capital Corp.”

Notes Guarantees and Subsidiary Guarantors

On the Issue Date, the Notes will be guaranteed by Parent, the General Partner and each of the Subsidiaries of the Partnership that guarantees obligations under the Credit Agreement (the “Subsidiary Guarantors”). As of the Issue Date, all of our Restricted Subsidiaries will guarantee the obligations under the Credit Agreement and accordingly will guarantee the obligations under the Notes.

The Notes Guarantees will be unconditional (subject to the release provisions described below under “—Covenants—Future Guarantees by Restricted Subsidiaries”) regardless of the enforceability of the Notes and the indenture but will be limited to the extent necessary to avoid being characterized as a “fraudulent conveyance.” The Notes will not be guaranteed any Unrestricted Subsidiaries we may create in the future or any future Restricted Subsidiaries that are not required to become (or are released as) Subsidiary Guarantors in accordance with “—Covenants—Future Guarantees by Restricted Subsidiaries.” As of the Issue Date, we expect that there will not be any Unrestricted Subsidiaries, and that all of the Partnership’s Subsidiaries will be Subsidiary Guarantors. However, as described in the definition of “Unrestricted Subsidiary,” any Subsidiary of Parent (other than the Issuers) may be designated in the future as an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

Subject to certain exceptions, each future Domestic Restricted Subsidiary of the Issuers that subsequently guarantees Indebtedness under the Credit Agreement, any other syndicated loan facility or any capital markets Indebtedness of the Issuers or a Subsidiary Guarantor will be required to execute a Subsidiary Guarantee. See “—Covenants—Future Guarantees by Restricted Subsidiaries.”

Pursuant to the indenture, and giving effect to the release provisions described below under “—Covenants—Future Guarantees by Restricted Subsidiaries,” a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person as described below under “—Covenants—Consolidation, Merger and Sale of Assets,” and the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person as described below under “—Covenants—Limitation on Asset Sales.” The Subsidiary Guarantee of a Subsidiary Guarantor also will be released under specified circumstances as described under “—Covenants—Future Guarantees by Restricted Subsidiaries.”

Optional Redemption

Optional Redemption. Except as described below, the Issuers are not entitled to redeem any Notes prior to                     , 2020. The Notes will be redeemable at the option of the Issuers, in whole or in part, at any time, and from time to time, on and after                     , 2020, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing              of the years indicated below, in each case together with accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date):

Year	Redemption Price
2020		%
2021		%
2022		%
2023 and thereafter	100.000%

Make-Whole Redemption. Prior to                     , 2020, the Issuers will be entitled, at their option, to redeem, at any time, and from time to time, all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on                     , 2020 (such redemption price being described in the first paragraph in this “—Optional Redemption” section exclusive of any accrued and unpaid interest) plus (ii) all required remaining scheduled interest payments due on such Note through                     , 2020 (but excluding accrued and unpaid interest to such redemption date), computed using a discount rate equal to the Adjusted Treasury Rate at such redemption date, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield as of the earlier of (a) such redemption date and (b) the date on which such Notes are defeased or satisfied and discharged, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after                     , 2020, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated by the Issuers on the third Business Day immediately preceding the redemption date, plus, in the case of each of clauses (1) and (2), 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to                     , 2020, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to                     , 2020.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuers, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuers.

“Reference Treasury Dealer” means KeyBanc Capital Markets Inc. and its successors and assigns, BMO Capital Markets Corp. and its successors and assigns and Barclays Capital Inc. and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuers, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Optional Redemption With Proceeds of Equity Offerings. At any time, and from time to time, on or prior to                     , 2020, the Issuers are entitled, at their option, to use an amount equal to all or a portion of the Net Cash Proceeds of one or more Equity Offerings to redeem up to 40% of the principal amount of the Notes (together with any additional notes) issued under the indenture at a redemption price of         % of the principal

amount thereof plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1)	at least 60% of the principal amount of Notes originally issued under the indenture remains outstanding immediately after such redemption; and

(2)	the Issuers complete such redemption not more than 120 days after the consummation of any such Equity Offering.

The Issuers or their Affiliates are entitled to acquire Notes by means other than a redemption from time to time, including through an Offer to Purchase, open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture, upon such terms and at such prices as the Issuers or their Affiliates may determine, which may be more or less than the consideration for which the Notes offered hereby are being sold and may be less than any redemption price then in effect and could be for cash or other consideration.

Selection and Notice of Redemption for Optional Redemptions

In the event that the Issuers elect to redeem less than all of the Notes, selection of the Notes for redemption will be made by the trustee either:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are then listed; or

(2)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate and in accordance with DTC procedures.

No Notes of a principal amount of $2,000 or less will be redeemed in part, and no redemption shall result in a holder holding a Note of less than the minimum denomination. Notice of redemption will be mailed by first-class mail or given as otherwise provided in accordance with the procedures of DTC at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed or given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. In connection with any redemption of Notes (including with the Net Cash Proceeds of an Equity Offering), any such redemption may, at the Issuers’ discretion, be subject to satisfaction of one or more conditions precedent, including any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed. Unless the Issuers default in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

Sinking Fund

There will be no sinking fund payments for the Notes, and the Notes are not subject to mandatory redemption.

Ranking

The Notes will be senior unsecured obligations of the Issuers, and rank equally in right of payment with other existing and future unsecured senior Indebtedness of the Issuers (including the Credit Facility). The Notes Guarantee by each Guarantor will be an unsecured senior obligation of such Guarantor and will rank equally in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor (including the Credit Facility). The Notes and the Notes Guarantees, respectively, will be effectively subordinated to all of the Issuers’ and the Guarantors’ secured Indebtedness to the extent of the value of the assets securing such Indebtedness, and structurally subordinated to all Indebtedness of any Subsidiaries of the Issuers that are not Subsidiary Guarantors. See “—Notes Guarantees and Subsidiary Guarantors” for a description of which entities will guarantee the Notes. As of March 31, 2017, on a pro forma basis after giving effect to the Transactions:

(i)	we would have had on a consolidated basis approximately $400.7 million of Indebtedness outstanding (consisting of $300.0 million principal amount outstanding of Notes, a $100.0 million unsecured term loan provided by the Credit Agreement and $0.7 million of outstanding borrowings under the revolving credit facility provided by the Credit Agreement); and

(ii)	we would have had on a consolidated basis $399.3 million in borrowing capacity, subject to a borrowing base calculation, available under the revolving credit facility provided by the Credit Agreement.

Suspension of Covenants

During a Suspension Period, Parent and its Restricted Subsidiaries will not be subject to the following corresponding provisions of the indenture:

•	“—Covenants—Limitation on Indebtedness”;

•	“—Covenants—Maintenance of Total Unencumbered Assets”;

•	“—Covenants—Limitation on Restricted Payments”;

•	“—Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	“—Covenants—Future Guarantees by Restricted Subsidiaries”;

•	“—Covenants—Limitation on Transactions with Affiliates”;

•	“—Covenants—Limitation on Asset Sales”; and

•	clause (3) of the first paragraph of “Consolidation, Merger and Sale of Assets.”

All other provisions of the indenture will apply at all times during any Suspension Period so long as any Notes remain outstanding thereunder.

“Suspension Period” means any period:

(1)	beginning on the date that:

(A)	the Notes have Investment Grade Status;

(B)	no Default or Event of Default has occurred and is continuing; and

(C)	the Issuers have delivered an Officer’s Certificate to the trustee certifying that the conditions set forth in clauses (A) and (B) above are satisfied; and

(2)	ending on the date (the “Reversion Date”) that the Notes cease to have Investment Grade Status.

During a Suspension Period, Parent’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.”

On each Reversion Date, calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the Issue Date; provided that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended; provided further, that the amount available to be made as a Restricted Payment shall not be reduced to below zero solely as a result of Restricted Payments made during the Suspension Period but may be reduced to below zero as a result of negative cumulative Funds from Operations during the Suspension Period for the purpose of the first bullet under clause (C) of the first paragraph of such covenant.

On each Reversion Date, all Indebtedness, Liens and dividend and other payment restrictions Incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on the Issue Date. For purposes of the “—Limitation on Asset Sales” covenant, on each Reversion Date, the unutilized Excess Proceeds will be reset to zero. No Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by Parent of any of its Restricted Subsidiaries, or events occurring, during the Suspension Period. For purposes of the “—Maintenance of Total Unencumbered Assets” covenant, if the Issuers and their Restricted Subsidiaries are not in compliance with such covenant as of a Reversion Date, no Default or Event of Default will be deemed to have occurred unless such noncompliance continues for 120 days following the Reversion Date, provided that neither the Issuers nor any of their Restricted Subsidiaries shall incur any Secured Indebtedness until such time that the requirements of such covenant have been satisfied.

There can be no assurance that the Notes will ever achieve an investment grade rating or Investment Grade Status or that any such rating or status will be maintained.

Covenants

The indenture will contain, among others, the following covenants:

Limitation on Indebtedness

(1)	Parent and the General Partner will not Incur any Indebtedness (including Acquired Indebtedness) other than guarantees of Indebtedness issued on the Issue Date, other Indebtedness existing on the Issue Date, and guarantees of Indebtedness of the Issuers or any other Restricted Subsidiary of Parent provided such Indebtedness is permitted by and Incurred in accordance with this covenant. The Issuers will not, and will not permit any of their Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and on a pro forma basis (including the receipt and pro forma application of the proceeds therefrom), the aggregate principal amount of all outstanding Indebtedness of Parent and its Restricted Subsidiaries on a consolidated basis is greater than 60% of Parent’s Adjusted Total Assets.

(2)	The Issuers will not, and will not permit any of their Restricted Subsidiaries to, Incur any Secured Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and on a pro forma basis (including the receipt and pro forma application of the proceeds therefrom), the aggregate principal amount of all outstanding Secured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis would be greater than 40% of Parent’s Adjusted Total Assets.

(3)	The Issuers will not, and will not permit any of their Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuers or any of the Subsidiary Guarantors may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and on a pro forma basis (including the receipt and pro forma application of the proceeds therefrom), the Interest Coverage Ratio of Parent and its Restricted Subsidiaries on a consolidated basis would be at least 2.0 to 1.0.

(4)	Notwithstanding paragraphs (1), (2) and (3) above, the Issuers or any of their Restricted Subsidiaries (except as specified below) may Incur each and all of the following (collectively, “Permitted Indebtedness”):

(A)	Indebtedness of an Issuer or a Guarantor outstanding under any Credit Facility at any time in an aggregate principal amount not to exceed the greater of $400.0 million and 30.0% of the Parent’s

Adjusted Total Assets (plus, in the case of any Indebtedness under any Credit Facility resulting from the refinancing of any Indebtedness under any Credit Facility, the aggregate amount of accrued interest, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing);

(B)	Indebtedness of the Issuers or any of their Restricted Subsidiaries owed to:

•	the Issuers or a Guarantor, or

•	any Restricted Subsidiary;

provided, however, that if the Partnership, Capital Corp. or any Guarantor is an obligor and the payee is not the Partnership, Capital Corp. or a Guarantor, the Indebtedness is subordinated in right of payment to the amounts due under the Notes, in the case of the Partnership or Capital Corp., or the Notes Guarantee, in the case of a Guarantor; provided further that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuers or any subsequent transfer of such Indebtedness (other than to the Issuers or any other Restricted Subsidiary of the Issuers) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);

(C)	Indebtedness of the Issuers or any of their Restricted Subsidiaries under Hedging Obligations (provided that such agreements (x)(i) are designed to protect the Issuers or any of their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates (whether fluctuations of fixed to floating rate interest or floating to fixed rate interest) or otherwise in the ordinary course of business to hedge or mitigate risks to which the Issuers or any of their Restricted Subsidiaries are exposed in the conduct of their business or the management of their liabilities and not for speculative purposes and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or other hedged items or by reason of fees, indemnities and compensation payable thereunder, or (y) were entered into as part of or in connection with an issuance of Convertible Indebtedness) (including, in the case of this clause (y), for the avoidance of doubt, Permitted Bond Hedge Transactions and Permitted Warrant Transactions));

(D)	Indebtedness of the Issuers or any of the Subsidiary Guarantors, to the extent the net proceeds thereof are promptly or substantially concurrently:

•	used to purchase Notes tendered in an Offer to Purchase made as a result of (or in anticipation of, but subject to) a Change of Control,

•	used to redeem all the Notes as described above under “Optional Redemption,”

•	deposited to defease the Notes as described below under “Defeasance,” or

•	deposited to discharge the obligations under the Notes and indenture as described below under “Satisfaction and Discharge”;

(E)	(i) Guarantees of Indebtedness of the Issuers or any of the Subsidiary Guarantors by Parent or the General Partner, (ii) Guarantees of Indebtedness of the Issuers or any Subsidiary Guarantor by any of their Restricted Subsidiaries provided the guarantee of such Indebtedness is permitted by and made in accordance with the “Future Guarantees by Restricted Subsidiaries” covenant described below, (iii) any Guarantees by a Subsidiary Guarantor of any Indebtedness of an Issuer or any other Subsidiary Guarantor, (iv) Guarantees by an Issuer of Indebtedness of any Subsidiary Guarantor, (v) Guarantees of Permitted Mortgage Indebtedness of a Restricted Subsidiary by Parent and (vi) Guarantees by any Restricted Subsidiary of Parent that is not an Issuer or Subsidiary Guarantor of Indebtedness of any other Restricted Subsidiary of Parent that is not an Issuer or Subsidiary Guarantor;

(F)	Existing Indebtedness to the extent outstanding after giving effect to the intended use of proceeds of the Notes (other than Indebtedness outstanding under clause (A) above);

(G)	Indebtedness represented by the Notes and the Notes Guarantees issued on the Issue Date;

(H)	Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business;

(I)	Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(J)	(a) Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations, indemnities, performance, bid, completion and surety bonds or guarantees and similar types of obligations in the ordinary course of business and including statutory obligations or otherwise under applicable law and (b) deposits and advance payments received in the ordinary course of business;

(K)	Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts and honoring or drawing of an instrument against insufficient funds and endorsements for deposit;

(L)	Indebtedness supported by a letter of credit procured by the Issuers or any of their Restricted Subsidiaries in a principal amount not in excess of the stated amount of such letter of credit and where the underlying Indebtedness would otherwise be permitted;

(M)	guarantees: (a) Incurred in the ordinary course of business; or (b) constituting Investments that are (i) included in the calculation of the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, (ii) made pursuant to clause (19) under the third paragraph under the “Limitation on Restricted Payments” covenant or (iii) made in reliance on clause (9), (18) or (19) of the definition of “Permitted Investments”;

(N)	Permitted Refinancing Indebtedness Incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be Incurred under the provisions of paragraphs (1), (2) and (3) of this covenant or clause (D), (F), (G), (N), (O), (P), (Q), (R), (S) or (T) of this paragraph (3);

(O)	Indebtedness of Restricted Subsidiaries that are not the Issuers or Subsidiary Guarantors in an aggregate principal amount at any time outstanding not to exceed, when taken together with all then outstanding net Investments in Unrestricted Subsidiaries and joint ventures made in reliance on clause (9) of the definition of “Permitted Investments,” the greater of $75.0 million and 6.0% of the Adjusted Total Assets of such Restricted Subsidiaries; provided, however, that any Permitted Refinancing Indebtedness Incurred under clause (N) above in respect of Indebtedness Incurred under this clause (O) shall be deemed to have been Incurred under this clause (O) for purposes of determining the amount of Indebtedness that may at any time be Incurred under this clause (O);

(P)	additional Indebtedness of the Issuers and their Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of $75.0 million and 6.0% of Parent’s Adjusted Total Assets; provided, however, that any Permitted Refinancing Indebtedness Incurred under clause (N) above in respect of Indebtedness Incurred under this clause (P) shall be deemed to have been Incurred under this clause (P) for purposes of determining the amount of Indebtedness that may at any time be Incurred under this clause (P);

(Q)

Indebtedness (including Capitalized Lease Obligations and Attributable Debt) of the Issuers and their Restricted Subsidiaries Incurred to finance the purchase, lease, expansion, repair, refurbishment, renovation, improvement, construction or acquisition (whether by asset or Capital Stock of the Person owning such assets) of, or capital expenditures with respect to, property (real or personal) or equipment in an aggregate principal amount at any time outstanding not to exceed the greater of $75.0 million and 6.0% of Parent’s Adjusted Total Assets; provided, however, that any Permitted Refinancing Indebtedness Incurred under clause (N) above in respect of such Indebtedness shall be deemed to have been Incurred under this clause (Q) for purposes of determining the amount of Indebtedness that may at any time be Incurred under this clause (Q);

(R)	Acquired Indebtedness and any other Indebtedness Incurred to finance a merger, consolidation or other acquisition; provided that either (i) immediately after giving effect to the Incurrence of such Acquired Indebtedness and such other Indebtedness, as the case may be, on a pro forma basis (including the receipt and pro forma application of the proceeds therefrom) as if such Incurrence (and the related merger, consolidation or other acquisition) had occurred at the beginning of the applicable Four Quarter Period, (A) either (x) the Issuers and their Restricted Subsidiaries would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) above or (y) the ratio referred to in such paragraph (1) would be equal to or less than such ratio immediately prior to such merger, consolidation or other acquisition, (B) either (x) the Issuers and their Restricted Subsidiaries would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (2) above or (y) the ratio referred to in such paragraph (2) would be equal to or less than such ratio immediately prior to such merger, consolidation or other acquisition and (C) either (x) the Issuers and the Subsidiary Guarantors would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (3) above or (y) the ratio referred to in such paragraph (3) would be equal to or greater than such ratio immediately prior to such merger, consolidation or other acquisition; or (ii) the aggregate principal amount of such Acquired Indebtedness or other Indebtedness at any time outstanding Incurred pursuant to this clause (R)(ii) does not exceed $10.0 million;

(S)	Permitted Mortgage Indebtedness of any Restricted Subsidiary of Parent that is not an Issuer or Subsidiary Guarantor that would be permitted to be Incurred under the provisions of paragraphs (1), (2) and (3) of this covenant, if such Restricted Subsidiary was a Subsidiary Guarantor;

(T)	Convertible Indebtedness of Parent that would be permitted to be Incurred under the provisions of paragraphs (1), (2) and (3) of this covenant, if Parent was an Issuer; or

(U)	Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations that are permitted under the indenture and are Incurred in connection with the disposition of any business, assets or Restricted Subsidiary.

(5)	Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that Parent or any of its Restricted Subsidiaries may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(6)	For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant, guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (A) through (U) of paragraph (4) above or is entitled to be Incurred pursuant to paragraphs (1), (2) and (3) above, the Issuers shall, in their sole discretion, be entitled to classify all or a portion of such item of Indebtedness on the date of its Incurrence or issuance and determine the order of such Incurrence or issuance (and may later reclassify such item of Indebtedness) and may divide and classify such Indebtedness in more than one of the types of Indebtedness described. At any time that the Parent would be entitled to have Incurred any then outstanding Indebtedness under paragraphs (1), (2) and (3) of this covenant, such Indebtedness shall be automatically reclassified into Indebtedness Incurred pursuant to those paragraphs. Notwithstanding the foregoing, any Indebtedness Incurred and outstanding under the revolving credit facility provided by the Credit Agreement on or prior to the Issue Date shall be deemed to have been Incurred under clause (A) of paragraph (4) above and may not be reclassified. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

A change in GAAP that results in an obligation existing at the time of such change, which is not at the time of such change classified as Indebtedness, becoming Indebtedness will not be deemed to be an Incurrence of Indebtedness.

Maintenance of Total Unencumbered Assets

The Issuers and their Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis.

Limitation on Restricted Payments

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to Capital Stock of Parent or any Restricted Subsidiary of Parent held by Persons other than Parent or any of its Restricted Subsidiaries, other than (i) dividends or distributions payable solely in shares of Capital Stock of Parent or any of its Restricted Subsidiaries (other than Disqualified Stock) and (ii) pro rata dividends or other distributions made by a Restricted Subsidiary that is not Wholly Owned to minority stockholders (or owners of equivalent interests in the event the Subsidiary is not a corporation);

(2)	purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of Parent held by any Person, other than (i) Capital Stock held by Parent or a Restricted Subsidiary of Parent or (ii) solely in Capital Stock of Parent (other than Disqualified Stock);

(3)

make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Issuers that is subordinated in right of payment to the Notes or Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor, in each case excluding (i) any intercompany Indebtedness between or among Parent or any of its Restricted

Subsidiaries and (ii) the payment, purchase, redemption, repurchase, defeasance, discharge, acquisition or retirement of such subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, repurchase, defeasance, discharge, acquisition or retirement; or

(4)	make an Investment, other than a Permitted Investment, in any Person;

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing,

(B)	the Issuers could not Incur at least $1.00 of Indebtedness in compliance with both paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant, or

(C)	the aggregate amount of all Restricted Payments made after May 30, 2014 (and not returned or rescinded and subject to the last paragraph of this covenant) shall exceed the sum of, without duplication:

•	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the Spin-Off Effective Date and ending on the last day of the last fiscal quarter immediately preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant or for which internal financial statements are available, plus

•	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by Parent or the Partnership after May 30, 2014 from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Parent, including from an issuance or sale permitted by the indenture of Indebtedness or Disqualified Stock of Parent or any of its Restricted Subsidiaries subsequent to May 30, 2014 upon conversion, exercise or exchange of such Indebtedness or Disqualified Stock into or for Capital Stock (other than Disqualified Stock) of Parent or the Partnership, plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities (excluding, for the avoidance of doubt, the securities converted or exchanged), received by Parent or its Restricted Subsidiaries upon such conversion, exercise or exchange (in each case, exclusive of any Disqualified Stock), plus

•

an amount equal to (i) the net reduction in Investments (other than reductions in Permitted Investments) in any Person after May 30, 2014 resulting from payments of interest on Indebtedness, dividends or other distributions, repayments of loans or advances, or other transfers of assets, in each case to Parent or any of its Restricted Subsidiaries or from the Net Cash Proceeds, and the fair market value of property or assets or marketable securities received, from the sale or other disposition of any such Investment (including, without limitation, through satisfaction, expiration, reduction, release, repurchase, purchase, discharge, defeasance, retirement, redemption, repayment or cancellation of such Investment and sales of Capital Stock or other securities of such other Person) (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations), and (ii) with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated with or into, or which has transferred or conveyed its assets to, or has been liquidated into, Parent or a Restricted Subsidiary of Parent, in each case after May 30, 2014, the amount of Parent’s and its Restricted Subsidiaries’ Investment in such Subsidiary (directly or indirectly) as of the date of such redesignation, merger, consolidation, transfer, conveyance or liquidation (valued, in the case of each of clauses (i) and (ii), as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by Parent and its Restricted Subsidiaries in such Person or Unrestricted Subsidiary and treated as a Restricted Payment, plus

•	the fair market value of property or assets or Capital Stock representing interests in Persons (other than that of Parent or the Partnership) acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Capital Stock issued in exchange for Capital Stock of Parent or the Partnership utilized pursuant to clause (3) or (4) of the second succeeding paragraph) of Parent or the Partnership subsequent to May 30, 2014, plus

•	without duplication, in the event Parent or any Restricted Subsidiary of Parent makes any Investment in a Person that, as a result of or in connection with such Investment, becomes (including by redesignation) a Restricted Subsidiary of Parent, an amount not to exceed the amount of Investments previously made by Parent and its Restricted Subsidiaries in such Person and that was treated as a Restricted Payment.

As of March 31, 2017, the Parent had approximately $531.3 million of Restricted Payments capacity under this basket.

Notwithstanding the foregoing, Parent and any of its Restricted Subsidiaries may declare or pay any dividend or make any distribution or take other action (that would have otherwise been a Restricted Payment) which the Board of Directors of Parent believes in good faith is necessary to (i) maintain Parent’s status as a real estate investment trust under the Code or (ii) avoid any excise tax or any income tax imposed on Parent, in each case including, but not limited to, pro rata dividends or other distributions by the Partnership to minority unitholders as a result of a distribution from the Partnership to Parent for the purpose of funding any such dividend, distribution or other action); provided that no Default or Event of Default shall have occurred and be continuing.

The foregoing provisions shall not be violated by reason of:

(1)	the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if, at the date of declaration or notice, such payment would comply with the foregoing paragraph;

(2)	the payment, repayment, purchase, redemption, repurchase, defeasance, discharge or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or to a Notes Guarantee including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred pursuant to paragraphs (1), (2) and (3) or (4)(N) of the covenant described under “—Limitation on Indebtedness”;

(3)	(a) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Parent or the Partnership (other than any Disqualified Stock or any Capital Stock sold to a Restricted Subsidiary of Parent or to an employee stock ownership plan or any trust established by Parent) or from substantially concurrent contributions to the equity capital of Parent or the Partnership (collectively, including any such contributions, “Refunding Capital Stock”) (with any sale or contribution within 60 days deemed as substantially concurrent); and (b) the declaration and payment of accrued dividends (and any premium) on any Capital Stock redeemed, repurchased, purchased, retired, defeased, discharged or acquired out of the proceeds of the sale of Refunding Capital Stock within 60 days of such sale; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (3) shall be excluded from the amount described in the second bullet of clause (4)(C) of this covenant;

(4)	the making of any principal payment on, or the repayment, repurchase, purchase, redemption, retirement, defeasance, discharge or other acquisition for value of Indebtedness of the Issuers that is subordinated in right of payment to the Notes or Indebtedness of a Guarantor that is subordinated in right of payment to the Notes Guarantee of such Guarantor, including premium, if any, and accrued and unpaid interest, in exchange for, or out of the proceeds of an issuance of, shares of Capital Stock (other than Disqualified Stock) of Parent or the Partnership or from contributions to the equity capital of Parent or the Partnership, in each case within 90 days of such principal payment, repayment, repurchase, purchase, redemption, retirement, defeasance, discharge or other acquisition;

(5)	payments or distributions to dissenting holders of limited partnership units of the Partnership or stockholders of Parent or any direct or indirect parent company of the Partnership pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture described under “—Consolidation, Merger and Sale of Assets”;

(6)	the repurchase, purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of Parent held by any current or former officer, director, consultant or employee or manager of Parent or any of its Restricted Subsidiaries (or any permitted transferees, assigns, estates, trusts or heirs of any of the foregoing); provided, however, the aggregate amount paid by Parent and its Restricted Subsidiaries pursuant to this clause (6) shall not exceed $5.0 million in any calendar year (excluding for purposes of calculating such amount the amount paid for Capital Stock repurchased, redeemed, acquired or retired with the cash proceeds from the repayment of outstanding loans previously made by Parent or a Restricted Subsidiary thereof for the purpose of financing the repurchase, purchase, redemption or other acquisition or retirement of such Capital Stock), with unused amounts in any calendar year being carried over for up to two succeeding calendar year periods until used; provided further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the net cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of Parent, in each case, to officers, directors, consultants or employees or managers of Parent or any of its Restricted Subsidiaries that occurs after May 30, 2014, to the extent such cash proceeds (i) have not otherwise been applied to permit the payment of any other Restricted Payment or (ii) are not attributable to loans made by Parent or a Restricted Subsidiary thereof for the purpose of financing the repurchase, purchase, redemption or other acquisition or retirement of such Capital Stock, plus (B) the cash proceeds of key man life insurance policies received by Parent and its Restricted Subsidiaries after May 30, 2014, less (without duplication of clause (A)(i) above) (C) the amount of any Restricted Payments previously made using the amounts from clause (A) and (B) of this clause (6); provided further, however, that cancellation of Indebtedness owing to Parent from any officer, director, consultant or employee or manager of Parent or any Restricted Subsidiary thereof in connection with a repurchase of Capital Stock of Parent shall not be deemed to constitute a Restricted Payment for purposes of the indenture;

(7)	the repurchase of Capital Stock deemed to occur (i) upon the exercise of options, rights, warrants or other equivalents, or upon conversion or exchange, if such Capital Stock represents all or a portion of the exercise, conversion or exchange price thereof, and (ii) in connection with the withholding of a portion of the Capital Stock granted or awarded to an officer, director, consultant or employee or manager to pay for the taxes payable by such officer, director, consultant or employee or manager upon such grant or award;

(8)

upon or in connection with or following the occurrence of a Change of Control (or similarly defined term in other Indebtedness or Disqualified Stock) and, if applicable, within 90 days after completion of the Offer to Purchase (including the purchase of all Notes validly tendered and not withdrawn) pursuant to the covenant described below under the caption “Repurchase of Notes upon a Change of Control,” any repayment, repurchase, purchase, redemption, defeasance, discharge or other acquisition or retirement for value of any Indebtedness of the Issuers or any Guarantor that is subordinated in right of payment to the Notes or to any Notes Guarantee, respectively, or any Disqualified Stock that is required to be repurchased or redeemed or otherwise acquired pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness or Disqualified Stock), at a purchase price not greater than 101% of the outstanding principal amount, accreted value or liquidation preference thereof (plus accrued and unpaid interest, dividends and liquidated damages, if any);

(9)	within 90 days after completion of any Offer to Purchase Notes pursuant to the covenant described below under the caption “—Limitation on Asset Sales” (including the purchase of all Notes tendered), any repayment, repurchase, purchase, redemption, defeasance, discharge or other acquisition or retirement for value of any Indebtedness of the Issuers or any Guarantor that is subordinated in right of payment to the Notes or to any Notes Guarantee, respectively, or any Disqualified Stock that is required to be repurchased or redeemed or otherwise acquired pursuant to the terms thereof as a result of such Asset Sale (or similarly defined term in such other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount, accreted value or liquidation preference thereof (plus accrued and unpaid interest, dividends and liquidated damages, if any);

(10)	the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise, exchange or conversion of securities exercisable, exchangeable or convertible into Capital Stock of Parent or the Partnership;

(11)	Restricted Payments made pursuant to any Spin-Off Agreement or otherwise in connection with the Spin-Off and the other transactions and fees and expenses related thereto;

(12)	the Purging Distribution;

(13)	the declaration of or payment of any cash dividend or other distribution in respect of Capital Stock of Parent or any other direct or indirect parent company of the Issuers constituting Preferred Stock, so long as the Interest Coverage Ratio contemplated by paragraph (2) of the covenant described above under the caption “—Limitation on Indebtedness” would be greater than or equal to 2.0 to 1.0 after giving effect to such payment; provided that at the time of payment of such dividend or distribution no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(14)	the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Partnership or Parent after the Issue Date; provided that the amount of dividends pursuant to this clause (13) shall not exceed the aggregate amount of cash actually received by the Partnership or Parent from the sale of such Designated Preferred Stock; provided that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(15)	Restricted Payments made pursuant to an exchange of or conversion into Capital Stock of Parent, including the redemption of Common Units for Common Stock of Parent pursuant to the terms of the Partnership Agreement;

(16)	the declaration and payment of dividends to holders of Disqualified Stock issued in accordance with the indenture;

(17)	the distribution, as a dividend or otherwise, of Capital Stock of, or Indebtedness owed to Parent or a Restricted Subsidiary of Parent by, Unrestricted Subsidiaries;

(18)	to the extent constituting Restricted Payments, payments to counterparties under Hedging Obligations;

(19) (i)	the making of cash payments in connection with any conversion or purchase of Convertible Indebtedness in an aggregate amount since May 30, 2014 not to exceed the sum of (a) the principal amount of such Convertible Indebtedness and any accrued and unpaid interest thereon plus (b) any payments received by Parent pursuant to the exercise, settlement, unwinding or termination of any related Permitted Bond Hedge Transaction; and

(ii)

(a) any payments in connection with a Permitted Bond Hedge Transaction and (b) the exercise, settlement, unwinding or termination of any related Permitted Warrant Transaction (I) by delivery of shares of common stock of Parent upon settlement thereof, (II) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof or (III) by a cash payment not to exceed the amount received upon any exercise, settlement, unwinding or termination of a related Permitted Bond Hedge Transaction; and

(20)	additional Restricted Payments in an aggregate amount not to exceed the greater of $50.0 million and 5.0% of Parent’s Adjusted Total Assets.

provided, however, that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.

The net amount of any Restricted Payment permitted pursuant to the second paragraph of this covenant and clause (1) of the immediately preceding paragraph shall be included in calculating the amount available for Restricted Payments, if any, pursuant to clause (C) of the first paragraph of this covenant with respect to any subsequent Restricted Payments. The amount of any Restricted Payment permitted pursuant to clauses (2) through (20) of the immediately preceding paragraph shall be excluded in calculating the amount available for Restricted Payments, if any, pursuant to clause (C) of the first paragraph of this covenant with respect to any subsequent Restricted Payments. The net amount of all Restricted Payments or portion thereof (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In determining whether any Restricted Payment is permitted by this covenant, Parent and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (20) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph of this covenant (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this covenant.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of the Issuers to:

•	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Issuers or any other Restricted Subsidiary of the Issuers,

•	pay any Indebtedness owed to the Issuers or any other Restricted Subsidiary of the Issuers,

•	make loans or advances to the Issuers or any other Restricted Subsidiary of the Issuers, or

•	transfer its property or assets to the Issuers or any other Restricted Subsidiary of the Issuers.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)	existing under, by reason of or with respect to, the indenture, the Notes, the Notes Guarantees, the Credit Agreement, any Existing Indebtedness, any other agreement in effect on the Issue Date as in effect on the Issue Date, and any Spin-Off Agreement as in effect on the Issue Date, and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in those agreements on the Issue Date or such other date, as applicable;

(2)	existing under, by reason of or with respect to any Credit Facility or other Indebtedness permitted under the indenture (and not included in clause (1) above); provided, however, that the encumbrances and restrictions contained in the agreement or agreements governing such Credit Facility or other Indebtedness (x) (A) are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement (with respect to other credit agreements or Indebtedness other than under an indenture and other than Permitted Mortgage Indebtedness or other mortgage Indebtedness) or the indenture (with respect to other indentures), in each case, as in effect on the Issue Date, or (B) with respect to Permitted Mortgage Indebtedness or other mortgage Indebtedness, (i) are not materially more disadvantageous to the holders of the Notes than is customary in comparable financings and (ii) will not materially affect the Issuers’ ability to make principal or interest payments on the Notes (in each case as determined by Parent in good faith at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction)) or (y) apply only during the occurrence of an event of default with respect to such Credit Facility or other Indebtedness;

(3)	existing under, by reason of or with respect to applicable law, rule, regulation, decree or administrative or court order or contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;

(4)	existing with respect to any Person (including Indebtedness or Capital Stock of such Person) or the property or assets of such Person acquired by Parent or any Restricted Subsidiary of Parent (or any such Person that otherwise becomes a Restricted Subsidiary of Parent including by designation or by merger or consolidation or sale of all or substantially all of its assets into or to Parent or another Restricted Subsidiary of Parent), existing at the time of such acquisition (or such Person so becoming a Restricted Subsidiary of Parent) and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired (or such Restricted Subsidiary) and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements thereof; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the instruments or agreements with respect to such Person or its property or assets as in effect on the date of such acquisition (or such Person so becoming a Restricted Subsidiary of Parent);

(5)	existing under, by reason of or with respect to provisions in joint venture, operating or similar agreements entered into in connection with a Permitted Business and customary provisions in leases entered into in the ordinary course of business;

(6)	in the case of the last bullet in the first paragraph of this covenant:

•	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to, or that is, a lease, license, conveyance or contract or similar property or asset,

•	other encumbrances or restrictions contained in or with respect to the Master Leases and the properties subject thereto,

•	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Parent or any Restricted Subsidiary of Parent not otherwise prohibited by the indenture,

•	existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business or (ii) capital leases or operating leases, including purchase money Indebtedness, Capitalized Lease Obligations and other Indebtedness pursuant to be Incurred under paragraph (4)(Q) of Permitted Indebtedness, that impose encumbrances or restrictions on the property so acquired or covered thereby, or (iii) a contract with respect to an Asset Sale, Sale and Leaseback Transaction, stock sale agreement or other transfer, conveyance or disposition permitted under the indenture, which encumbrances or restrictions are applicable only to the property, assets or Capital Stock that are the subject of such contracts, or

•	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Parent or any Restricted Subsidiary of Parent in any manner material to Parent and its Restricted Subsidiaries taken as a whole;

(7)	with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, such Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the closing of such sale or other disposition;

(8)	existing under, by reason of or with respect to Indebtedness permitted to be Incurred pursuant to paragraph (4)(N) of, or other Permitted Refinancing Indebtedness permitted to be Incurred under, the covenant described under “—Limitation on Indebtedness;” provided, that the encumbrances and restrictions contained in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

•	the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

•	the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by the good faith judgment of Parent), and

•	Parent, in its good faith, determines that such an encumbrance or restriction will not materially affect the Issuers’ ability to make principal or interest payments on the Notes;

(10)	any encumbrance or restriction pursuant to Hedging Obligations or under Permitted Non-Recourse Guarantees;

(11)	restrictions on deposits made to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto);

(12)	restrictions on the ability of any Restricted Subsidiary to make Investments in or transfer assets to any Person that is not a Subsidiary of such Restricted Subsidiary or that is not a direct or indirect parent of such Restricted Subsidiary; and

(13)	any encumbrances or restrictions of the type referred imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings of those agreements, instruments or obligations referred to in clauses (1) through (12) above, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings are no more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those contained in those agreements prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, restructuring, replacement or other refinancing.

Nothing contained in this covenant shall prevent Parent or any Restricted Subsidiary of Parent from (a) restricting the sale or other disposition of property or assets of Parent or any of its Restricted Subsidiaries that secure Indebtedness of the Issuers or any of their Restricted Subsidiaries or (b) creating, Incurring, assuming or suffering to exist any Liens otherwise permitted by the indenture. For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, and (2) the subordination of loans or advances made to a Restricted Subsidiary to other Indebtedness Incurred by such Restricted Subsidiary, or other subordination provisions in any Indebtedness, shall not be deemed a restriction on the ability to make loans or advances.

Future Guarantees by Restricted Subsidiaries

Parent will not permit any Domestic Restricted Subsidiary of the Issuers to guarantee any Indebtedness under the Credit Agreement, any other syndicated loan facility or any capital markets Indebtedness of the Issuers or a Subsidiary Guarantor (“Guaranteed Indebtedness”), unless such Restricted Subsidiary within 30 calendar days after so guaranteeing such Guaranteed Indebtedness executes and delivers a supplemental indenture to the indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary; provided, however, that this paragraph shall not be applicable to any guarantee of any Person that existed (or any other guarantee required pursuant to the terms of any Acquired Indebtedness of any Person, which Acquired Indebtedness existed) at the time such Person became (including by redesignation) a Restricted Subsidiary of, or was merged into, the Issuers or a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case such Subsidiary shall not be required to comply with the 30 calendar day period described above. For the avoidance of doubt, Indebtedness of a Person that is guaranteed by an Issuer or a Subsidiary Guarantor shall not be deemed to be Guaranteed Indebtedness solely as a result of such guarantee by such Issuer or Subsidiary Guarantor.

If the Guaranteed Indebtedness:

•	ranks equally with the Notes (or the applicable Subsidiary Guarantee) in right of payment, then the guarantee of such Guaranteed Indebtedness shall rank equally with, or subordinate to, the Subsidiary Guarantee issued pursuant to this covenant in right of payment; or

•	is subordinate in right of payment to the Notes (or the applicable Subsidiary Guarantee), then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee issued pursuant to this covenant at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes (or the applicable Subsidiary Guarantee).

Any such Subsidiary Guarantee by a Restricted Subsidiary shall be automatically and unconditionally released and discharged:

(1)	upon any sale, exchange or transfer (including through merger or consolidation), to any Person that is not a Subsidiary of Parent of Capital Stock held by Parent and its Restricted Subsidiaries in, or all or substantially all the assets of, such Subsidiary Guarantor (which sale, exchange or transfer is not prohibited by the indenture) such that, immediately after giving effect to such transaction, such Subsidiary Guarantor would no longer constitute a Restricted Subsidiary of Parent,

(2)	in connection with the merger or consolidation of such Subsidiary Guarantor with (a) an Issuer or (b) any other Guarantor (provided that in the case of this clause (b) the surviving entity remains or becomes a Guarantor upon consummation thereof),

(3)	if Parent designates such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the indenture,

(4)	upon the Legal Defeasance or Covenant Defeasance or satisfaction and discharge of the indenture,

(5)	upon a liquidation or dissolution or winding-up of such Restricted Subsidiary not prohibited by the indenture,

(6)	upon the release or discharge of the Indebtedness or guarantee that resulted in the creation of such Subsidiary Guarantee (and any other guarantee given as a result thereof), except a discharge or release by or as a result of payment under such guarantee, or

(7)	upon payment in full of the principal of, and accrued and unpaid interest on, the Notes.

In addition, any Notes Guarantee provided by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged if (i) such Subsidiary ceases to guarantee obligations under the Credit Agreement or ceases to constitute a co-borrower with respect to the Credit Agreement, in either case in connection with a Permitted Mortgage Indebtedness financing transaction by such entity and (ii) the proceeds from any such financing transaction are applied solely for one or more of the uses described in clauses (1) through (7) of the third paragraph under the “Limitation on Asset Sales” covenant.

Limitation on Transactions with Affiliates

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of Parent or any of its Restricted Subsidiaries, in each case involving consideration in excess of $2.5 million, except upon terms that are not materially less favorable to Parent or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction (to the extent there is such a transaction) with a Person that is not such an Affiliate.

The foregoing paragraph does not limit, and shall not apply to:

(1)	transactions (A) approved by a majority of the disinterested directors of the Board of Directors of Parent or (B) for which Parent or any Restricted Subsidiary of Parent delivers to the trustee a written opinion of a nationally recognized investment banking, appraisal or accounting firm stating that the transaction is fair to Parent or such Restricted Subsidiary from a financial point of view;

(2)	any transaction solely between or among Parent and any of its Restricted Subsidiaries or solely between or among Restricted Subsidiaries of Parent (in each case, including any entity that becomes (including by redesignation) a Restricted Subsidiary of Parent as a result of such transaction);

(3)	the payment of reasonable fees and compensation to, and indemnification, reimbursement of expenses and similar arrangements on behalf of, current, former or future directors of Parent or any Restricted Subsidiary of Parent;

(4)	the issuance or sale of Capital Stock (other than Disqualified Stock) of Parent or the Partnership;

(5)	any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant or any Permitted Investment;

(6)	any contracts, instruments or other agreements or arrangements in each case as in effect on the Issue Date, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangements as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to Parent and its Restricted Subsidiaries at the time executed than the original agreement or arrangements as in effect on the Issue Date;

(7)

any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by Parent or any Restricted Subsidiary of Parent with current, former or future directors, officers and employees of Parent or such Restricted Subsidiary and the payment of compensation and reimbursement of expenses and the providing of other benefits (including retirement, health, disability, option, deferred compensation, insurance and other employment benefits) to such directors, officers and employees of Parent or any Restricted Subsidiary of Parent (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans and including issuances of Capital Stock or other securities, loans or other payments, grants and awards), in each case in the ordinary course of business;

(8)	loans and advances to officers and employees of Parent or any Restricted Subsidiary of Parent or guarantees in respect thereof (or cancellation of such loans, advances or guarantees), for bona fide business purposes, including for reasonable moving and relocation, entertainment and travel expenses and similar expenses, made in the ordinary course of business;

(9)	transactions with a Person that is an Affiliate of Parent solely because Parent, directly or indirectly, owns Capital Stock of, or controls such Person;

(10)	any transaction with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(11)	payments to an Affiliate in respect of the Notes or any other Indebtedness of the Issuers or any Restricted Subsidiary on the same basis as concurrent payments made or offered to be made in respect thereof to non-Affiliates, any contribution to the capital of Parent or its Restricted Subsidiaries and the issuance of Capital Stock of Parent or its Restricted Subsidiaries and the granting of registration and other customary rights in connection therewith;

(12)	any transactions (a) pursuant to the Transactions or the Spin-Off Agreements, and any actions pursuant thereto or contemplated thereby, (b) with Ensign or any of its Affiliates pursuant to the contracts or agreements described in this prospectus supplement, via incorporation by reference or otherwise, or (c) in the case of each of clauses (a) and (b), any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to Parent and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(13)	the entering into or amending of any tax sharing, allocation or similar agreement between Parent and the Partnership and any payments thereunder;

(14)	transactions between Parent or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of such Person is also a director of Parent or any of its Restricted Subsidiaries or any direct or indirect parent of Parent; provided, however, that such director abstains from voting as a director of Parent or such Restricted Subsidiary or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(15)	transactions with joint ventures and Subsidiaries thereof and Unrestricted Subsidiaries relating to the provision of management services, overhead or similar services or transactions that are approved by a majority of the disinterested members of Parent’s Board of Directors (a director shall be disinterested if he or she has no interest in such joint venture or Unrestricted Subsidiary other than through Parent and its Restricted Subsidiaries); provided that no Affiliate of Parent (other than Parent’s Restricted Subsidiaries) has an interest (other than indirectly through Parent and other than such joint venture or Unrestricted Subsidiary) in any such joint venture or Unrestricted Subsidiary;

(16)	any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because Partnership or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity; and

(17)	pledges of Capital Stock of Unrestricted Subsidiaries.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this covenant and not covered by clauses (2) through (17) of the immediately foregoing paragraph, the aggregate amount of which exceeds $10.0 million of consideration, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) of the immediately foregoing paragraph.

Limitation on Asset Sales

Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)	the consideration received (or to be received) by Parent or such Restricted Subsidiary is at least equal to the fair market value (determined at the time of contractually agreeing to such Asset Sale) of the assets or Capital Stock sold or disposed of; and

(2)	at least 75% of the consideration received (or to be received) consists of cash, Temporary Cash Investments or Replacement Assets, or a combination of cash, Temporary Cash Investments or Replacement Assets; provided, however, that, with respect to the sale of one or more properties up to 75% of the consideration may consist of Indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the property or properties sold.

For purposes of this provision, each of the following shall be deemed to be cash:

(a)	any liabilities of Parent or any Restricted Subsidiary of Parent (as shown on the most recent consolidated balance sheet of Parent and its Restricted Subsidiaries or in the footnotes thereto, or if Incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on Parent’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such Incurrence or accrual had taken place on the date of such balance sheet, in each case other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Notes Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases Parent or any such Restricted Subsidiary from further liability with respect to such liabilities or that are assumed by contract or operation of law;

(b)	any securities, notes or other obligations received (or to be received) by Parent or any such Restricted Subsidiary from such transferee that are converted by the Issuers or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days of receipt (to the extent of the cash or Temporary Cash Investments received in that conversion);

(c)	any Designated Non-cash Consideration received by Parent or any such Restricted Subsidiary having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $25.0 million and (ii) an amount equal to 2.0% of Parent’s Adjusted Total Assets, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(d)	any stock or assets of the kind referred to in clauses (2), (5) or (6) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, Parent or any such Restricted Subsidiary may apply such Net Cash Proceeds to:

(1)	prepay, repay, redeem, defease, discharge, repurchase or purchase Pari Passu Indebtedness of an Issuer or a Guarantor that is Secured Indebtedness (in each case other than Indebtedness owed to Parent or an Affiliate of Parent);

(2)	make an Investment in (provided such Investment is in the form of Capital Stock), acquire all or substantially all of the assets of, a Person engaged in a Permitted Business if such Person is, or will become as a result thereof, a Restricted Subsidiary of Parent or acquire Permitted Mortgage Investments;

(3)

prepay, repay, redeem, defease, discharge, repurchase or purchase Pari Passu Indebtedness of an Issuer or of any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary of Parent that is not an Issuer or a Subsidiary Guarantor; provided, however, that if Parent, the Issuers or a Subsidiary Guarantor shall so prepay, repay, redeem, defease, discharge or purchase any such Pari Passu

Indebtedness of the Issuer or of any Subsidiary Guarantor, the Issuers will equally and ratably reduce obligations under the Notes through (x) open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof), (y) as provided under “—Optional Redemption” or (z) by making an Offer to Purchase (in accordance with the procedures set forth below);

(4)	fund (x) all or a portion of an optional redemption of the Notes as described under “—Optional Redemption,” (y) open market purchases of the Notes (to the extent such purchases are at or above 100% of the principal amount thereof) or (z) an Offer to Purchase (in accordance with the procedures set forth below);

(5)	make a capital expenditure;

(6)	acquire Replacement Assets to be used or that are useful in a Permitted Business; or

(7)	any combination of the foregoing;

provided, that Parent will be deemed to have complied with the provisions described in clauses (2), (5) and (6) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, Parent or any of its Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to apply such Net Cash Proceeds in compliance with the provisions described in clauses (2), (5) and (6) of this paragraph, and such application of such Net Cash Proceeds is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Cash Proceeds, Parent may temporarily reduce the revolving Indebtedness under any Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. The amount of such Net Cash Proceeds not applied (or to be committed to be applied) as set forth in this paragraph by the end of the applicable period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this covenant totals at least $25.0 million, the Issuers must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the Notes and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness, as applicable) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness or such lesser price provided in the terms of such Pari Passu Indebtedness), plus, in each case, accrued and unpaid interest (if any) to, but not including, the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, Parent may use such Excess Proceeds for any purpose not prohibited by the indenture. If the aggregate purchase price of the Notes and the other Pari Passu Indebtedness validly tendered (and not withdrawn) into such Offer to Purchase exceeds the amount of Excess Proceeds, Parent shall select the Notes and such other Pari Passu Indebtedness (to the extent such selection is not prohibited by the terms thereof) to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 initial principal amount and multiples of $1,000 thereafter. Upon completion of each Offer to Purchase, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero. Parent may satisfy the foregoing obligation with respect to any Net Cash Proceeds prior to the expiration of the relevant 365-day period (as such period may be extended as described in the immediately preceding paragraph). Nothing in this paragraph shall preclude the Issuers from making an Offer to Purchase even if the amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this covenant totals less than $25.0 million.

The Credit Agreement contains restrictions on the Issuers’ ability to purchase Notes with Asset Sale proceeds. Any future credit agreements or other agreements may contain similar restrictions. In the event an Asset Sale occurs at a time when the Issuers are prohibited from purchasing Notes, the Issuers could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers would remain prohibited from so purchasing Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute a default under the indenture which could, in turn, constitute a default under such other Indebtedness.

The provisions under the indenture relative to the Issuers’ obligation to make an Offer to Purchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the holders of a majority in then outstanding principal amount of the Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Consolidation, Merger and Sale of Assets

None of Parent, General Partner, nor either of the Issuers will consolidate with or merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ (taken as a whole) property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into Parent, General Partner or an Issuer, as applicable, unless:

(1)	Parent, General Partner or such Issuer, as applicable, shall be the continuing Person, or the Person (if other than Parent, General Partner or such Issuer, as applicable) formed by such consolidation or into which Parent, General Partner or such Issuer, as applicable, is merged or that acquired such property and assets of Parent, General Partner or such Issuer, as applicable shall be a corporation, limited liability company, partnership (including a limited partnership) or trust organized and existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of Parent, General Partner or such Issuer, as applicable, under its Notes Guarantee (in the case of Parent or General Partner) and under the indenture (provided, however, that Capital Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Partnership is not a corporation);

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction and any related financing transactions (including the application of the proceeds thereof) as if the same had occurred at the beginning of the applicable Four Quarter Period, on a pro forma basis, (A) either (x) the Issuers and their Restricted Subsidiaries, or any Person becoming the successor obligor of the Notes, as the case may be, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) under “—Covenants—Limitation on Indebtedness” or (y) the ratio referred to in such paragraph (1) would be equal to or less than such ratio immediately prior to such merger, consolidation or other acquisition, (B) either (x) the Issuers and their Restricted Subsidiaries, or any Person becoming the successor obligor of the Notes, as the case may be, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (2) under “—Covenants—Limitation on Indebtedness” or (y) the ratio referred to in such paragraph (2) would be equal to or less than such ratio immediately prior to such merger, consolidation or other acquisition and (C) either (x) the Issuers and the Subsidiary Guarantors, or any Person becoming the successor obligor of the Notes, as the case may be, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (3) under “—Covenants—Limitation on Indebtedness” or (y) the ratio referred to in such paragraph (3) would be equal to or greater than such ratio immediately prior to such merger, consolidation or other acquisition; and

(4)

Parent, General Partner or such Issuer, as applicable, delivers to the trustee an Officer’s Certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against Parent, General Partner or such Issuer, as applicable, or the Person (if other than Parent, General Partner or such Issuer, as applicable) formed by such consolidation or into which Parent, General Partner or such Issuer, as applicable, is merged or that acquired all or substantially all of Parent’s, General Partner’s or such Issuer’s and their Restricted Subsidiaries’ property and assets;

provided, however, that clause (3) above does not apply (x) if the principal purpose of such transaction is to change the state of domicile or incorporation of Parent or to form or collapse a holding company structure or to convert Parent, General Partner or such Issuer, as applicable, into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of Parent or under the laws of the United States, any state thereof or the District of Columbia (provided, however, that Capital Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Partnership is not a corporation) or (y) to a consolidation or merger or sale, conveyance, transfer or other disposition of all or substantially all of Parent’s, General Partner’s or such Issuer’s and their Restricted Subsidiaries’ (taken as a whole) property and assets to a Wholly Owned Restricted Subsidiary of Parent that is a Subsidiary Guarantor; provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Parent will not permit (except as provided in the provisions governing release of a Notes Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor as described under “—Covenants—Future Guarantees by Restricted Subsidiaries” above) any Subsidiary Guarantor to consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under its Subsidiary Guarantee;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)	Parent delivers to the trustee an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the indenture and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, the Subsidiary Guarantors, Parent and the surviving Persons.

Notwithstanding the foregoing two paragraphs of this covenant:

•	an Issuer or any Guarantor may consolidate or merge with or into, or sell, convey, transfer or otherwise dispose of all of its property and assets to, an Issuer or another Guarantor;

•	any Restricted Subsidiary of Parent that is not an Issuer or a Subsidiary Guarantor may consolidate or merge with or into, or sell, convey, transfer or otherwise dispose of all of its property and assets to, Parent or any of its Restricted Subsidiaries;

•

in addition, any Restricted Subsidiary of Parent may (i) merge with an Affiliate of Parent or a Restricted Subsidiary of Parent if the principal purpose of such transaction is to change the state of domicile or incorporation of such Restricted Subsidiary or to form or collapse a holding company structure or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Restricted Subsidiary or under the laws of the United States, any state thereof or the District of Columbia.

Notwithstanding any of the foregoing, for the avoidance of doubt, the lease of all or substantially all of the assets or real estate assets of Parent and its Restricted Subsidiaries (taken as a whole) or of any of its Restricted Subsidiaries shall not be subject to this covenant.

The paragraphs above include a phrase relating to the conveyance or transfer of “all or substantially all” of the property and assets of the specified Person. Although there is a limited body of case law interpreting the phase “substantially all,” there is no precise definition of the phrase under applicable law.

Repurchase of Notes upon a Change of Control

Except as described in the third paragraph of this covenant, the Issuers must commence, within 30 days after the occurrence of a Change of Control , and, subject to the terms and conditions of such Offer to Purchase, thereafter consummate an Offer to Purchase all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest (if any) to, but not including, the Payment Date.

There can be no assurance that the Issuers will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of the Issuers that might be outstanding at the time).

The Issuers will not be required to make an Offer to Purchase as a result of a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or if notice of redemption has been given pursuant to “Optional Redemption” above. Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control , subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

If holders of not less than 90% in aggregate principal amount of the outstanding notes held by non-Affiliates validly tender and do not withdraw such notes in an Offer to Purchase and the Issuers, or any third party making the Offer to Purchase in lieu of the Issuers as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Offer to Purchase, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the underwriters of this offering and Parent. As of the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under “—Covenants—Limitations on Indebtedness.” Such restrictions in the indenture can be waived only with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Agreement also provides that the occurrence of certain change of control events with respect to Parent would constitute a default thereunder. Future credit agreements that Parent enters into may contain similar provisions. Such defaults could result in amounts outstanding under the Credit Agreement and such other agreements being declared immediately due and payable or lending commitments being terminated. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing Notes, the Issuers could seek the consent of its lenders or other counterparties to the purchase of Notes or could attempt to refinance the borrowings, as applicable, that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, as applicable, the Issuers would remain prohibited from purchasing Notes. In such case, the Issuers’ failure to purchase tendered notes would constitute a default under the indenture which could, in turn, constitute a default under such other Indebtedness.

The definition of Change of Control includes a phrase relating to the sale, exchange or other transfer of “all or substantially all” of the properties or assets of Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, exchange or other transfer of less than all of the assets of Parent and its Subsidiaries taken as a whole to another Person or group may be uncertain. Because Parent and its Subsidiaries are in the business of leasing their assets, the lease of all or substantially all of the assets of Parent and its Subsidiaries would not constitute a Change of Control.

The provisions under the indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in then outstanding principal amount of the Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

SEC Reports and Reports to Holders

Whether or not Parent is then required to file reports with the SEC, Parent shall file with the SEC (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Parent were required to file such reports and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Parent were required to file such reports (including giving effect to any extension period under Rule 12b-25 under the Exchange Act) if it was subject thereto; provided, however, that, if filing such documents by Parent with the SEC is not permitted under the Exchange Act, Parent (i) shall, within 15 days after the time Parent would be required to file such information with the SEC if it were subject to Section 13 or 15(d) under the Exchange Act (including giving effect to any extension period under Rule 12b-25 under the Exchange Act), provide such documents and reports to the trustee and upon written request supply copies of such documents and reports to any holder of Notes (which in each case may be delivered pursuant to applicable DTC procedures) and (ii) shall post such documents and reports on a website (which may be non-public) to which any holder of Notes, prospective investors that certify that they are qualified institutional buyers, institutional accredited investors or able to acquire the Notes in reliance on Regulation S under the Securities Act, securities analysts and market makers are given access; provided, however, that the trustee shall have no liability whatsoever to determine if such materials have been so posted. Notwithstanding the foregoing, if the Parent satisfies its obligations in the preceding sentence by posting documents and reports on a website (other than pursuant to the SEC’s EDGAR service or similar service), (a) the Parent will not be required to furnish any information, certificates or reports required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, or (iii) Rule 3-09 of

Regulation S-X, (b) such reports will not be required to contain the separate financial information contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X and (c) such reports shall not be required to present compensation or beneficial ownership information.

The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy Parent’s obligations to furnish such materials to the trustee or the holders; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR service (or its successor).

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or website under the indenture, or participate in any conference calls. Delivery of reports to the trustee shall not constitute knowledge of, or notice to, the trustee of the information contained therein.

In the event that another parent entity of the Issuers becomes a Guarantor of the Notes, the obligations to furnish the reports and other information described above may be satisfied by furnishing such reports filed by, or such information of, such other parent Guarantor, and the availability of such other parent Guarantor’s information on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy such obligations.

So long as not prohibited by the SEC, at any time that either (x) one or more Subsidiaries of Parent is an Unrestricted Subsidiary or (y) Parent holds directly any material assets (including Capital Stock) other than the Capital Stock of the Issuers and, in either case, such Unrestricted Subsidiary or other assets taken together would represent 5% or more of the Total Assets of Parent and its Subsidiaries as of the latest quarterly financial statements, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or any other comparable section, of the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries and other material assets of Parent.

Parent shall also, within a reasonably prompt period of time following the disclosure of the annual and quarterly information required above, conduct a conference call with respect to such information and results of operations for the relevant reporting period; provided that the foregoing obligation shall be satisfied to the extent such conference call, to which holders of the Notes have access, is conducted with Parent’s public stockholders. No fewer than three Business Days prior to the later of (i) the disclosure of the annual, quarterly and periodic information required above and (ii) the date of the conference call required to be held in accordance with the preceding sentence, Parent shall issue a press release to the appropriate internationally recognized wire services announcing the date that such information will be available and the time and date of such conference call.

Notwithstanding anything herein to the contrary, Parent will not be deemed to have failed to comply with any of its obligations under this covenant for purposes of clause (4) under “Events of Default” until 30 days after the date any report is required to be filed or provided pursuant to this covenant.

Limitations on Activities of Capital Corp.

Capital Corp. will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Capital Corp. may be a co-obligor or guarantor with respect to Indebtedness if the Partnership is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by (or applied at the direction of) the Partnership, Capital Corp. or one or more Subsidiary Guarantors. At any time after the Partnership becomes a corporation by conversion, merger or otherwise, Capital Corp. may consolidate or merge with or into the Partnership or any Restricted Subsidiary of Parent (without such Restricted Subsidiary becoming a co-obligor in respect of the Notes).

Events of Default

The following are Events of Default under the indenture:

(1)	default in the payment of principal of, or premium, if any, on any Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any Note when due and payable, and such default continues for a period of 30 days;

(3)	default in the performance or breach of the provisions of the indenture described under “—Covenants—Consolidation, Merger and Sale of Assets,” or the failure by the Issuers to make or consummate an Offer to Purchase in accordance with the covenants described above under the captions “—Covenants—Limitation on Asset Sales” or “—Repurchase of Notes upon a Change of Control”;

(4)	Parent defaults in the performance of or breaches any other covenant or agreement of Parent in the indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(5)	there occurs with respect to any issue or issues of Indebtedness of Parent or any Significant Subsidiary of Parent:

•	an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration (the “accelerated debt”), and/or

•	the failure to make a principal payment at the final (but not any interim) fixed maturity of such Indebtedness and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default (the “payment default debt”), and

•	in each case, the aggregate principal amount of such accelerated debt and payment default debt exceeds $50.0 million;

(6)	any final and non-appealable judgment or order (not covered by insurance) for the payment of money shall be rendered against Parent or any Significant Subsidiary of Parent and shall not be paid or discharged for a period of 60 consecutive days following entry of such final judgment or order and during such 60-day period a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and the aggregate amount for such unpaid or undischarged final judgments shall exceed $50.0 million;

(7)	a court of competent jurisdiction enters a decree or order for:

•	relief in respect of Parent or any Significant Subsidiary of Parent in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

•	appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of Parent or any Significant Subsidiary of Parent or for all or substantially all of the property and assets of Parent or any Significant Subsidiary of Parent, or

•	the winding up or liquidation of the affairs of Parent or any Significant Subsidiary of Parent and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(8)	Parent or any Significant Subsidiary of Parent:

•	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

•	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Parent or such Significant Subsidiary or for all or substantially all of the property and assets of Parent or such Significant Subsidiary, or

•	effects any general assignment for the benefit of its creditors.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to Parent or the Issuers) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event triggering such Event of Default pursuant to clause (5) shall be remedied or cured by Parent or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to Parent or the Issuers, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) by written notice to the Issuers and to the trustee, may waive all past defaults (other than a payment default as described under clause (6) under “—Modification and Waiver”) and rescind and annul a declaration of acceleration and its consequences if:

•	all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

As to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction (it being understood that the Trustee shall not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to any other holder) and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the indenture or the Notes unless:

(1)	the holder gives the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer the trustee indemnity satisfactory to the trustee against any losses, any costs, liabilities or expenses;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

The indenture will require Parent to deliver, on or before a date not more than 120 days after the end of each fiscal year, an Officer’s Certificate certifying that a review has been conducted of the activities of Parent and its Restricted Subsidiaries and of Parent’s performance under the indenture and that Parent has fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. Parent will also be obligated to notify the trustee in writing of any default or defaults in the performance of any covenants or agreements under the indenture within 30 days of becoming aware of any such default unless such default has been cured before the end of the 30 day period.

Defeasance

The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the indenture and the outstanding Notes and Notes Guarantees (“Legal Defeasance”) and cure all then existing Events of Default. Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Notes Guarantees, and the indenture shall cease to be of further effect as to all outstanding Notes and Notes Guarantees, except as to

(1)	rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2)	the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trust, duties, and immunities of the trustee, and the Issuers’ obligations in connection therewith, and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to most of the covenants under the indenture, except as described otherwise in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain Events of Default (not including the events described in clauses (1), (2) and, solely with respect to the Issuers, (7) and (8) under “Events of Default”) will no longer apply. The Issuers may exercise their Legal Defeasance option regardless of whether they previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient

(without reinvestment) in the opinion or based on a report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm selected by the Issuers, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the Notes; provided that, with respect to any redemption pursuant to “Optional Redemption” that requires the payment of the Applicable Premium, the redemption price deposited shall be sufficient for purposes of the indenture to the extent that the redemption price so deposited with the trustee is calculated using an amount equal to the Applicable Premium computed using the Adjusted Treasury Rate as of the third business day preceding the date of such deposit with the trustee;

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States confirming that:

(A)	the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling, or

(B)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4)	no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and any similar and substantially simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens on the funds deposited in connection therewith),

(5)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement or material instrument (other than the indenture) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound (other than any such default relating to any Indebtedness being repaid, discharged, defeased, redeemed or repurchased from any borrowing of funds to be applied to such deposit and any similar and substantially simultaneous deposit relating to such Indebtedness, and the granting of Liens on the funds deposited in connection therewith), and

(6)	the Issuers shall have delivered to the trustee an Officer’s Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officer’s Certificate, clauses (1) through (5) and, in the case of the opinion of counsel, clauses (2) and/or (3) of this paragraph have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not to be delivered if all Notes not theretofore delivered to the trustee for cancellation (x) have become due and payable, or (y) will become due and payable at stated maturity within one year or are to be called for redemption within one year under irrevocable written arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Satisfaction and Discharge

The indenture (and the Notes and the Notes Guarantees) will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when:

(1)	either:

(A)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

(B)	all Notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable written instructions from the Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that, with respect to any redemption pursuant to “Optional Redemption” that requires the payment of the Applicable Premium, the redemption price deposited shall be sufficient for purposes of the indenture to the extent that the redemption price so deposited with the trustee is calculated using an amount equal to the Applicable Premium computed using the Adjusted Treasury Rate as of the third business day preceding the date of such deposit with the trustee;

(2)	the Issuers have paid all other sums then due and payable under the indenture by Parent or the Issuers; and

(3)	the Issuers have delivered to the trustee an Officer’s Certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

Except as described below in clauses (1) through (9) of this paragraph and in the immediately following paragraph, modifications and amendments of the indenture may be made by the Issuers and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, however, that no such modification or amendment may, without the consent of each holder affected thereby (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes):

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any Note (in each case other than the provisions relating to the covenants described under the captions “—Repurchase of Notes upon a Change of Control” or “—Covenants—Limitation on Asset Sales”),

(2)	reduce the principal amount of, or premium, if any, or interest on, any Note (in each case other than the provisions relating to the covenants described under the captions “—Repurchase of Notes upon a Change of Control” or “—Covenants—Limitation on Asset Sales”),

(3)	change the place of payment of principal of, or premium, if any, or interest on, any Note,

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note,

(5)	reduce the above-stated percentages of outstanding Notes the consent of whose holders is necessary to modify or amend the indenture,

(6)	waive a default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of the declaration of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, so long as all other existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived),

(7)	voluntarily release a Guarantor of the Notes, except as permitted by the indenture,

(8)	reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with provisions of the indenture or for waiver of defaults, or

(9)	subordinate the Notes or the Notes Guarantees as to right of payment to any other Indebtedness of the Issuers or any Notes Guarantor.

Notwithstanding the preceding, without the consent of any holder, Parent, the Issuers, the Subsidiary Guarantors and the trustee may amend the indenture:

(1)	to cure any ambiguity, omission, defect, mistake or inconsistency, as evidenced by an officer’s certificate;

(2)	to provide for the assumption by a successor corporation or other entity of the obligations of Parent, the Issuers or any Subsidiary Guarantor under the indenture, the Notes and the Notes Guarantees;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	to add guarantees with respect to the Notes, including any Subsidiary Guarantees, or to secure the Notes;

(5)	to add to the covenants of Parent, the Issuers or a Restricted Subsidiary of Parent for the benefit of the holders or to surrender any right or power conferred upon Parent, the Issuers or a Restricted Subsidiary of Parent or to add additional Events of Default;

(6)	to make any change that does not adversely affect the rights of any Holder in any material respect;

(7)	to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8)	to make any amendment to the provisions of the indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;

(9)	to conform the text of the indenture or the Notes Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a recitation of a provision of the indenture or the Notes Guarantees or the Notes as set forth in an Officer’s Certificate delivered to the trustee;

(10)	to evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture;

(11)	to release a Subsidiary Guarantor from its Subsidiary Guarantee as permitted by and in accordance with the indenture;

(12)	to provide for a reduction in the minimum denominations of the Notes;

(13)	to comply with the rules of any applicable securities depositary; or

(14)	to provide for the issuance of additional notes and related guarantees in accordance with the limitations set forth in the indenture.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, Parent is required to give to holders a notice (which may be given in accordance with applicable DTC procedures) briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Parent, the Issuers or the Guarantors in the indenture, or in any of the Notes or Notes Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, member, manager, partner, officer, director, employee or controlling person in their capacity as such of Parent, the Issuers or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

Wells Fargo Bank, National Association will act as trustee under the indenture. The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of Parent or the Issuers, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

The trustee shall be entitled to make a deduction or withholding from any payment which it makes under the indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant Holder failing to satisfy any certification or other requirements in respect of the Notes, in which event the trustee shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax. In connection with any proposed exchange of a certificated Note for a global Note, the Issuers or DTC shall be required to use commercially reasonable efforts to provide or cause to be provided to the trustee any information in the Issuers’ or DTC’s possession in the ordinary course of business that is reasonably necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The trustee shall be entitled rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Certain Definitions

Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definition of other capitalized terms used in this description that are not defined below.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person is merged into or consolidated with Parent or any of its Restricted Subsidiaries or becomes (including by redesignation) a Restricted Subsidiary of Parent or that is assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary of Parent and Indebtedness encumbering any property or asset acquired from such Person; provided, however, that Indebtedness of such Person that is redeemed, repurchased, defeased, discharged, retired or otherwise repaid (or for which an irrevocable deposit is made in an amount sufficient to effect the foregoing) at the time of or immediately upon consummation of or substantially concurrently with the transactions by which such Person is merged into or consolidated with Parent or any of its Restricted Subsidiaries or becomes (including by redesignation) a Restricted Subsidiary of Parent or such Asset Acquisition shall not be deemed to be Indebtedness.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred stock of Parent or charges resulting from the redemption of preferred stock of Parent, but without giving effect to deductions for non-controlling or minority interests in the Partnership) of Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1)	the net income of any Person, other than Parent or a Restricted Subsidiary of Parent, except to the extent of the amount of dividends or other distributions or payments actually paid in cash (or to the extent converted into cash) or Temporary Cash Investments to Parent or any of its Restricted Subsidiaries by such Person during such period;

(2)	solely for the purpose of determining the amount available for Restricted Payments under the first bullet point of clause (C) of “—Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except to the extent that such restrictions with respect to the declaration and payment of dividends or distributions have been waived or approval for such declaration or payment has been obtained; provided, however, that such exclusions shall not apply with respect to limitations imposed either pursuant to Indebtedness which has been irrevocably called for redemption, repurchase or other acquisition or in respect of which the required steps have been taken to have such Indebtedness defeased or discharged, or an irrevocable deposit has been made in an amount sufficient to effect the foregoing; provided further, that Adjusted Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments made or permitted to be made in cash (or to the extent converted into cash) or Temporary Cash Investments to Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3)	the cumulative effect of a change in accounting principles;

(4)	gains and losses (i) resulting from fluctuations in currency values or exchange rates and the related tax effects, and mark-to-market of Hedging Obligations and other obligations, and including charges relating to Accounting Standards Codification Nos. 815 and 820 or (ii) attributable to the extinguishment, retirement or conversion of Indebtedness or the settlement or termination of Hedging Obligations;

(5)	[Reserved];

(6)	any after-tax gains or losses attributable to Asset Sales or other Asset Dispositions, including any disposition of any securities, or disposed, discontinued or abandoned operations;

(7)	any non-cash compensation expense or charges related or attributable to grants, issuances, repurchases, repricings or other modifications of stock options, restricted stock, restricted stock units, stock appreciation rights, other Capital Stock or equity-based awards or similar rights or otherwise with respect to stock-based compensation plans to or with respect to officers, directors and employees of Parent and any of its Subsidiaries; and

(8)	all after-tax extraordinary gains or extraordinary losses;

provided, however, that proceeds from any business interruption insurance shall be added to Adjusted Consolidated Net Income to the extent such proceeds were not included in the computation thereof.

“Adjusted Total Assets” means, for any Person, the sum of:

(1)	Total Assets for such Person and its Restricted Subsidiaries on a consolidated basis as of the end of the last completed fiscal quarter preceding the applicable determination date; and

(2)	any increase in Total Assets for such Person and its Restricted Subsidiaries on a consolidated basis following the end of such quarter determined on a pro forma basis, including any pro forma increase in Total Assets for such Person and its Restricted Subsidiaries on a consolidated basis resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means:

(1)	an investment by Parent or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become (including by redesignation) a Restricted Subsidiary of Parent or shall be merged into or consolidated with Parent or any of its Restricted Subsidiaries; provided, however, that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such investment or a Permitted Business; or

(2)	an acquisition by Parent or any of its Restricted Subsidiaries from any other Person of assets that constitute all or substantially all of a division or line of business, or one or more properties or operations, of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such acquisition or a Permitted Business.

“Asset Disposition” means the sale, transfer, conveyance or other disposition (including by merger or consolidation) by Parent or any of its Restricted Subsidiaries, other than to Parent or any of its Restricted Subsidiaries, of:

(1)	Capital Stock of or other securities of or interests in any Subsidiary; or

(2)	all or substantially all of the assets that constitute a division or line of business, or one or more properties or operations, of Parent or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or Sale and Leaseback Transaction, in one transaction or a series of related transactions by Parent or any of its Restricted Subsidiaries to any Person other than Parent or any of its Restricted Subsidiaries of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary of Parent (other than the Partnership);

(2)	all or substantially all of the assets that constitute a division or line of business of Parent or any of its Restricted Subsidiaries; or

(3)	any property and assets of Parent or any of its Restricted Subsidiaries outside the ordinary course of business of Parent or such Restricted Subsidiary;

provided, however, that “Asset Sale” shall not include:

•	the lease or sublease of any Real Estate Asset and guarantees of any such lease or sublease;

•	sales, leases, assignments, licenses, sublicenses, subleases or other dispositions of inventory, receivables and other current assets;

•	the sale, conveyance, transfer, disposition or other transfer (including by way of merger or consolidation) of all or substantially all of the assets of Parent and its Restricted Subsidiaries taken as a whole in accordance with the covenant described under “Consolidation, Merger and Sale of Assets”;

•	the license or sublicense of software, intellectual property or other general intangibles;

•	the issuance of Capital Stock by a Restricted Subsidiary of Parent to Parent or another Restricted Subsidiary of Parent or in which the percentage interest (direct and indirect) in the Capital Stock of such Restricted Subsidiary owned, directly or indirectly, by Parent after giving effect to such issuance is at least equal to the percentage interest prior to such issuance;

•	any issuance of Capital Stock (other than Disqualified Stock) by the Partnership in order to acquire assets used or useful in a Permitted Business (including Capital Stock of a Person primarily owning such assets);

•	the surrender or waiver of contract rights; expirations or terminations or unwindings of contracts or agreements; or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

•	any Restricted Payment not prohibited by the “Limitation on Restricted Payments” covenant (including any transaction expressly permitted thereby) or a Permitted Investment;

•	sales, transfers or other dispositions of assets or the sale or issuance of Capital Stock with a fair market value not in excess of $10.0 million in any transaction or series of related transactions;

•	sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (2), (5) or (6) of the third paragraph of the “Limitation on Asset Sales” covenant;

•	sales or other dispositions of cash or Temporary Cash Investments;

•	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in a bankruptcy or similar proceeding and factoring and similar arrangements;

•	terminations of Hedging Obligations;

•	the creation, granting, perfection or realization of any Lien not prohibited under the indenture and any exercise of remedies in respect thereof;

•	Section 1031 exchanges and other exchanges for Replacement Assets or other replacement property or assets in the ordinary course of business;

•	the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of Parent and its Restricted Subsidiaries, taken as a whole and the exercise of termination rights with respect to such lease assignment or sublease;

•	sales, exchanges, transfers or other dispositions or the abandonment of damaged, worn-out or obsolete or otherwise unsuitable or unnecessary equipment or assets that, in Parent’s reasonable judgment, are no longer used or useful in the business of Parent or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

•	any disposition of Designated Non-cash Consideration; provided that such disposition increases the amount of Net Cash Proceeds of the Asset Sale that resulted in such Designated Non-cash Consideration;

•	foreclosure, condemnation or any similar action with respect to any property or other assets, including transfers or dispositions of such property or other assets subject thereto;

•	any disposition of Equity Interests of a Restricted Subsidiary of Parent pursuant to an agreement or other obligation with or to a Person (other than Parent or any of its Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

•	any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Parent or any of its Restricted Subsidiaries otherwise permitted by the indenture;

•	sales of Unrestricted Subsidiaries or joint ventures that are not Subsidiaries, or Capital Stock or other Investments therein, or assets thereof; and

•	(a) the issuance or sale of directors’ qualifying shares; and (b) the issuance, sale or transfer of Capital Stock of foreign Restricted Subsidiaries of Parent to foreign nationals to the extent required by applicable law.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by the lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1)	the sum of the products of:

•	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security; and

•	the amount of such principal payment, by

(2)	the sum of all such principal payments.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or its manager (or, in the case of a limited partnership, of its general partner) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter, including all Common Stock and Preferred Stock and all options, warrants or other rights issued by such Person to purchase Capital Stock of such Person; provided that, for the avoidance of doubt, Convertible Indebtedness and any other debt securities convertible into or exchangeable (in whole or in part) for such shares, interests, participations or other equivalents shall not constitute Capital Stock unless and until (and to the extent) actually converted into or exchanged for such shares, interests, participations or other equivalents.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person. For clarity purposes, (i) GAAP for purposes of this definition shall be deemed GAAP as in effect on the Issue Date, (ii) for the avoidance of doubt, any lease that is properly accounted for by such Person as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by such Person will be accounted for as an operating lease and not as a Capitalized Lease and (iii) the Master Leases will be accounted for as operating leases and not as Capitalized Leases.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture) (other than to Parent or its Restricted Subsidiaries), provided, however, that for the avoidance of doubt, the lease of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole shall not constitute a Change of Control;

(2)	a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Parent on a fully diluted basis; or

(3)	the approval by the holders of Capital Stock of Parent of any plan or proposal for the liquidation or dissolution of Parent (whether or not otherwise in compliance with the provisions of the indenture).

Notwithstanding the foregoing: (A) any holding company all of substantially of the assets of which are comprised of Parent or any 100% direct or indirect parent company of Parent shall not itself be considered a “person” or “group”; (B) the transfer of assets between or among Parent’s Restricted Subsidiaries and Parent shall not itself constitute a Change of Control; (C) the term “Change of Control” shall not include a merger or consolidation of Parent with or the sale, assignment, conveyance, transferor other disposition of all or substantially all of Parent’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Parent in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; and (D) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including all series and classes of common stock.

“Common Units” means the limited partnership units of the Partnership, that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of Parent are redeemable for cash or Common Stock of Parent.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income (without duplication):

(1)	Consolidated Interest Expense;

(2)	provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes;

(3)	depreciation and amortization (including without limitation amortization or impairment write-offs of goodwill and other intangibles and the amortization or write-off of debt issuance and deferred financing costs (to the extent reflected therein) but excluding amortization of prepaid cash expenses that were paid in a prior period);

(4)	any cost, charge, fee or expense (including any premiums, discounts, commissions, fees and charges and all legal, accounting, advisory and other transaction-related charges, fees, costs and expenses, incurred in connection with or associated with any Financing Activity or Equity Offering not prohibited by the indenture (any such transaction, a “Capital Transaction”), whether or not such Capital Transaction is consummated, in each case not to exceed 20% of Consolidated EBITDA (calculated on a pro forma basis for any relevant transaction giving rise to the calculation of Consolidated EBITDA but before giving effect to the costs, charges, fees and expenses described in this clause (4)), with respect to any individual Capital Transaction;

(5)	any cost, charge, fee or expense (including any premiums, fees and charges and all legal, accounting, advisory and other transaction-related charges, fees, costs and expenses, incurred in connection with or associated with any Permitted Investment, acquisition, disposition or recapitalization not prohibited by the indenture (any such transaction, a “Strategic Transaction”), whether or not such Strategic Transaction is consummated, in each case not to exceed 20% of Consolidated EBITDA (calculated on a pro forma basis for any relevant transaction giving rise to the calculation of Consolidated EBITDA but before giving effect to the costs, charges, fees and expenses described in this clause (5)), with respect to any individual Strategic Transaction;

(6)	the amount of integration costs deducted (and not added back) in such period in computing Adjusted Consolidated Net Income, including any direct transaction or restructuring costs incurred in connection with acquisitions or dispositions, not to exceed for any period 20% of Consolidated EBITDA (calculated on a pro forma basis for any relevant transaction giving rise to the calculation of Consolidated EBITDA but before giving effect to the costs described in this clause (6));

(7)	all after-tax unusual or non-recurring charges or items of loss or expense, net of all after-tax unusual or non-recurring gains, not to exceed for any period 20% of Consolidated EBITDA (calculated on a pro forma basis for any relevant transaction giving rise to the calculation of Consolidated EBITDA but before giving effect to the costs described in this clause (7));

(8)	impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, receivables, investments or as a result of a change in a law of regulation, in each case pursuant to GAAP;

(9)	all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of Parent or Issuers) on any series of Disqualified Stock of Parent or Issuers and any series of Preferred Stock of any Restricted Subsidiary of Issuers during such period; and

(10)	all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Parent and its Restricted Subsidiaries in conformity with GAAP.

Notwithstanding the preceding, the income taxes of, and the depreciation and amortization and other non-cash items of, a Subsidiary shall be added to (or subtracted from) Adjusted Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that net income of such Subsidiary was included in calculating Adjusted Consolidated Net Income.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Indebtedness of Parent and its Restricted Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication):

•	the interest portion of any deferred payment obligations;

•	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

•	the net cash costs associated with Interest Rate Agreements and Indebtedness that is guaranteed or secured by assets of Parent or any of its Restricted Subsidiaries; and

•	all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued by Parent and its Restricted Subsidiaries;

provided, that Consolidated Interest Expense shall exclude, to the extent included in interest expense above, (i) the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income, (ii) accretion of accrual of discounted liabilities not constituting Indebtedness, (iii) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iv) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (v) any expensing of bridge, commitment or other financing fees (but not revolving loan commitment fees) and (vi) non-cash costs associated with Hedging Obligations or attributable to mark to market valuation of derivative instruments pursuant to GAAP and gains and losses attributable to the settlement, unwinding or termination of Hedging Obligations.

“Convertible Indebtedness” means Indebtedness of Parent or the Partnership permitted to be incurred under the terms of the indenture that is (i) convertible into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Agreement” means the Credit and Guaranty Agreement, dated August 5, 2015, by and among Parent, the General Partner, the Partnership, certain of its wholly owned subsidiaries, KeyBank National

Association and the lenders party thereto, as amended by the First Amendment to the Credit and Guaranty Agreement, dated February 1, 2016, and as may be further amended, restated, modified, renewed, refunded, replaced or refinanced together with the related documents thereto (including any notes, guarantee agreements and security documents).

“Credit Facility” means one or more credit or debt facilities (including any credit or debt facilities or term loans provided under the Credit Agreement), financings, commercial paper facilities, receivables financings, note purchase agreements or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, swingline loans, notes, securities, letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including any amendment increasing the amount of Indebtedness Incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness Incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders or investors).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“defeasance” means either Legal Defeasance or Covenant Defeasance.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by an officer of Parent, less the amount of cash and Temporary Cash Investments received in connection with a subsequent sale, redemption, payment or collection of, on or with respect to such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Parent or Partnership (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of Parent or Partnership, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of the first paragraph of the covenant described under the caption “—Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the Notes;

(2)	redeemable at the option of the holder of such class or series of Capital Stock, at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes (other than in exchange for Capital Stock that is not Disqualified Stock); or

(3)	convertible into or exchangeable for Capital Stock of the type referred to in clause (1) or (2) above or Indebtedness having a scheduled final maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes;

provided, however, that only the portion of Capital Stock which is so redeemable or required to be redeemed prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock specifically provide that such Person will not repurchase or redeem any such stock pursuant to such provisions (x) unless such repurchase or redemption complies with the covenant described above under the caption “—Covenants—Limitation on Restricted Payments” or (y) prior to any purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under “—Repurchase of Notes upon a Change of Control” and “—Covenants—Limitation on Asset Sales.” Disqualified Stock shall not include (i) Capital Stock which is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees solely because it may be required to be redeemed or repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations, or (ii) Capital Stock issued to any future, present or former employee, director, officer or consultant of Parent or its Subsidiaries (or any direct or indirect parent thereof) which is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, shareholders’ agreement or similar agreement. Disqualified Stock shall not include Common Units.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia other than any Restricted Subsidiary substantially all the assets of which are “Controlled Foreign Corporations” as defined in Section 957 of the Code.

“DTC” means The Depository Trust Company.

“Ensign” means The Ensign Group, Inc.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of Parent or the Partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Parent and its Subsidiaries in existence on the Issue Date (including guarantees thereof), until such amounts are repaid.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy or a value that is fair and otherwise on market terms. For purposes of determining compliance with the provisions of the indenture described under the caption “—Covenants,” any determination that the fair market value of assets other than cash or Temporary Cash Investments is equal to or greater than $30.0 million will be as determined in good faith by the Board of Directors of Parent and otherwise by the principal financial or accounting officer of Parent acting in good faith, each of whose determination will be conclusive.

“Financing Activity” means any of the following: (a) the actual or attempted Incurrence of any Indebtedness or the issuance of any Capital Stock or other securities by Parent or any Restricted Subsidiary of Parent, activities related to any such actual or attempted Incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing, discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the Stated Maturity thereof (including any premium, penalty, commissions or fees) or (c) the termination of any Hedging Obligations or other derivative instruments or any fees paid to enter into any Hedging Obligations or other derivative instruments.

“Four Quarter Period” means, for purposes of calculating the Interest Coverage Ratio with respect to any Transaction Date, the then most recently completed four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “—Covenants—SEC Reports and Reports to Holders” covenant or for which internal financial statements are available.

“Funds From Operations” for any period means the Adjusted Consolidated Net Income of Parent and its Restricted Subsidiaries for such period determined in conformity with GAAP after adjustments for unconsolidated partnerships and joint ventures, plus depreciation and amortization of real property (including furniture and equipment), including below market lease amortization net of above market lease amortization, and other real estate assets and excluding (to the extent such amount was deducted and not added back in calculating such Adjusted Consolidated Net Income (without duplication)):

(1)	gains or losses from (a) the restructuring or refinancing of Indebtedness or (b) sales of properties;

(2)	non-cash asset impairment charges;

(3)	non-cash charges related to redemptions or repurchases of Preferred Stock of Parent;

(4)	one-time direct transaction or restructuring costs incurred in connection with acquisitions or dispositions;

(5)	deferred rental income (loss);

(6)	amortization or write-offs of debt issuance and deferred financing costs; and

(7)	all other non-cash charges, expenses, gains or losses.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of determination, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specifically provided in the indenture, all ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP. For clarity purposes, any change in GAAP requiring leases that were previously classified as operating leases (or which, had they been entered into prior to the Issue Date, would have been treated as an operating lease on the Issue Date) to be treated as Capitalized Leases shall be disregarded and such leases shall continue to be, or shall be, treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets, of all or any part of any Indebtedness. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Parent, the General Partner and each Subsidiary Guarantor and any other Person that enters into a Notes Guarantee.

“Hedging Obligations” means obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) Currency Agreements and Interest Rate Agreements, commodity swap agreement, commodity cap agreement, commodity collar agreement or foreign exchange contract and any other agreements or arrangements designed to hedge or protect such Person against, or transfer or mitigate, fluctuations in interest rates or currency exchange rates and (ii) other hedge or swap or option or put/call agreements entered into as part of or in connection with an issuance of convertible Indebtedness (including, for the avoidance of doubt, Permitted Bond Hedge Transactions and Permitted Warrant Transactions), and, in the case of clause (i), not for speculative purposes.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement);

(4)	all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables and obligations to the extent payable through the issuance of Capital Stock;

(5)	all Capitalized Lease Obligations and Attributable Debt;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person (excluding Permitted Non-Recourse Guarantees until such time as they become primary obligations of, and payments are due and required to be made thereunder by, such Person or any of its Restricted Subsidiaries); and

(8)	to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Hedging Obligations; provided, however, that in no event will any Permitted Warrant Transaction constitute Indebtedness.

The amount of Indebtedness of any Person at any date, unless otherwise specified above or below, shall be the outstanding balance at such date of all unconditional obligations of the type described above appearing (other than letters of credit and Hedging Obligations) as a liability on a balance sheet of the specified Person prepared in accordance with GAAP and, with respect to obligations under any guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that:

•	the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP;

•	Indebtedness shall not include any liability for foreign, federal, state, local or other taxes;

•	Indebtedness shall not include any liability required to be recognized as a result of variable interest accounting unless such Person is otherwise legally liable for such liability;

•	Indebtedness shall not include any indemnification, earnouts, adjustment or holdback of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

•	Indebtedness shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations Incurred in the ordinary course of business;

•	In the case of clause (4) above, the amount of such Indebtedness shall be the net present value thereof determined in accordance with GAAP; and

•	In the case of clause (8) above, the amount of such Indebtedness shall be zero unless and until such Indebtedness shall be terminated, modified or replaced in part, in which case the amount of such Indebtedness shall be the termination, modification or replacement payment then due thereunder by such Person.

For the avoidance of doubt, it is understood and agreed that (i) any obligations of such Person in respect of cash management or similar agreements and (ii) any obligations of such Person in respect of employee deferred compensation and benefit plans or similar arrangements shall not constitute Indebtedness. For the avoidance of doubt, for purposes of calculating the total amount of Indebtedness or Secured Indebtedness, there shall be excluded any Indebtedness or portion thereof which has been defeased, discharged, repurchased, retired, redeemed, otherwise acquired or repaid (or for which an irrevocable deposit is made in an amount sufficient to effect the foregoing).

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

•	the aggregate amount of Consolidated EBITDA for the then applicable Four Quarter Period to

•	the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation,

(1)	pro forma effect (including to the application of proceeds thereof) shall be given to any Indebtedness Incurred, assumed, guaranteed, defeased, discharged, repurchased, retired, redeemed, otherwise acquired or repaid (or for which an irrevocable deposit is made in an amount sufficient to effect the foregoing) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred, assumed, guaranteed, defeased, discharged, repurchased, retired, redeemed, otherwise acquired or repaid (or such an irrevocable deposit made) on the first day of such Reference Period;

(2)	Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3)	pro forma effect shall be given to Asset Dispositions, Asset Acquisitions and Permitted Mortgage Investments (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred, assumed, guaranteed, defeased, discharged, repurchased, retired, redeemed, otherwise acquired or repaid (or for which an irrevocable deposit is made in an amount sufficient to effect the foregoing) in connection with any such Asset Acquisitions, Asset Dispositions or Permitted Mortgage Investments, as described in clause (1) above) that occur during such Reference Period as if they had occurred and such proceeds had been applied (and such Indebtedness had been Incurred, assumed, guaranteed, defeased, discharged, repurchased, retired, redeemed, otherwise acquired or repaid (or such an irrevocable deposit made)) on the first day of such Reference Period and after giving effect to expense and cost reductions calculated on a basis (except as described in the next paragraph, including with respect to Pro Forma Cost Savings) consistent with Regulation S-X under the Exchange Act and Pro Forma Cost Savings;

(4)

pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred, assumed, guaranteed, defeased, discharged, repurchased, retired, redeemed, otherwise acquired or repaid (or for which an irrevocable deposit is made in an amount sufficient to effect the foregoing) in connection with any such asset acquisitions or asset dispositions, as described in clause (1) above,

(ii) expense and cost reductions and other pro forma adjustments calculated on a basis consistent with Regulation S-X under the Exchange Act and (iii) Pro Forma Cost Savings) that have been made by any Person that has become (including by redesignation) a Restricted Subsidiary of Parent or has been merged with or into Parent or any of its Restricted Subsidiaries during such Reference Period but subsequent to the end of the related Four Quarter Period and that would have constituted Asset Dispositions or Asset Acquisitions during such Reference Period but subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary of Parent as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;

(5)	any Person that is a Restricted Subsidiary of Parent on the Transaction Date will be deemed to have been a Restricted Subsidiary of Parent at all times during the applicable Reference Period, and any Person that is not a Restricted Subsidiary of Parent on the Transaction Date will be deemed to not have been a Restricted Subsidiary of Parent at any time during the applicable Reference Period;

(6)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date;

(7)	Consolidated Interest Expense attributable to interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if not, then based upon such operational rate chosen as Parent may designate;

(8)	Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in clause (1) of this definition; and

(9)	Consolidated Interest Expense attributable to interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a financial or accounting officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

provided, however, that to the extent that clause (3) or (4) of this paragraph requires that pro forma effect be given to an Asset Acquisition, Asset Disposition, Permitted Mortgage Investment, asset acquisition or asset disposition, as the case may be, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operations or line of business, or one or more properties or assets, or attributable to such investment, that is acquired or disposed of to the extent that such financial information is available or otherwise a reasonable estimate thereof is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement but excluding (i) advances to customers, distributors, operators and trade credit in the ordinary course of business that are, in conformity with GAAP, recorded as accounts or rents receivable on the consolidated balance sheet of Parent and its Restricted Subsidiaries and endorsements for collection or deposits arising in the ordinary course of business, and (ii) commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)	the fair market value of the Capital Stock (or any other Investment), held by Parent or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary of Parent;

provided, however, that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary of Parent shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described above:

•	“Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to Parent or any of its Restricted Subsidiaries)) of any Restricted Subsidiary of Parent at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

•	the fair market value of the assets (net of liabilities (other than liabilities to Parent or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated as (or is merged or consolidated or liquidated into or otherwise becomes (including by redesignation)) a Restricted Subsidiary of Parent shall be considered a reduction in outstanding Investments; and

•	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer;

provided further, that the amount of any Investment shall be reduced by the amounts received by Parent and its Restricted Subsidiaries with respect to such Investment, including sale or liquidation proceeds from dispositions of any portion of such Investment (including from sales of Capital Stock, bonds, notes, debentures or other similar instruments) and principal, interest, dividends, distributions, other payments, repayments of loans or advances, other transfers of assets, the satisfaction, release, expiration, discharge, defeasance, repurchase, redemption cancellation or reduction (other than by means of payments by Parent or any of its Restricted Subsidiaries) of Indebtedness or other obligations payable to (or guaranteed by) Parent or any Restricted Subsidiary of Parent.

“Investment Grade Status” means, with respect to the Notes, when the Notes have both (1) a rating of “Baa3” or higher from Moody’s and (2) a rating of “BBB-” or higher from S&P (or, if either such agency ceases to rate the Notes for reasons outside the control of Parent, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act (or any successor provision) selected by Parent as a replacement agency), in each case published by the applicable agency.

“Issue Date” means the date the Notes are originally issued.

“last completed fiscal quarter” means the last completed fiscal quarter preceding the applicable date of determination for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant or for which internal financial statements are available.

“Lien” means any mortgage, pledge, security interest, encumbrance or lien of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) that has not been terminated or released.

“Master Leases” means those certain Master Leases, entered into in connection with the Spin-Off, between the Partnership (and/or any subsidiaries of the Partnership), acting as landlord or co-landlord, and subsidiaries of Ensign, as tenants, as they may be amended, restated, replaced or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(1)	with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to Parent or any of its Restricted Subsidiaries) and proceeds from the conversion or sale of other property received when converted to or sold for cash or cash equivalents, net of:

•	brokerage commissions, sales commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale;

•	provisions for all taxes actually paid or payable as a result of such Asset Sale by Parent and its Restricted Subsidiaries, taken as a whole, after taking into account any available tax credits or deductions and any tax sharing arrangements;

•	payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale;

•	so long as after giving pro forma effect to any such distribution no Default or Event of Default shall have occurred and be continuing, the amount required to be distributed to the holders of Parent’s Capital Stock as a result of such Asset Sale in order to (i) maintain Parent’s status as a real estate investment trust under the Code or (ii) avoid any excise tax or any income tax imposed on Parent, including, but not limited to, pro rata dividends or other distributions by the Partnership to minority unitholders as a result of a distribution from the Partnership to Parent for the purpose of funding any such dividend, distribution or other action); and

•	amounts reserved by Parent and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(2)	with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to Parent or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes actually paid or payable as a result thereof after taking into account any available tax credits or deductions and any tax sharing arrangements.

“Notes Guarantee” means a guarantee by each Guarantor for payment of the Notes by such Guarantor.

“Offer to Purchase” means an offer to purchase Notes by the Issuers from the holders commenced by sending a notice to the trustee and each holder electronically or by first class mail at its registered address or otherwise in accordance with the procedures of DTC stating:

(1)	the covenant pursuant to which the offer is being made and that, subject to the satisfaction or waiver of any conditions to such offer, all Notes validly tendered and not withdrawn will be accepted for payment on a pro rata basis or otherwise as provided in the applicable covenant;

(2)	the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or given) (the “Payment Date”);

(3)	that any Note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Issuers default in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)	that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the paying agent at the address specified in the notice or otherwise in accordance with DTC’s applicable procedures prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)	subject to the terms of such offer, that holders will be entitled to withdraw their election by using the ATOP System in accordance with DTC’s applicable procedures or if the paying agent receives, not later than the expiration date of the offer, facsimile transmission or letter or instruction to DTC, as applicable, setting forth the name of such holder, the principal amount of Notes delivered for purchase and, if applicable, a statement that such holder is withdrawing its election to have such Notes purchased;

(7)	that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof; and

(8)	if applicable and to the extent not prohibited by the indenture, that such offer may be subject to satisfaction of one or more conditions precedent; provided that in such case, the offer shall describe each such condition or conditions, and if applicable, shall state that, in the Issuers’ discretion, the Payment Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in the Issuers’ sole discretion), or such purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in the Issuers’ sole discretion) by the stated expiration date, or by the expiration date as so delayed.

On the Payment Date, subject to the terms and conditions of the offer, the Issuers shall:

•	accept for payment on a pro rata basis (or otherwise as provided in the applicable covenant) Notes or portions thereof validly tendered and not withdrawn pursuant to an Offer to Purchase;

•	deposit with the paying agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

•	promptly thereafter deliver, or cause to be delivered, to the trustee all Notes or portions thereof so accepted together with an Officer’s Certificate specifying the Notes or portions thereof accepted for payment by the Issuers.

The paying agent shall promptly wire to the holders of Notes so accepted (or otherwise in accordance with DTC procedures) payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of any Note surrendered (except that in the case of Notes held in book entry form, the trustee shall hold such global notes as custodian for DTC); provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Issuers will comply with Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuers are required to repurchase Notes pursuant to an Offer to Purchase.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Chief Accounting Officer, the Controller, the Assistant Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuers by one Officer of Parent or the Issuers.

“Pari Passu Indebtedness” means any Indebtedness of the Issuers or any Guarantor that ranks pari passu in right of payment with the Notes or the Notes Guarantee thereof by such Guarantor, as applicable. For purposes of determining whether Indebtedness ranks pari passu in right of payment with other Indebtedness, there shall not be taken into account collateral securing any such Indebtedness, structural subordination, lien subordination or provisions that apply proceeds or amounts received by the borrower, obligor or issuer following a default or exercise of remedies in a certain order of priority.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, as in effect as of the Issue Date, as such agreement may be amended, restated, replaced or otherwise modified from time to time.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on common stock of Parent or the Partnership purchased by Parent or the Partnership in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Parent or the Partnership from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Parent or the Partnership from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means any business activity (including Permitted Mortgage Investments) in which Parent and its Restricted Subsidiaries are engaged or propose to be engaged in (as described in this prospectus supplement) upon or following the Issue Date, any business activity related to properties customarily constituting assets of a REIT engaged in the healthcare or senior housing industry, including through the ownership, operation, development, acquisition, financing and leasing of healthcare facilities, including skilled nursing home centers, hospitals, assisted living facilities, independent living facilities, medical office buildings, life sciences, long-term acute care, senior living or rehabilitation facilities, or any business or assets reasonably related, ancillary, incidental or complementary thereto, or reasonable expansions or extensions thereof.

“Permitted Investment” means:

(1)	an Investment in (a) Parent or any of its Restricted Subsidiaries or (b) a Person that will, upon the making of such Investment, become (including by redesignation) a Restricted Subsidiary of Parent or be merged or consolidated with or into, or liquidated or wound-up into or transfer or convey all or substantially all its assets to, Parent or any of its Restricted Subsidiaries and, in each case, any Investment held by such Person, provided that such Investment held by such Person was not acquired by such Person in contemplation of such Person so becoming a Restricted Subsidiary of Parent;

(2)	investments in cash and Temporary Cash Investments;

(3)	Investments made by Parent or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant or from any other disposition or transfer of assets not constituting an Asset Sale;

(4)	Investments represented by guarantees that are otherwise permitted under the indenture;

(5)	payroll, travel, moving, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(6)	Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business, and receivables created or acquired in the ordinary course of business;

(7)	any Investment acquired solely in exchange for Capital Stock (other than Disqualified Stock) of Parent or the Partnership, which Parent or the Partnership did not receive in exchange for a cash payment, Indebtedness or Disqualified Stock, but excluding any new cash Investments made thereafter;

(8)	any Investment existing on the Issue Date, or any Investment made pursuant to the Spin-Off Agreements or otherwise made in connection with the consummation of the Spin-Off or the Transactions, and, in each case, any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as otherwise permitted by the indenture, or as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment, or commitment, as in effect on the Issue Date.;

(9)	Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause and all Indebtedness then outstanding pursuant to clause 4(O) of the covenant described under “—Covenants—Limitation on Indebtedness,” not to exceed the greater of $60.0 million and 5.0% of Parent’s Adjusted Total Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date, including as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Adjusted Consolidated Net Income), and as otherwise calculated in the definition of “Investment”; not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause);

(10)	obligations under Hedging Obligations otherwise permitted under the indenture;

(11)	Permitted Mortgage Investments;

(12)	any transaction which constitutes an Investment to the extent permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Covenants—Limitation on Transactions with Affiliates” (except transactions described under clauses (1), (5), (9) and (10) of such paragraph):

(13)	any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(14)	pledges or deposits by a Person under workers compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(15)	any Investment acquired by Parent or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts or rents receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts or rents receivable or (b) as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)	any Investment consisting of a loan or advance to officers, directors or employees of Parent or any of its Restricted Subsidiaries (a) in connection with the purchase by such Persons of Capital Stock of Parent or (b) made in the ordinary course of business not to exceed $3.5 million at any one time outstanding;

(17)	any Investment made in connection with the funding of contributions under any non-qualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by Parent and any of its Restricted Subsidiaries in connection with such plans;

(18)	entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (18));

(19)	additional Investments not to exceed the greater of (x) $40.0 million and (y) 3.0% of Parent’s Adjusted Total Assets at any time outstanding;

(20)	Investments in tenants and property managers (a) in an aggregate amount not to exceed the greater of (x) $40.0 million and (y) 3.0% of Parent’s Adjusted Total Assets at any time outstanding or (b) constituting advances to fund the alteration, improvement, exchange, replacement, modification or expansion of leased improvements or fixtures; and

(21)	any purchase of Indebtedness under the Notes or the Credit Facilities, in each case, including the guarantees related thereto.

“Permitted Mortgage Indebtedness” means Indebtedness secured by real property owned or ground leased by a Restricted Subsidiary (and personal property or intangibles of such Restricted Subsidiary, as applicable) and the terms of such Indebtedness prohibit such Restricted Subsidiary from providing or remaining obligated under a Notes Guarantee.

“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a healthcare facility, including skilled nursing home center, hospital, assisted living facility, independent living facility, medical office building, life sciences, long-term acute care, senior living or rehabilitation facility or other property customarily constituting an asset of a real estate investment trust specializing in healthcare or senior housing property.

“Permitted Non-Recourse Guarantees” means customary indemnities or guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by the Issuers or any of their Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Capital Stock) of a joint venture, operator or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture, operator or Unrestricted Subsidiary that is the borrower in such financing, but is non-recourse to the Issuers or any of their Restricted Subsidiaries; provided that Permitted Non-Recourse Guarantees shall not lose their character as such because there is recourse to the Issuers or any of their Restricted Subsidiaries for or in respect of (a) indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics’ liens), (b) a voluntary bankruptcy filing (or similar filing or action) or involuntary bankruptcy filings by such borrower, and other events, actions and circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or guarantees in non-recourse financings of real estate or (c) performance and completion guarantees.

“Permitted Refinancing Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, (plus all accrued interest thereon and any premiums owed, including the amount of any reasonably determined premium necessary to accomplish such refinancing, and costs, fees and expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has:

(A)	a final maturity date later than the final maturity date of the Indebtedness being refinanced or, if earlier, the maturity date of the Notes, and

(B)	an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or, if less, the Average Life of the Notes;

(3)	if the Indebtedness being refinanced is contractually subordinated in right of payment to the Notes or any Notes Guarantee, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes or such Notes Guarantee on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being refinanced;

(4)	if the Indebtedness being refinanced is Pari Passu Indebtedness, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Notes or such Notes Guarantee; and

(5)	such Indebtedness is Incurred (a) by an Issuer or a Guarantor, (b) by the Restricted Subsidiary that is the obligor on the Indebtedness being refinanced or (c) if the obligor on such Indebtedness is not a Subsidiary Guarantor, by another Restricted Subsidiary that is not a Subsidiary Guarantor.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on common stock of Parent sold by Parent or the Partnership substantially concurrently with any purchase by Parent of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including all series and classes of such preferred or preference stock.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs (including such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes) that occurred or have been realized during such period or are reasonably anticipated to be realized in good faith within twelve (12) months of the date of the applicable event, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs, all such costs to be determined in good faith by the principal financial or accounting officer of Parent.

“Purging Distribution” means the declaration or payment of any dividend or making of any distribution after the Spin-Off Effective Date to distribute to the holders of Parent’s Common Stock any accumulated earnings and profits attributable to Parent for any years Parent did not qualify as a REIT under the Code, including any earnings and profits allocated to Parent in connection with the Spin-Off.

“Rating Agencies” means any of Moody’s or S&P; provided, that if Moody’s or S&P ceases to rate the Notes for reasons outside the control of Parent, Parent may select a nationally recognized statistical rating agency to substitute for Moody’s or S&P, as the case may be.

“Real Estate Assets” of a Person means, as of any date, the real estate assets of such Person and its Restricted Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

“Real Estate Revenues” means, with respect to any Real Estate Asset of Parent and its Restricted Subsidiaries owned as of the Spin-Off Effective Date, the rental revenues generated by such Real Estate Assets during the most recently completed four fiscal quarters preceding the applicable determination date.

“refinance” means refinance, renew, replace, defease, discharge, extend or refund, and “refinancing” or “refinanced” has a similar meaning.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business or (3) a majority of the Voting Stock of any Person or if such Person is a partnership, limited liability company, association, joint venture or other entity, a majority of the equity interests in such Person, in each case, engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary of such Person (including by merger, consolidation, acquisition of assets or redesignation).

“Restricted Subsidiary” means, with respect to a Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless the context otherwise requires or it is otherwise stated, any reference herein to a “Restricted Subsidiary” shall be to a Restricted Subsidiary of the Partnership. For the avoidance of doubt, the Issuers are considered Restricted Subsidiaries of Parent for purposes of the indenture; provided that references to Restricted Subsidiaries that are not Subsidiary Guarantors shall not include the Issuers.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Parent or any Restricted Subsidiary of Parent of any property, whether owned by Parent or any such Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by Parent or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness, to the extent secured by a Lien upon the property of Parent or any of its Restricted Subsidiaries.

“Significant Subsidiary,” with respect to Parent, means any Restricted Subsidiary of Parent that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Spin-Off” means the distribution by Ensign to the holders of Ensign’s Common Stock on a pro rata basis all of the outstanding shares of Parent’s Common Stock, together with an additional cash distribution, as described in this prospectus supplement, via incorporation by reference or otherwise.

“Spin-Off Agreements” means, collectively, the (1) Separation and Distribution Agreement, dated as of May 23, 2014, by and between Ensign and Parent, setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Ensign and Parent, (2) Master Leases, (3) Opportunities Agreement, dated as of May 30, 2014, by and between Ensign and Parent, pursuant to which Ensign and Parent agreed to make certain business opportunities available to each other during the one-year period following the Spin-Off, (4) Tax Matters Agreement, dated as of May 30, 2014, by and between Ensign and Parent, (5) Transition Services Agreement, dated as of May 30, 2014, by and between Ensign and Parent, pursuant to which Ensign agreed to provide certain administrative and support services to CareTrust on a transitional basis and (6) Employee Matters Agreement, dated as of May 30, 2014, by and between Ensign and Parent, in each case, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

“Spin-Off Effective Date” means the effective date of the Spin-Off, which for purposes hereof, was June 1, 2014.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable,

provided that Stated Maturity shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more other Subsidiaries of such Person has more than a 50% equity interest at the time, and in each of clauses (i) and (ii) which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantors” means (i) each Restricted Subsidiary of the Issuers on the Issue Date that also guarantees obligations under the Credit Agreement and (ii) each other Person that is required to become a Guarantor by the terms of the indenture after the Issue Date, in each case, until such Person is released from its Subsidiary Guarantee.

“Subsidiary Guarantee” means a Notes Guarantee by a Subsidiary Guarantor.

“subordinated” and “subordinate” when used with respect to Indebtedness relative to other Indebtedness means that such first Indebtedness is subordinate or junior in right of payment to such other Indebtedness. Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination or with different collateral or as a result of provisions that apply proceeds or amounts received by the borrower, obligor or issuer following a default or exercise of remedies in a certain order of priority.

“Temporary Cash Investment” means any of the following:

(1)	United States dollars;

(2)	direct obligations of the United States of America or any agency, subdivision or instrumentality thereof or obligations fully and unconditionally guaranteed or insured by the United States of America or any agency, subdivision or instrumentality thereof;

(3)	time deposit accounts, term deposit accounts, time deposits, bankers’ acceptances, certificates of deposit, Eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state or jurisdiction thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor (in each case, determined at the time of acquisition thereof);

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above;

(5)	commercial paper, maturing not more than one year after the date of acquisition, issued by a Person (other than an Affiliate of Parent) organized and in existence under the laws of the United States of America or any state or jurisdiction thereof with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or if neither S&P nor Moody’s shall be rating such commercial paper, a similar equivalent rating or higher by another nationally recognized statistical rating organization (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act (or any successor provision))) (in each case, determined at the time of acquisition thereof);

(6)	securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated with at least an investment grade rating by S&P or Moody’s (or if neither S&P nor Moody’s shall be rating such commercial paper, a similar equivalent rating or higher by another nationally recognized statistical rating organization (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act (or any successor provision))) (in each case, determined at the time of acquisition thereof);

(7)	commercial paper, maturing not more than 90 days after the date of acquisition, issued by any Person incorporated in the United States with a rating at the time as of which any investment therein is made of “A-2” (or higher) according to S&P or “P-2” (or higher) according to Moody’s (or if neither S&P nor Moody’s shall be rating such commercial paper, a similar equivalent rating or higher by another nationally recognized statistical rating organization (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act (or any successor provision))); and

(8)	mutual funds investing primarily in investments that constitute Temporary Cash Investments of the kinds described in clauses (1) through (7) of this definition.

“Total Assets” means, for any Person as of any date of determination, the sum of:

(1)	in the case of any Real Estate Assets that were owned by such Person or any of its Restricted Subsidiaries as of the Spin-Off Effective Date, the Real Estate Revenues for such Real Estate Assets, divided by 0.0900; plus

(2)	the cost (original cost plus capital improvements before depreciation and amortization) of all Real Estate Assets acquired after the Spin-Off Effective Date that are then owned by such Person or any of its Restricted Subsidiaries; plus

(3)	the book value of all assets (excluding Real Estate Assets and intangibles) of such Person and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP as of the end of the most recently completed fiscal quarter for which internal financial statements are available.

“Total Unencumbered Assets” means, for any Person as of any date, the Total Assets of such Person and its Restricted Subsidiaries as of such date, to the extent they do not secure any portion of Secured Indebtedness, on a consolidated basis determined in accordance with GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by Parent or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Transactions” means, collectively, (a) the issuance of the Notes and the use of proceeds therefrom as described in this prospectus supplement, including the repurchase, redemption or other retirement of the 5.875% Senior Notes due 2021 issued by the Partnership and Capital Corp., (b) any other transactions defined as “Transactions” in this prospectus supplement and (c) the payment of fees and expenses in connection with the foregoing.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Issuers that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Parent in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

Except during a Suspension Period, the Board of Directors of Parent may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Parent or any of its Restricted Subsidiaries; provided, however, that:

•	any guarantee by Parent or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by Parent or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

•	either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described above; and

•	if applicable, the Incurrence of Indebtedness and the Investment referred to in the first bullet of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described above.

The Board of Directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that:

•	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

•	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture.

Any such designation by the Board of Directors of Parent shall be evidenced to the trustee by delivering to the trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries that is not Secured Indebtedness.

“U.S. Government Obligations” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Book-Entry Procedures

The Notes will be issued in the form of one or more fully registered global securities in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof that will be deposited with DTC in New York, New York or its nominee. This means that the Company will not issue certificates to each holder. Each global security will be issued in the name of Cede & Co., DTC’s nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased Notes. The participant will then keep a record of its clients who purchased the Notes. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own notes held by DTC only through a participant.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

DTC has provided the Company with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes represented by one or more global securities under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued or in other limited circumstances set forth in the indenture governing the notes.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds and distributions on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or the paying agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the paying agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to the paying agent, and will effect delivery of the notes by causing the direct participant to transfer the participant’s interest in the notes, on DTC’s records, to the paying agent. The requirement for physical delivery of the notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered securities to the paying agent’s DTC account.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but the Company takes no responsibility for its accuracy.

Same-day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until the Company issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), in each case, as a participant in DTC.

Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

CERTAIN CONSIDERATIONS APPLICABLE TO ERISA, GOVERNMENTAL AND OTHER PLAN INVESTORS

A fiduciary of (i) a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account or a Keogh plan) that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) or (ii) an entity whose underlying assets are considered to include “plan assets” (within the meaning of ERISA or any applicable Similar Law) of any such plan (each of (i) and (ii), a “Plan”) or other person proposing to invest in the notes should consider this section carefully.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or any authority or control over the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan (within the meaning of Section 3(21) of ERISA).

A fiduciary of a Plan should consider, among other things, fiduciary standards under ERISA, the Code or any applicable Similar Law in the context of the particular circumstances of such Plan before authorizing an investment in the notes with the assets of any Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Law. A fiduciary of a Plan should also consider whether the investment is in accordance with the documents and instruments governing the Plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in certain transactions (referred to as “prohibited transactions”) involving “plan assets” (within the meaning of U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA) with persons who have certain specified relationships to the ERISA Plan (including “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code). If we (or an affiliate) are considered a party in interest or disqualified person with respect to an ERISA Plan, then the investment in notes by the ERISA Plan may give rise to a prohibited transaction; provided, that the purchase and holding of notes by an ERISA Plan may be subject to one or more statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transactions involving life insurance company general accounts) and PTCE 96-23 (for certain transactions determined by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide exemptive relief for certain purchases and sales of securities, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and provided further that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. Furthermore, newly issued class exemptions, such as the “Best Interest Contract Exemption” (PTCE 2016-01), if they become effective, may provide relief for certain transactions involving certain investment advisers who are fiduciaries.

Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring and/or holding the notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied. Even if the conditions for relief under such exemptions were satisfied, however, there can be no assurance that such exemptions would apply to all of the prohibited transactions that may be deemed to arise in connection with an ERISA Plan’s investment in the notes. If an ERISA Plan engages in a non-exempt prohibited transaction, the transaction may require “correction” and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes and other penalties and liabilities under ERISA and the Code. Similar Laws may impose similar limitations on Plans that are not subject to ERISA or the Code.

Representations

By purchasing and holding the notes, each purchaser and subsequent transferee shall be deemed to represent that either (i) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) neither the purchase nor the holding of the notes by such purchaser or transferee will result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Therefore, an ERISA Plan should not invest in the notes unless the plan fiduciary or other person acquiring notes on behalf of the ERISA Plan determines that neither we nor an affiliate is or (at any time during the term of the investment) will become a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available.

Employee benefit plans that are governmental plans, certain church plans and non-U.S. plans are not subject to ERISA. However, Similar Laws governing the investment and management of the assets of governmental, certain church or non-U.S. plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and Section 4975 of the Code discussed above. By purchasing and holding the notes, each purchaser and subsequent transferee shall be deemed to represent that neither the purchase nor the holding of the notes will violate any applicable Similar Laws.

If you are the fiduciary or other person considering whether to purchase and hold the notes on behalf of, or with the assets of, any Plan, you should consult your own legal counsel for further guidance. Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and do not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of notes to a Plan is in no respect a representation by us, the underwriters or any other person that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any Plan.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the acquisition, ownership and disposition of Notes to non-U.S. holders that acquire the Notes for cash at their original issue price (i.e., the first price at which a substantial amount of the Notes is sold to the public for cash) pursuant to this offering. The summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, judicial decisions, published positions of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax considerations discussed below. The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws, such as broker dealers, insurance companies, U.S. expatriates, tax-exempt entities, S corporations, controlled foreign corporations, passive foreign investment companies, traders in securities that elect to use a mark-to-market method of accounting, persons subject to alternative minimum tax or the Medicare Tax on certain investment income, persons that are, or hold their Notes through, partnerships or other pass-through entities, or to persons that hold Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any foreign, state or local tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who hold the Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to banks and other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Potential investors are urged to consult their tax advisors as to the particular U.S. federal income tax consequences to them of acquiring, owning and disposing of the Notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of a Note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes is, or is treated as, a citizen or individual resident of the United States, a corporation created or organized under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person. A “non-U.S. holder” means any beneficial owner of a Note (as determined for U.S. federal income tax purposes), that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a “U.S. holder.”

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a Note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners and partnerships are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the Notes.

Stated Interest. Stated interest on the Notes will generally be taxable to a U.S holder as ordinary income at the time such interest is received or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Disposition. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition, except to the extent such amount is attributable to accrued but unpaid interest, which will be taxed as described above under “—Stated Interest,” and (ii) the holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.

Any gain or loss recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In general, long-term capital gains of a non-corporate U.S. holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. U.S. holders should consult their tax advisors as to the deductibility of capital losses in their particular circumstances.

Information Reporting and Backup Withholding. In general, certain information must be reported to the IRS with respect to payments of interest on a note and payments of the proceeds of the sale or other disposition (including a retirement or redemption) of a note, in each case, paid to certain non-corporate U.S. holders. Backup withholding (currently at a rate of 28%) may apply to such payments, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Tax on Net Investment Income. Certain U.S. holders that are individuals, trusts or estates and that have modified adjusted gross income (or adjusted gross income, in the case of a trust or estate) above a certain threshold (which in the case of an individual is between $125,000 and $250,000, depending on the individual’s circumstances) may be subject to a 3.8% tax on their “net investment income” (or undistributed “net investment income,” in the case of a trust or estate). A U.S. holder’s “net investment income” generally includes, among other things, interest income on and capital gain from the disposition of securities like the notes, subject to certain exceptions. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your investment in the notes.

Consequences to Non-U.S. Holders

Stated Interest. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest paid or accrued on a Note if: (1) the interest is not effectively connected with a U.S. trade or business of the non-U.S. holder; and (2) the non-U.S. holder satisfies the following requirements:

(a)	the non-U.S. holder does not actually or constructively own 10% or more of CareTrust’s voting stock or, if in the future the Operating Partnership is treated as a partnership instead of a disregarded entity for U.S. federal income tax purposes, the Operating Partnership’s capital or profits interests;

(b)	the non-U.S. holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership; and

(c)	the non-U.S. holder certifies to its non-U.S. status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) or meets other certification requirements.

A non-U.S. holder that cannot satisfy the above requirements generally will be exempt from U.S. federal withholding tax with respect to interest paid on the Notes if the non-U.S. holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (generally, by providing an IRS Form W-8ECI). However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net income basis in generally the same manner as a U.S. person and, if it is a foreign corporation, may be subject to a U.S. branch profits tax at a rate of 30% (or lower applicable treaty rate).

If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, the non-U.S. holder generally will be subject to U.S. withholding tax on payments of stated interest, currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from, or reduction in the rate of, withholding under an applicable income tax treaty).

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Disposition. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to any gain realized on the sale, exchange, redemption or other disposition of a Note, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

•	in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. person and, if it is a foreign corporation, may be subject to a U.S. branch profits tax at a rate of 30% (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the Notes) exceed capital losses allocable to U.S. sources, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Any amounts received that are attributable to accrued and unpaid interest generally will be treated as interest and may be subject to the rules discussed above in “—Stated Interest.”

Non-U.S. holders are urged to consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. The amount of interest paid to a non-U.S. holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-U.S. holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-U.S. holder is resident. Provided that a non-U.S. holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption, the non-U.S. holder generally will not be subject to backup withholding with respect to interest payments on a note, unless we or our paying agent know or have reason to know that the holder is a U.S. person.

Rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition (including a redemption or retirement) of a note are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, a non-U.S. holder generally will be subject to backup withholding and information reporting unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or that has certain specified U.S. connections, a non-U.S. holder generally will be subject to information reporting (but generally not backup withholding) unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have certain specified U.S. connections, a non-U.S. holder generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding. Sections 1471 through 1474 of the Code (known as FATCA) impose certain due diligence, information reporting and withholding requirements, particularly with respect to accounts held through foreign financial institutions. Under these rules, a 30% U.S. federal withholding tax will applies to interest income paid on a debt obligation issued by a U.S. corporation, and, effective after December 31, 2018, to the gross proceeds paid from a disposition of such an obligation, in each case, to (i) a foreign financial institution (including in certain instances where such institution is acting as an intermediary), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution, or (ii) a non-financial foreign entity (including in certain instances where such entity is acting as an intermediary) unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. The United States has entered into (and may enter into more) intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter the FATCA reporting and withholding requirements.

Investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement by and among KeyBanc Capital Markets Inc., BMO Capital Markets Corp. and Barclays Capital Inc. as representatives for the underwriters named in the agreement, and us, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the respective principal amount of Notes set forth opposite its name below:

Underwriter	Principal Amount
KeyBanc Capital Markets Inc.	$
BMO Capital Markets Corp.
Barclays Capital Inc.
Raymond James & Associates, Inc.
Capital One Securities, Inc.
Fifth Third Securities, Inc.
RBC Capital Markets, LLC

Total		$300,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the Notes from us, are several and not joint. The underwriters have agreed to purchase all of the Notes if any of them are purchased.

The underwriters initially propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the Notes to selected dealers at the public offering price minus a concession of up to         % of the principal amount of the Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to         % of the principal amount of the Notes to certain other dealers.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The following table shows the underwriting discount that we have agreed to provide to the underwriters in connection with this offering of the Notes (expressed as a percentage of the principal amount of the Notes and in total):

Paid by us
Per Note		%
Total	$

We estimate that the total expenses related to this offering payable by us, excluding the underwriting discount, will be approximately $1.0 million.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the Notes, but they are not obligated to do so and may cease market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes or that an active public market for the Notes will develop. If active public trading markets for the Notes do not develop, the market price and liquidity of the Notes may be adversely affected.

In connection with this offering of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may over-allot in connection with this offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above, if commenced, may have on the market price of the Notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the tenth business day following the date of this prospectus supplement. Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle within three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the third business day prior to the closing date specified on the cover page of this prospectus supplement will be required, by virtue of the fact that any such trade would otherwise settle before the close of this offering, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.

The underwriters and/or their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and/or their respective affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and/or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and/or their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of each of certain of the underwriters are lenders under our Revolving Facility. KeyBank National Association, an affiliate of KeyBanc Capital Markets Inc., is the administrative agent, issuing bank, swingline lender and a lender under the Revolving Facility. Additionally, BMO Harris Bank, N.A., an affiliate of BMO Capital Markets Corp., Barclays Bank PLC, an affiliate of Barclays Capital Inc., Raymond James Bank, N.A., an affiliate of Raymond James & Associates, Inc., Fifth Third Bank, an affiliate of Fifth Third Securities, Inc., Healthcare Financial Solutions, LLC, an affiliate of Capital One Securities, Inc. and Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, are lenders under the Revolving Facility. We intend to contribute a portion of the net proceeds from this offering to the Operating Partnership, which will use such proceeds to repay borrowings outstanding under our Revolving Facility. As such, affiliates of certain of the underwriters will receive a portion of the net proceeds from this offering.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Notice to Prospective Investors in Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 or the Prospectus Directive.

For purposes of this provision, the expression an “offer of Notes to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the expression may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state, and the expression “Prospectus Directive” means Directive 2003/71/EC as amended, including Directive 2010/73/EU and includes any relevant implementing measures in the relevant member state.

We have not authorized and do not authorize the making of any offer of Notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the Notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the Notes, other than the underwriters, is authorized to make any further offer of the Notes on our behalf or on behalf of the underwriters.

Notice to Prospective Investors in the United Kingdom

Each underwriter is deemed to have represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This document is only being distributed to, and is only directed at, persons in the United Kingdom who are (i) investment professional falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “ Financial Promotion Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Financial Promotions Order, or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document is being directed only at relevant person and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is only available to relevant person and will be engaged in only with relevant person.

Notice to Prospective Investors in Switzerland

Each copy of this prospectus supplement is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties.

The prospectus and this prospectus supplement are not intended to constitute an offer or solicitation to purchase or invest in the Notes described therein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither the prospectus, this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. Neither the prospectus, this prospectus supplement nor any other offering or marketing material relating to the offering, nor the Issuers nor the Notes have been or will be filed with or approved by any Swiss regulatory authority. The Notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (“FINMA”), and investors in the Notes will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in the Netherlands

The Notes may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

LEGAL MATTERS

Certain legal matters in connection with the offering and sale of the Notes will be passed upon for us by O’Melveny & Myers LLP. Certain legal matters relating to Maryland law will be passed upon for us by DLA Piper, and certain legal matters relating to Nevada law will be passed upon for us by Albright, Stoddard, Warnick & Albright. The underwriters in this offering have been represented by Jones Day.

EXPERTS

The consolidated and combined financial statements of CareTrust REIT, Inc. appearing in CareTrust REIT, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of CareTrust REIT, Inc.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statement of revenues and certain expenses of the Texas Skilled Nursing Portfolio acquired by CareTrust REIT, Inc. appearing in CareTrust REIT, Inc.’s Current Report on Form 8-K/A filed with the SEC on February 16, 2017 has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such statement of revenues and certain expenses is incorporated herein by reference in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

PROSPECTUS

CareTrust REIT, Inc.

COMMON STOCK, PREFERRED STOCK, WARRANTS, RIGHTS AND UNITS

CTR Partnership, L.P. and CareTrust Capital Corp.

DEBT SECURITIES

Guarantees of Debt Securities of CTR Partnership, L.P. and CareTrust Capital Corp. by CareTrust REIT, Inc. and the Subsidiary Guarantors

CareTrust REIT, Inc., or any selling securityholders to be identified in the future, may offer from time to time, in one or more series:

•	shares of common stock;

•	shares of preferred stock;

•	warrants to purchase common stock and/or preferred stock;

•	rights to purchase common stock and/or preferred stock; and

•	units consisting of two or more of these classes or series of securities.

CareTrust REIT, Inc., or any selling securityholders to be identified in the future, may offer and sell, from time to time, in one or more offerings, the above securities in amounts, at prices and on terms determined at the time of offering.

CTR Partnership, L.P. and CareTrust Capital Corp. may offer and sell, from time to time, in one or more offerings, debt securities in amounts, at prices and on terms determined at the time of offering. These debt securities may be fully and unconditionally guaranteed by CareTrust REIT, Inc. and by certain of its subsidiaries, which may include the Subsidiary Guarantors (as defined herein), as described in this prospectus or in a prospectus supplement. These debt securities and any such guarantees may be senior obligations.

The securities described in this prospectus may be offered and sold separately or together in units with other securities described in this prospectus. This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement. The specific terms of any securities to be offered and the manner in which the securities will be offered will be described in a supplement to this prospectus. If agents, underwriters or dealers are used to sell these securities, a prospectus supplement will name them and describe their compensation. The prospectus supplement may also add, update or change information contained in this prospectus.

Investing in our securities involves risks. You should read carefully the section entitled “Risk Factors” on page 2 herein and the “Risk Factors” section contained in the applicable prospectus supplement and in the documents incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf process, CareTrust REIT, the Operating Partnership, CareTrust Capital, the Subsidiary Guarantors or any selling securityholders to be named in a prospectus supplement may, from time to time, sell securities as described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that may be offered pursuant to the registration statement of which this prospectus forms a part. Each time CareTrust REIT, the Operating Partnership, CareTrust Capital, the Subsidiary Guarantors or any selling securityholder sells securities pursuant to the registration statement of which this prospectus forms a part, a prospectus supplement will be provided that contains specific information about the terms of that offering. This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement. The prospectus supplement may add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus that we have authorized for use in connection with any offering of securities. We have not authorized anyone to provide you with different or additional information. None of CareTrust REIT, the Operating Partnership, CareTrust Capital, the Subsidiary Guarantors or any selling securityholder is offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires. Unless otherwise stated, or the context otherwise requires:

•	references in this prospectus to “CareTrust REIT,” the “Company,” “we,” “us” and “our” refer to CareTrust REIT, Inc. and its consolidated subsidiaries;

•	references in this prospectus to “Operating Partnership” refer to CTR Partnership, L.P.;

•	references in this prospectus to “CareTrust Capital” refer to CareTrust Capital Corp.; and

•

references in this prospectus to the “Subsidiary Guarantors” refer to, collectively, 18th Place Health Holdings LLC, 49th Street Health Holdings LLC, 4th Street Holdings LLC, 51st Avenue Health Holdings LLC, Anson Health Holdings LLC, Arapahoe Health Holdings LLC, Arrow Tree Health Holdings LLC, Avenue N Holdings LLC, Big Sioux River Health Holdings LLC, Boardwalk Health Holdings LLC, Bogardus Health Holdings LLC, Burley Healthcare Holdings LLC, CareTrust GP, LLC, Casa Linda Retirement LLC, Cedar Avenue Holdings LLC, CM Health Holdings LLC, Cherry Health Holdings LLC, Cottonwood Health Holdings LLC, CTR Arvada Preferred, LLC, CTR Cascadia Preferred, LLC, Dallas Independence LLC, Dixie Health Holdings LLC, Emmett Healthcare Holdings LLC, Ensign Bellflower LLC, Ensign Highland LLC, Ensign Southland LLC, Everglades Health Holdings LLC, Expo Park Health Holdings LLC, Expressway Health Holdings LLC, Falls City Health Holdings LLC, Fifth East Holdings LLC, Fig Street Health Holdings LLC, Flamingo Health Holdings LLC, Fort Street Health Holdings LLC, Gazebo Park Health Holdings LLC, Gillette Park Health

Holdings LLC, Golfview Holdings LLC, Granada Investments LLC, Guadalupe Health Holdings LLC, Hillendahl Health Holdings LLC, Hillview Health Holdings LLC, Irving Health Holdings LLC, Ives Health Holdings LLC, Jefferson Ralston Holdings LLC, Jordan Health Properties LLC, Josey Ranch Healthcare Holdings LLC, Kings Court Health Holdings LLC, Lafayette Health Holdings LLC, Lemon River Holdings LLC, Lockwood Health Holdings LLC, Long Beach Health Associates LLC, Lowell Health Holdings LLC, Lowell Lake Health Holdings LLC, Lufkin Health Holdings LLC, Meadowbrook Health Associates LLC, Memorial Health Holdings LLC, Mesquite Health Holdings LLC, Mission CCRC LLC, Moenium Holdings LLC, Mountainview Communitycare LLC, Northshore Healthcare Holdings LLC, Oleson Park Health Holdings LLC, Orem Health Holdings LLC, Paredes Health Holdings LLC, Plaza Health Holdings LLC, Polk Health Holdings LLC, Prairie Health Holdings LLC, Price Health Holdings LLC, Queen City Health Holdings LLC, Queensway Health Holdings LLC, RB Heights Health Holdings LLC, Regal Road Health Holdings LLC, Renee Avenue Health Holdings LLC, Rillito Holdings LLC, Rio Grande Health Holdings LLC, Salmon River Health Holdings LLC, Salt Lake Independence LLC, San Corrine Health Holdings LLC, Saratoga Health Holdings LLC, Silver Lake Health Holdings LLC, Silverada Health Holdings LLC, Sky Holdings AZ LLC, Snohomish Health Holdings LLC, South Dora Health Holdings LLC, Stillhouse Health Holdings LLC, Temple Health Holdings LLC, Tenth East Holdings LLC, Terrace Holdings AZ LLC, Trinity Mill Holdings LLC, Trousdale Health Holdings LLC, Tulalip Bay Health Holdings LLC, Valley Health Holdings LLC, Verde Villa Holdings LLC, Wayne Health Holdings LLC, Willits Health Holdings LLC, Willows Health Holdings LLC and Wisteria Health Holdings LLC.

WHERE YOU CAN FIND MORE INFORMATION

CareTrust REIT files annual, quarterly and current reports, proxy statements and other information with the SEC. The Operating Partnership, CareTrust Capital and the Subsidiary Guarantors do not currently file reports, proxy statements or other information under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC. The public may read and copy the information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Our website address is located at http://www.caretrustreit.com. Through links on the “Investors” portion of our website, we make available free of charge CareTrust REIT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this prospectus, except for reports filed with the SEC that are specifically incorporated herein by reference.

CareTrust REIT, the Operating Partnership, CareTrust Capital and the Subsidiary Guarantors have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus does not contain all the information set forth in the registration statement or the exhibits filed with it, parts of which are omitted in accordance with the rules and regulations of the SEC. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. The full registration statement, including exhibits thereto, may be obtained from the SEC or us as indicated above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents and reports listed below (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2016 (filed with the SEC on February 7, 2017);

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2017 (filed with the SEC on May 2, 2017);

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 15, 2017 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Current Reports on Form 8-K filed with the SEC on March 1, 2017 (with respect to Item 5.02 only) and April 27, 2017 and our Current Report on Form 8-K/A filed with the SEC on February 16, 2017 (amending our Current Report on Form 8-K filed with the SEC on December 2, 2016); and

•	the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 10 initially filed with the SEC on November 7, 2013 (File No. 001-36181), including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated therein) after the date of the registration statement of which this prospectus forms a part and on or after the date of this prospectus but prior to the completion of the offerings of all securities under this prospectus and any prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and any accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus (or a notice of registration in lieu thereof) is delivered a copy of any or all of the documents incorporated by reference into this prospectus (including any exhibits that are specifically incorporated by reference in those documents) at no cost. Any such request can be made by writing or telephoning us at the following address and telephone number:

CareTrust REIT, Inc.

905 Calle Amanecer, Suite 300

San Clemente, California 92673

(949) 542-3130

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference may constitute forward-looking statements. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to:

•	the ability to achieve some or all of the benefits that we expect to achieve from the completed Spin-Off (as defined below);

•	the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them and the ability and willingness of The Ensign Group, Inc. (“Ensign”) to meet and/or perform its other contractual arrangements that it entered into with us in connection with the Spin-Off, and any of its obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•	the ability of our tenants to comply with laws, rules and regulations in the operation of the properties we lease to them;

•	the ability and willingness of our tenants, including Ensign, to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, and obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant;

•	the availability of and the ability to identify suitable acquisition opportunities and the ability to acquire and lease the respective properties on favorable terms;

•	the ability to generate sufficient cash flows to service our outstanding indebtedness;

•	access to debt and equity capital markets;

•	fluctuating interest rates;

•	the ability to retain our key management personnel;

•	the ability to maintain our status as a real estate investment trust (“REIT”);

•	changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; and

•	other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments.

We urge you to carefully consider these risks and review the additional disclosures we make concerning risks and other factors that may materially affect the outcome of our forward-looking statements and our future business and operating results, including those made in “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including subsequent Annual Reports on

Form 10-K and Quarterly Reports on Form 10-Q, and in any prospectus supplement. We caution you that any forward-looking statements made in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of their respective dates. Except as required by law, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

CARETRUST REIT, INC. AND THE CO-REGISTRANTS

CareTrust REIT is a self-administered, publicly-traded REIT engaged in the ownership, acquisition, development and leasing of seniors housing and healthcare-related properties. CareTrust REIT was formed on October 29, 2013, as a wholly owned subsidiary of Ensign with the intent to hold substantially all of Ensign’s real estate business. On June 1, 2014, Ensign completed the separation of its real estate business into a separate and independent publicly traded company by distributing all of the outstanding shares of common stock of the Company to Ensign stockholders on a pro rata basis (the “Spin-Off”).

We generate revenues primarily by leasing healthcare-related properties to healthcare operators in triple-net lease arrangements, under which the tenant is solely responsible for the costs related to the property (including property taxes, insurance, and maintenance and repair costs). We conduct and manage our business as one operating segment for internal reporting and internal decision making purposes. We expect to grow our portfolio by pursuing opportunities to acquire additional properties that will be leased to a diverse group of local, regional and national healthcare providers, as well as senior housing operators and related businesses. We also anticipate diversifying our portfolio over time, including by acquiring properties in different geographic markets, managed by different lessees and in different asset classes.

The Spin-Off was effective from and after June 1, 2014, with shares of CareTrust REIT’s common stock distributed to Ensign stockholders on June 2, 2014. We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2014. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify for taxation as a REIT. We operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held through the Operating Partnership. The Operating Partnership is managed by CareTrust REIT’s wholly owned subsidiary, CareTrust GP, LLC, which is the sole general partner of the Operating Partnership. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains.

The Subsidiary Guarantors, other than CareTrust GP, LLC, are each managed by the Operating Partnership, which is the sole member of each of the Subsidiary Guarantors. The Operating Partnership is also the sole shareholder of CareTrust Capital.

Our principal executive offices are located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673 and our telephone number is (949) 542-3130.

RISK FACTORS

Investing in our securities involves significant risks. You should consider the specific risks described in “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities covered by this prospectus as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sale of any securities by selling securityholders.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for CareTrust REIT for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Three Months Ended March 31,	Year Ended December 31,

	2017	2016	2015	2014(2)	2013(2)	2012(2)
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	2.75x	2.26x	1.40x	—	—	1.02x

(1)	For the purpose of computing our ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” is the amount resulting from adding: (a) pre-tax income from continuing operations; and (b) fixed charges. “Fixed charges” is the amount equal to the sum of: (i) interest expensed and capitalized; (ii) amortization of premiums, discounts and capitalized expenses related to indebtedness; and (iii) an estimate of the interest within rental expense. There were no preferred stock dividends in the years ended December 31, 2012 through December 31, 2016, or in the three months ended March 31, 2017.
(2)	The ratio for the years ended December 31, 2012 and December 31, 2013 are based on the historical financial information of Ensign, the predecessor of CareTrust REIT. The ratio for the year ended December 31, 2014 is based, in part, on the historical financial information of Ensign Properties prior to June 1, 2014, the effective date of the Spin-Off. Earnings were insufficient to cover fixed charges by $272,000 and $8,143,000 for the years ended December 31, 2013 and December 31, 2014, respectively.

Dividends paid on preferred securities issued would be included as fixed charges and therefore impact the ratio of earnings to combined fixed charges and preferred stock dividends. As of the date of this prospectus, we have not issued any shares of our preferred stock.

DESCRIPTION OF CAPITAL STOCK

References to “we,” “us” and “our” in this section refer to CareTrust REIT, Inc.

The following description summarizes the material provisions of the common stock and preferred stock we may offer. This description is not complete and is subject to, and is qualified in its entirety by reference to our charter and our bylaws and applicable provisions of the Maryland General Corporation Law the (“MGCL”). The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. Any series of preferred stock we issue will be governed by our charter and by the articles supplementary related to that series. We will file the articles supplementary with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series of authorized preferred stock.

General

Our authorized stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of May 1, 2017, 72,550,973 shares of our common stock were issued and outstanding and no shares of our preferred stock were outstanding. All the outstanding shares of our common stock are fully paid and nonassessable.

Common Stock

All of the shares of our common stock offered hereby will, upon issuance, be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and the provisions of our charter that will restrict transfer and ownership of stock, the holders of shares of our common stock generally are entitled to receive dividends on such stock out of assets legally available for distribution to the stockholders when, as and if authorized by our board of directors and declared by us. The holders of shares of our common stock are also entitled to share ratably in our net assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities, including any preferential rights upon liquidation, dissolution, or winding up of any class or series of our stock then outstanding.

Subject to the rights of any other class or series of our stock and the provisions of our charter that restrict transfer and ownership of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Under our charter there is no cumulative voting in the election of directors. Our bylaws require that each director be elected by a plurality of votes cast with respect to such director.

Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter that restrict transfer and ownership of stock, all shares of our common stock have equal dividend, liquidation and other rights.

Preferred Stock

Under our charter, our board of directors may from time to time establish and cause us to issue one or more classes or series of preferred stock and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such classes or series. Accordingly, our board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. As of March 31, 2017, no shares of preferred stock were outstanding.

The prospectus supplement relating to a particular series of preferred stock offered will describe the specific terms thereof, including, where applicable:

•	the title, designation, number of shares and stated value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rates, if any (or method of calculation), whether that rate is fixed or variable or both, and the dates on which dividends will be payable, whether those dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

•	the dates on which the preferred stock will be subject to redemption and the applicable redemption prices;

•	any redemption or sinking fund provisions;

•	the convertibility or exchangeability of the preferred stock;

•	if other than United States dollars, the currency or currencies (including composite currencies) in which the preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or the value, rate or price relevant to that calculation;

•	the place where dividends and other payments on the preferred stock are payable and the identity of the transfer agent, registrar and dividend disbursement agent for the preferred stock;

•	any listing of the preferred stock on any securities exchange; and

•	any additional dividend, liquidation, redemption, preemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions.

The federal income tax consequences and special considerations applicable to any series of preferred stock will be generally described in the prospectus supplement related thereto.

Rank

Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank pari passu as to dividends and liquidation rights in all respects with each other series of preferred stock.

Dividends

Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends out of our assets legally available for payment, at those rates and on the dates as will be set forth in the prospectus supplement relating to that series of preferred stock. Each dividend will be payable to holders of record as they appear on our stock books on the record dates fixed by our board of directors or a duly authorized committee thereof. Different series of preferred stock may be entitled to dividends at different rates or based upon different methods of determination. Those rates may be fixed or variable or both. Dividends on any series of preferred stock may be cumulative or noncumulative as provided in the prospectus supplement relating thereto. Except as provided in the related prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

Liquidation Rights

Unless otherwise stated in the related prospectus supplement, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to that series of preferred stock upon liquidation, liquidating distributions in an amount set forth in the prospectus supplement related to that series of preferred stock, plus an amount equal to all accrued and unpaid dividends up to the date fixed for distribution for the current dividend period and, if that series of preferred stock is cumulative, for all dividend periods prior thereto, all as set forth in the prospectus supplement with respect to that series of preferred stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, amounts payable with respect to a series of preferred stock and any other shares of our capital stock ranking pari passu as to any distribution with that series of preferred stock are not paid in full, holders of that series of preferred stock and of such other shares will share ratably in any distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment in full of the liquidating distribution to which they are entitled, holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

Neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, our consolidation or merger with or into any other corporation, nor the merger or consolidation of any other corporation into or with us, will be deemed to be a liquidation, dissolution or winding up of us.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if we would be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of our stock whose preferential rights upon dissolution are superior to those receiving the distribution.

Redemption and Sinking Fund

The terms, if any, on which shares of a series of preferred stock may be subject to optional or mandatory redemption, in whole or in part, or may have the benefit of a sinking fund, will be set forth in the prospectus supplement relating to that series. Restrictions, if any, on our repurchase or redemption of shares of a series of preferred stock while there is an arrearage in the payment of dividends or sinking fund installments will be set forth in the prospectus supplement relating to that series.

Voting Rights

The voting rights attaching to any series of preferred stock will be described in the applicable prospectus supplement.

Conversion and Exchange Rights

The terms, if any, on which shares of any series of preferred stock are convertible or exchangeable will be set forth in the prospectus supplement relating thereto. The prospectus supplement will describe the securities or rights into which the shares of preferred stock are convertible or exchangeable (which may include other preferred stock, debt securities, common stock, warrants or other of our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing), and the terms and conditions upon which those conversions or exchanges will be effected including the initial conversion or exchange prices or rules, the conversion or exchange period and any other related provisions. Those terms may include provisions for conversion or exchange, the exchange or conversion period, provisions as to whether the conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the consideration to be received by holders of that series of preferred stock would be calculated as of a time and in the manner stated in the prospectus supplement.

Power to Reclassify Our Unissued Shares

Our board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock, including one or more classes or series of common stock or preferred stock that have priority with respect to voting rights, dividends or upon liquidation over shares of our common stock. Prior to the issuance of shares of each new class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding restrictions on transfer and ownership of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series of stock.

Restrictions on Transfer and Ownership of CareTrust REIT Stock

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than our first taxable year as a REIT) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans and private foundations) during the last half of a taxable year (other than our first taxable year as a REIT). In addition, rent from related party tenants (generally, a tenant of a REIT owned, beneficially or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code. To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General.”

Our charter contains restrictions on the transfer and ownership of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or more than 9.8% in value of the outstanding shares of all classes or series of our stock. These limits are collectively referred to herein as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause stock owned beneficially or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or less than 9.8% of our outstanding capital stock, or the acquisition of an interest in an entity that beneficially or constructively owns our stock, could, nevertheless, cause the acquiror, or another individual or entity, to own constructively shares of our outstanding stock in excess of the ownership limits.

Upon receipt of certain representations and agreements and in its sole and absolute discretion, our board of directors will be able to, prospectively or retroactively, exempt a person from the ownership limits or establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limits would not result in us being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limits or creating an excepted holder limit, our board of directors will be able to, but is not required to, require an Internal Revenue Service (“IRS”) ruling or opinion of counsel satisfactory to our board of directors (in its sole discretion) as it may deem necessary or advisable to determine or ensure our status as a REIT.

Our board of directors will also be able to, from time to time, increase or decrease the ownership limits unless, after giving effect to the increased or decreased ownership limits, five or fewer persons could beneficially own or constructively own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. Decreased ownership limits will not apply to any person or entity whose ownership of our stock is in excess of the decreased ownership limits until the person or entity’s ownership of our stock equals or falls below the decreased ownership limits, but any further acquisition of our stock will be in violation of the decreased ownership limits.

Our charter also prohibits:

•	any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons;

•	any person from beneficially owning or constructively owning shares of our stock to the extent such ownership would result in us failing to qualify as a “domestically controlled qualified investment entity,” within the meaning of Section 897(h) of the Code;

•	any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would cause us to own, beneficially or constructively, 9.9% or more of the ownership interests in a tenant (other than a “taxable REIT subsidiary” of ours (as such term is defined in Section 856(l) of the Code)) of our real property within the meaning of Section 856(d)(2)(B) of the Code; and

•	any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would cause any “eligible independent contractor” that operates a “qualified health care property” on behalf of a “taxable REIT subsidiary” of ours (as such terms are defined in Sections 856(d)(9)(A), 856(e)(6)(D)(i) and 856(l) of the Code, respectively) to fail to qualify as such.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits, or any of the other restrictions on transfer and ownership of our stock, and any person who is the intended transferee of shares of our stock that are transferred to the charitable trust described below, will be required to give immediate written notice and, in the case of a proposed or attempted transaction, at least 15 days’ prior written notice, to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter regarding restrictions on transfer and ownership of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such shares of our stock. Any attempted transfer of our stock which, if effective, would violate any of the other restrictions described above will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The trustee of the trust will be appointed by us and will be unaffiliated with us and any proposed transferee of the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on transfer and ownership of our stock, then the transfer of the shares will be null and void and the proposed transferee will acquire no rights in such shares.

Shares of our stock held in trust will continue to be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust, and will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion, to rescind as void any vote cast by a proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on transfer and ownership of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer, provided that any transfer or other event in violation of the above restrictions shall automatically result in the transfer to the trust described above, and, where applicable, such transfer or other event shall be null and void as provided above irrespective of any action or non-action by our board of directors or any committee or designee thereof.

Shares of our stock transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price of such stock at the time of such devise or gift) and (2) the market price of such stock on the date we accept, or our designee accepts, such offer. We may reduce the amount so payable to the proposed transferee by the amount of any dividend or other distribution that we made to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We will have the right to accept such offer until the trustee has sold the shares held in the charitable trust, as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will be required to distribute the net proceeds of the sale to the proposed transferee, and any distributions held by the trustee with respect to such shares shall be paid to the charitable beneficiary.

If we do not buy the shares, the trustee will be required, within 20 days of receiving notice from us of a transfer of shares to the trust, to sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits, or the other restrictions on transfer and ownership of our stock. After selling the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee will be required to distribute to the proposed transferee an amount equal to the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held by the trust (e.g., in the case of a gift, devise or other such transaction), the market price of such stock on the day of the event causing the shares to be held by the trust and (2) the sales proceeds (net of any commissions and other expenses of sale) received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of any dividends or other distributions that we paid to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary, together with any distributions thereon. If the proposed transferee sells such shares prior to the discovery that such shares have been transferred to the trustee, then (a) such shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the proposed transferee received an amount for such shares that exceeds the amount that such proposed transferee was entitled to receive pursuant to this paragraph, such excess shall be paid to the trustee upon demand. The proposed transferee will have no rights in the shares held by the trustee.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on transfer and ownership described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, will be required to give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns, a description of the manner in which the shares are held and any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who holds shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of the stockholder’s beneficial and constructive ownership of our stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

The restrictions on transfer and ownership described above could have the effect of delaying, deferring or preventinga change of control in which holders of shares of our stock might receive a premium for their shares over the then prevailing price.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent, registrar and dividend disbursement agent for each series of preferred stock will be designated in the related prospectus supplement.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CTRE.”

DESCRIPTION OF WARRANTS

References to “we,” “us” and “our” in this section refer to CareTrust REIT, Inc.

We may offer warrants for the purchase of shares of our common stock or shares of our preferred stock. We may issue warrants independently of or together with shares of our common stock or shares of our preferred stock offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, shares of common stock or shares of preferred stock. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

While the terms we have summarized below will generally apply to any future warrants we may offer under a prospectus supplement, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The description in the applicable prospectus supplement of any warrants we offer may differ from the description provided below and does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. You should read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

General

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants offered;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the holding and/or exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock or preferred at the exercise price stated or determinable in the applicable prospectus supplement for the warrants.

Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement.

After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock or preferred stock that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

DESCRIPTION OF RIGHTS

References to “we,” “us” and “our” in this section refer to CareTrust REIT, Inc.

We may issue rights for the purchase of shares of our common stock or shares of our preferred stock. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the terms of any rights we issue, including as applicable:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights commences and the date on which the right expires;

•	the number of rights outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the rights; and

•	any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Rights will be exercisable for U.S. dollars only and will be in registered form only.

DESCRIPTION OF UNITS

References to “we,” “us” and “our” in this section refer to CareTrust REIT, Inc.

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of rights and warrants to purchase our common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. The prospectus supplement relating to the units will describe the terms of any units we issue, including as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the units; and

•	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

References to the “issuers” in this section refer to the Operating Partnership and CareTrust Capital.

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that the issuers may offer under this prospectus.

While the terms summarized below will generally apply to any future debt securities the issuers may offer under this prospectus, the particular terms of any debt securities that the issuers may offer will be described in more detail in the applicable prospectus supplement. The terms of any debt securities the issuers offer under a prospectus supplement may differ from the terms described below.

The issuers will issue any senior notes under the senior indenture to be entered into with Wells Fargo Bank, National Association, or the “trustee.” A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

The indenture is qualified under the Trust Indenture Act of 1939.

The following summary of material provisions of the indenture is subject to, and qualified in its entirety by reference to, all the provisions of the indenture. We urge you to read the applicable prospectus supplements related to the debt securities that the issuers sell under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. The terms relating to a series of debt securities will be described in the applicable prospectus supplement, including but not limited to:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the aggregate principal amount that may be issued;

•	whether or not the issuers will issue the series of debt securities in global form and, if so, the identity of the depositary and the terms and conditions, if any, upon which interests in the debt securities may be exchanged;

•	the maturity date(s);

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	the interest rate(s), which may be fixed or variable, or the method for determining the rate, the date from which interest will accrue, the dates interest will be payable and the regular record dates for interest payable on any interest payment date;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the place where payments will be payable;

•	the date, if any, after which, the terms and conditions upon which, and the price at which the issuers may, at their option, in whole or in part, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	whether or not the debt securities will be guaranteed, including by CareTrust REIT, and the terms of any such guarantee;

•	the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the denominations in which the issuers will issue the series of debt securities, if other than denominations of $2,000 and any integral multiples of $1,000 in excess thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, and any terms which may be required by the issuers or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material U.S. federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered security and indemnity satisfactory to it against the costs, losses, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, the issuers will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

The issuers will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by the issuers, except that, unless otherwise indicated in the applicable prospectus supplement, the issuers may make payments of interest by check which they will mail to the holder or by wire transfer to certain holders to an account within the United States. Any other paying agents that the issuers initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. The issuers will maintain a paying agent in each place of payment for the debt securities of a particular series.

Governing Law

The indenture, the debt securities and any guarantees will be governed by and construed in accordance with the laws of the State of New York.

Guarantees

Unless otherwise specified in the applicable supplement to this prospectus, the debt securities may be unconditionally and irrevocably guaranteed on an unsecured and unsubordinated basis by CareTrust REIT and by certain of its existing and future subsidiaries that are listed as guarantors in the applicable supplement to this prospectus, including the Subsidiary Guarantors. Any guarantee would cover the timely payment of the principal of, and any premium, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption, or otherwise. We will more fully describe the existence and terms of any guarantee of any of debt securities in the prospectus supplement relating to those debt securities.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF CARETRUST REIT, INC.’S CHARTER AND BYLAWS

References to “we,” “us” and “our” in this section refer to CareTrust REIT, Inc.

Although the following summary describes certain provisions of Maryland law and of our charter and bylaws, it is not a complete description of the Maryland REIT Law, the MGCL provisions applicable to a Maryland real estate investment trust or our charter and bylaws. These descriptions may not contain all of the information that is important to you. You are encouraged to read the full text of our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the provisions of applicable Maryland law.

Amendments to Our Charter and Bylaws and Approval of Extraordinary Actions

Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that the affirmative vote of at least a majority of the votes entitled to be cast on the matter is required to approve all charter amendments or extraordinary actions. However, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to adopt new bylaws.

Removal of Directors; Vacancies on Our Board of Directors

Our charter provides that, subject to the rights of holders of any class or series of preferred stock separately entitled to elect one or more directors, a director may be removed only with “cause” (as defined in our charter), by the affirmative vote of two-thirds of the combined voting power of all classes of stock entitled to vote in the election of directors, voting as a single class. We have elected to be subject to certain provisions of the MGCL, as a result of which our board of directors has the exclusive power to fill vacancies on the board of directors.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, a board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single class.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has not opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements apply to business combinations between us and any interested stockholder of ours.

We are subject to the business combination provisions described above. However, our board of directors may elect to opt out of the business combination provisions by resolution at any time in the future.

Control Share Acquisitions

Maryland law provides that issued and outstanding shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers, or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	more than 50%.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction or waiver of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may itself present the question at any stockholder meeting.

If voting rights are not approved at the special meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision that exempts from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we are eligible to make a Subtitle 8 election, we will elect to be subject to the provisions of Subtitle 8 that vests in the board the exclusive power to fix the number of directors and requires that vacancies on the board may be filled only by the remaining directors and for the remainder of the full term of the directors in which the vacancy occurred. Our charter also provides for a classified board and two-thirds vote requirement for removing a director. Through provisions in our bylaws unrelated to Subtitle 8, we require, unless called by our chairman, chief executive officer, president or the board of directors, the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders.

Special Meetings of the Stockholders

Our bylaws provide that our chairman, chief executive officer, president or board of directors has the power to call a special meeting of stockholders. A special meeting of our stockholders to act on any matter that may properly be brought before a meeting of stockholders will also be called by the secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. The secretary is required to inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including its proxy materials), and the requesting stockholder is required to pay such estimated cost to the secretary prior to the preparation and mailing of any notice for such special meeting.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nomination and New Business

Our charter and bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to the board of directors and proposals of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of directors or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The stockholder generally must provide notice to the secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of directors at the preceding year’s annual meeting.

Only the business specified in our notice of meeting may be brought before any special meeting of stockholders. Our bylaws provide that nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (1) by or at the direction of its board of directors or (2) if the special meeting has been called for the purpose of electing directors, by any stockholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice, containing the information required by our bylaws, is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting stockholder meetings.

Effect of Certain Provisions of Our Charter and Bylaws and of Maryland Law

The restrictions on transfer and ownership of our stock prohibit any person from acquiring more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or more than 9.8% in value of the outstanding shares of all classes or series of our stock, without the prior consent of our board of directors. The business combination statute may discourage others from trying to acquire more than 10% of our stock without the advance approval of our board of directors, and may substantially delay or increase the difficulty of consummating any transaction with or change in control of us. Because our board of directors is able to approve exceptions to the ownership limits and exempt transactions from the business combination statute, the ownership limits and the business combination statute will not interfere with a merger or other business combination approved by our board of directors. The power of our board of directors to classify and reclassify unissued common stock or preferred stock, and authorize us to issue classified or reclassified shares, also could have the effect of delaying, deferring or preventing a change in control or other transaction.

Our charter provides for a staggered board of directors consisting of three classes of directors. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes expire in 2018, 2019 and 2020, respectively. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer, an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest.

The provisions described above, along with other provisions of the MGCL and our charter and bylaws discussed above, including provisions relating to the removal of directors and the filling of vacancies, the supermajority vote that is required to amend certain provisions of our charter, the advance notice provisions and the procedures that stockholders are required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control of us that might involve a premium price for shares of our common stockholders or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer.

Indemnification of Directors and Executive Officers

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that limits, to the maximum extent permitted by Maryland statutory or decisional law, the liability of our directors and officers to us and our stockholders for money damages.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our bylaws require, to the maximum extent permitted by Maryland law, that we indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (1) any present or former director or officer and (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities.

In addition, our bylaws permit us, with the approval of our board of directors, to provide such indemnification and payment or reimbursement of expenses in advance to any individual who served a predecessor of ours in any of the capacities described in the paragraph above and to any employee or agent of ours or a predecessor of ours.

We have entered into indemnification agreements with each of our executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of ours. We also maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

References to “CareTrust REIT,” “we,” “our” and “us” in this section generally mean only CareTrust REIT, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated.

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. Supplemental U.S. federal income tax considerations relevant to the ownership of the other securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. This summary is based on the Code, the regulations promulgated by the U.S. Department of the Treasury (the “Treasury”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in any securities offered by this prospectus, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships, other pass-through entities and trusts;

•	persons who hold the securities offered by this prospectus on behalf of other persons as nominees;

•	persons who receive our stock as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons who are subject to alternative minimum tax;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their shares of our common stock as a capital asset, which generally means property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult with your tax advisor as to the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of CareTrust REIT

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2014. We believe that we have been organized, and have operated, in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

The law firm of Kirkland & Ellis LLP has acted as our tax counsel (“Tax Counsel”) in connection with the registration statement of which this prospectus is a part. We currently operate, and intend to continue to operate, in a manner that will allow us to qualify to be taxed as a REIT for U.S. federal income tax purposes, and we have received an opinion of Tax Counsel with respect to our qualification to be taxed as a REIT, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. The opinion of Tax Counsel represents only the view of Tax Counsel, based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Tax Counsel will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Tax Counsel and our qualification to be taxed as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, through actual operating results, distribution levels, diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, all the results of which have not and will not be monitored by Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to continue to operate so that we qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify to be taxed as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. The highest marginal noncorporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Even if we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property.”

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification to be taxed as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification to be taxed as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the non-qualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (“TRS”) that do not reflect arm’s-length terms.

•	If we recognize gain on the disposition of any asset held by us on the day after the effective date of the Spin-Off (when our election to be subject to tax as a REIT became effective) during a specified period (generally, five years) thereafter, then we will owe tax at the highest corporate tax rate on the lesser of (1) the excess of the fair market value of the asset on the effective date of our election to be subject to tax as a REIT over its basis in the asset at such time, and (2) the gain recognized upon the disposition of such asset.

•

If after the effective date of our election to be subject to tax as a REIT, we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation.

•	The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2014). Our charter provides restrictions regarding the ownership and transfers of shares of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above, among other purposes. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If such record holder fails or refuses to comply with the demands, such record holder will be required by Treasury regulations to submit a statement with such record holder’s tax return disclosing such record holder’s actual ownership of our stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and therefore satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below under “—Income Tests—Failure to Satisfy the Gross Income Tests” and “—Asset Tests.”

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

A TRS may not directly or indirectly operate or manage a healthcare facility. The Code defines a “healthcare facility” generally to mean a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients. If the IRS were to treat a subsidiary corporation of ours as directly or indirectly operating or managing a healthcare facility, such subsidiary would not qualify as a TRS, which could jeopardize our REIT qualification under the REIT 5% and 10% gross asset tests.

Although a TRS may not operate or manage a healthcare facility, rent received by a REIT from the lease of a healthcare facility to a TRS may qualify as “rents from real property” for purposes of both the 75% and 95% gross income tests, provided that the facility is operated by an “eligible independent contractor.” Qualification as an eligible independent contractor, however, involves the application of highly technical and complex Code provisions for which only limited authorities exist.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s-length basis.

Income Tests

In order to qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property,” gains from the sale of real estate assets (excluding gain from the sale of a “nonqualified publicly offered REIT debt instrument”), interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue will generally not be excluded from the term “rents from real property” solely because it is based on a fixed-percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a noncorporate tenant, or, if the tenant is a corporation (but excluding any TRS), 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS. In addition, rents we receive from a tenant that also is our TRS will not be excluded from the definition of “rents from real property” as a result of our ownership interest in the TRS if the property to which the rents relate is a qualified lodging facility or a qualified health care property, and such property is operated on behalf of the TRS by a person who is an independent contractor and certain other requirements are met. Our TRSs will be subject to U.S. federal income tax on their income from the operations of these properties;

•	Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenues, or a TRS, which may be wholly or partially owned by us, to provide non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.”

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In certain cases, personal property collateral securing a loan that we hold may be treated as real property for purposes of the foregoing rules. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued will generally not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Dividend Income

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income

Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Failure to Satisfy the Gross Income Tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of rents received by us from Ensign failing to qualify as “rents from real property,” we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy certain tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, interests in mortgages on real property or on interests in real property, certain ancillary personal property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans and debt instruments (whether or not secured by real property) that are issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934). Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of TRSs), other than those securities includible in the 75% asset test.

Third, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Fourth, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries, and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fifth, the aggregate value of all securities of TRSs that we hold may not, in the aggregate, exceed 25% (or 20% for taxable years beginning after December 31, 2017) of the value of our total assets.

Sixth, no more than 25% of the total value of our assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly offered REITs were not included in the definition of real estate assets).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a nongovernmental entity, (5) any security (including debt securities) issued by another REIT and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if (a) we satisfied the asset tests at the close of the preceding calendar quarter and (b) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (b) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(1)	the sum of

(a)	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

(b)	90% of our after tax net income, if any, from foreclosure property (as described below); minus

(2)	the excess of the sum of specified items of noncash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our stockholders in the year in which paid.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other noncash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the distribution requirements, while preserving our cash. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

We may enter into hedging transactions, including with respect to foreign currency exchange rate and interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as swap contracts, cap or floor contracts, futures or forward contracts and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. For taxable years beginning after December 31, 2015, income from new transactions entered into to hedge the income or loss from prior hedging transactions, where the indebtedness or property which was the subject of the prior hedging transaction was extinguished or disposed of, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification to be taxed as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (3) with respect to which we made a proper election to treat the property as foreclosure property. Foreclosure property also includes certain qualified healthcare property acquired by a REIT as the result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease). In general, we may operate a qualified healthcare facility acquired in this manner through, and in certain circumstances may derive income from, an independent contractor for two years (or up to six years if extensions are granted). For purposes of this rule, a “qualified healthcare property” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program with respect to such facility, along with any real property or personal property necessary or incidental to the use of any such facility.

We will generally be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income that we or our TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations or if the interest payments were at a commercially reasonable rate, and redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our TRS may provide services to our tenants. We intend to set the fees paid to our TRS for such services at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to stockholders will be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. stockholders. A “U.S. stockholder” is any holder of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions

For such time as we qualify to be taxed as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends will generally be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by most U.S. stockholders that are individuals, trusts or estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our U.S. stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year (and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year), without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of REITs in General—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders that are individuals, trusts and estates, and 35% in the case of U.S. stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of REITs in General—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock

If a U.S. stockholder sells or disposes of shares of our stock, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder’s adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals, trusts or estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You are urged to consult with your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions that we make and gains arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A “non-U.S. stockholder” is any holder of our common stock other than a partnership or U.S. stockholder.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders that (1) is payable out of our earnings and profits, (2) is not attributable to capital gains that we recognize and (3) is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder will generally be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless our stock constitutes a U.S. real property interest (“USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the stockholder’s proportionate share of our earnings and profits, plus (2) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (i.e., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 5% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See “—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the

non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and will generally not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as an ordinary dividend (see “—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the recipient non-U.S. stockholder does not own more than 10% of that class at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our common stock. Furthermore, distributions to qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders are urged to consult their tax advisors regarding the application of these rules.

Dispositions of Our Stock

Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder will generally not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is met, however, our stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held, directly or indirectly, by non-U.S. stockholders at all times during a specified testing period. As described above, our charter contains restrictions designed to protect our status as a “domestically controlled qualified investment entity,” and we believe that we will be and will remain, a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder’s sale of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 10% or less of our outstanding common stock at any time during a prescribed testing period. Our common stock is and we expect that our common stock will continue to be regularly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 10% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Special FIRPTA Rules

Recently enacted amendments to FIRPTA create certain exemptions from FIRPTA and otherwise modify the application of the foregoing FIRPTA rules for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly-owned foreign subsidiaries, and certain widely-held, publicly traded “qualified collective investment vehicles.” Non-U.S. stockholders are urged to consult their own tax advisors regarding the applicability of these or any other special FIRPTA rules to their particular investment in our common stock.

Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely held” test and (2) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of shares of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which review may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Medicare 3.8% Tax on Investment Income

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and existing guidance issued thereunder requires withholding at a rate of 30% on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2018, gross proceeds from the sale of, our common stock held by an investor that is a nonfinancial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors are urged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC that are incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION

References to “we,” “us” or “our” in this section refer to CareTrust REIT, the Operating Partnership, CareTrust Capital and the Subsidiary Guarantors.

We, and any securityholders, may sell the securities offered by this prospectus in any one or more of the following ways (or in any combination) from time to time:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public;

•	through a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

We, and any securityholders, may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act to or through a market maker or into an existing trading market, on an exchange or otherwise.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which the underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; or

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Any common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Global Select Market, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. Any other securities we sell pursuant to a prospectus supplement may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters regarding the validity of the securities offered by this prospectus will be passed upon for us by O’Melveny & Myers LLP and by DLA Piper LLP (US), Baltimore, Maryland, with respect to matters of Maryland law. In addition, the description of material federal income tax consequences contained in this prospectus under the heading “U.S. Federal Income Tax Considerations” is based upon the opinion of Kirkland & Ellis LLP.

EXPERTS

The consolidated and combined financial statements of CareTrust REIT, Inc. appearing in CareTrust REIT, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of CareTrust REIT, Inc.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statement of revenues and certain expenses of the Texas Skilled Nursing Portfolio acquired by CareTrust REIT, Inc. appearing in CareTrust REIT, Inc.’s Current Report on Form 8-K/A filed with the SEC on February 16, 2017 has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such statement of revenues and certain expenses is incorporated herein by reference in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

$300,000,000

CTR Partnership, L.P

CareTrust Capital Corp.

        % Senior Notes due 2025

PROSPECTUS SUPPLEMENT

KeyBanc Capital Markets

BMO Capital Markets

Barclays

Raymond James

Capital One Securities

Fifth Third Securities

RBC Capital Markets

                         , 2017